   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 1994

                                                   REGISTRATION NUMBER: 33-56505

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              --------------------


                              Amendment No. 1 to


                                    FORM S-4
                          Registration Statement Under
                           The Securities Act of 1933

                              --------------------

                            HANCOCK HOLDING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MISSISSIPPI                            6022                       64-0693170
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)       Classification Code Number)     Identification Number)

                      ONE HANCOCK PLAZA, 2510 14TH STREET
                          GULFPORT, MISSISSIPPI  39501
                                 (601) 868-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CHARLES A. WEBB, JR.
                      ONE HANCOCK PLAZA, 2510 14TH STREET
                          GULFPORT, MISSISSIPPI  39501
                                 (601) 868-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

        CARL J. CHANEY, ESQ.                          ROBERT G. COURY, ESQ.
    HEIDELBERG & WOODLIFF, P.A.                       SHERRY, SMITH & COURY
       POST OFFICE BOX 23040                           POST OFFICE BOX 599
     125 SOUTH CONGRESS STREET                          316 S. MAIN STREET
    JACKSON, MISSISSIPPI  39225                    WOODSFIELD, OHIO 43793-0599
           (601) 948-3800                                 (614) 472-1647

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: As soon as practicable after the effective date of this Registration Statement.

        If securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ( )

                        CALCULATION OF REGISTRATION FEE


=======================================================================================================
TITLE OF EACH CLASS       AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
OF SECURITIES TO           TO BE           OFFERING PRICE PER     AGGREGATE OFFERING       REGISTRATION
BE REGISTERED           REGISTERED                UNIT                 PRICE **                FEE
- -------------------------------------------------------------------------------------------------------
COMMON STOCK,
$3.33 PAR VALUE. . . . 542,770 SHARES               *               $12,471,990.81          $4,300.72
=======================================================================================================


*NOT APPLICABLE.
**ESTIMATED SOLELY FOR PURPOSES OF DETERMINING THE AMOUNT OF THE REGISTRATION FEE IN ACCORDANCE WITH RULE 457(f)(2) UNDER THE SECURITIES ACT OF 1933.

                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

           INDEX TO EXHIBITS APPEARS ON SEQUENTIAL PAGE NUMBER _____.

                            HANCOCK HOLDING COMPANY

  CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE PROSPECTUS/PROXY STATEMENT
           OF INFORMATION REQUIRED BY PART I OF FORM S-4 PURSUANT TO
                         ITEM 501(b) OF REGULATION S-K

         Item                                               Prospectus/Proxy Statement Heading or Location
         ----                                               ----------------------------------------------
1.       Forepart of Registration Statement and             Forepart of Registration Statement; Outside Front
         Outside Front Cover Page of Prospectus             Cover Page of Prospectus

2.       Inside Front and Outside Back Cover Pages of       Inside Front Cover Page of Prospectus; Available
         Prospectus                                         Information; Table of Contents

3.       Risk Factors, Ratio of Earnings to Fixed           Summary
         Charges and Other Information

4.       Terms of the Transaction                           Summary; General Information; Information Concerning
                                                            the Mergers; Comparative Rights of Shareholders

5.       Pro Forma Financial Information                    Unaudited Pro Forma Combined Financial Statements

6.       Material Contacts with the Company Being           Summary; Information Concerning the Mergers
         Acquired

7.       Additional Information Required for Reoffering     Not Applicable
         by Persons and Parties Deemed to be
         Underwriters

8.       Interest of Named Experts and Counsel              Not Applicable

9.       Disclosure of Commission Position on               Not Applicable
         Indemnification for Securities Act Liabilities

10.      Information with Respect to S-3 Registrants        Not Applicable

11.      Incorporation of Certain Information by            Not Applicable
         Reference

12.      Information with Respect to S-2 or S-3             Documents Incorporated by Reference; Summary;
         Registrants                                        Certain Information Concerning HHC

13.      Incorporation of Certain Information by            Documents Incorporated by Reference
         Reference

14.      Information with Respect to Registrants Other      Not Applicable
         than S-2 or S-3 Registrants

15.      Information with Respect to S-3 Companies          Not Applicable

16.      Information with Respect to S-2 or S-3             Not Applicable
         Companies

17.      Information with Respect to Companies Other        Summary; Selected Financial Data of Washington;
         than S-2 or S-3 Companies                          Stock Prices and Dividends of Washington; Certain Information
                                                            Concerning Washington Bancorp; Index to Financial Statements

18.      Information if Proxies, Consents, or               Notice of Special Meeting of Shareholders; Summary;
         Authorizations are to be Solicited                 Purpose of the Special Meeting; Solicitation, Voting and Revocation of
                                                            Proxies; Shares Entitled to Vote; Quorum; Vote Required; Information
                                                            Concerning the Mergers; Certain Information Concerning Washington;
                                                            Documents Incorporated by Reference

19.      Information if Proxies, Consents, or               Not Applicable
         Authorizations are not to be Solicited or
         in an Exchange Offer

                            (WASHINGTON LETTERHEAD)


                              December 22, 1994



To Our Shareholders:


         You are cordially invited to attend a Special Meeting of Shareholders of Washington Bancorp, Inc., a Louisiana corporation ("Washington") to be held at Washington Bank and Trust Company (the "Bank"), 919 Washington Street, Franklinton, Louisiana, on January 26, 1995, at 1:00 p.m., Central time.



         At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and a related Merger Agreement (collectively, the "Merger Agreement") pursuant to which (a) Washington will be merged with and into Hancock Holding Company, a Mississippi corporation ("HHC") (the "Company Merger"); (b) Bank will be merged with and into Hancock Bank of Louisiana (the "Bank Merger" and, together with the Company Merger, the "Mergers"); and (c) each outstanding share of Washington common stock will be converted into the right to receive 6.7138 shares of HHC common stock in accordance with the Merger Agreement. Unless you dissent from the Company Merger, your Washington common stock will be converted into HHC common stock on a tax-free basis, except to the extent you receive cash.



         Details of the proposed transaction are set forth in the accompanying Prospectus/Proxy Statement, which you should read carefully. Only those shareholders of record at the close of business on December 9, 1994, will be entitled to notice of and to vote at the Special Meeting.


         Your Board of Directors unanimously recommends your approval of the Mergers. Among the factors considered by your Board in recommending the Mergers were the financial terms of the Merger Agreement, the liquidity it will afford Washington's shareholders, and the likelihood and potential adverse impact of increased competition for Washington in its market area if Washington remains independent. For these reasons, your Board of Directors believes that the proposed Mergers are in the best interests of Washington and its shareholders, and urges that you vote "FOR" the proposed Mergers by signing, dating and returning the enclosed form of proxy promptly, whether or not you plan to attend the Special Meeting. The prompt return of your signed proxy, regardless of the number of shares you hold, will assist Washington in reducing the expense of additional proxy solicitation. Your proxy may be revoked at any time prior to the vote at the Special Meeting by notice to the Secretary of Washington or by execution and delivery of a later dated proxy. If you attend the Special Meeting you may, if you wish, revoke your proxy and vote in person on all matters brought before the Special Meeting.

                                        Very truly yours,



                                        Roy Richard
                                        President

                            WASHINGTON BANCORP, INC.
                             919 Washington Street
                                 P.O. Drawer L
                       Franklinton, Louisiana  70438-0790
                                 (504) 839-9821

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


         Notice is hereby given that a Special Meeting of Shareholders of Washington Bancorp, Inc., a Louisiana corporation ("Washington") will be held at Washington Bank and Trust Company (the "Bank"), 919 Washington Street, Franklinton, Louisiana, on January 26, 1995, at 1:00 p.m., Central time:



         1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and a related Merger Agreement (collectively, the "Merger Agreement") pursuant to which (a) Washington will be merged with and into Hancock Holding Company, a Mississippi corporation ("HHC"); (b) Bank will be merged with and into Hancock Bank of Louisiana; and
(c) each outstanding share of Washington common stock will be converted into the right to receive 6.7138 shares of HHC common stock, all in accordance with the Merger Agreement; and


         2. To transact such other business as may properly come before the meeting and any adjournment thereof.


         Only those shareholders of record at the close of business on December 9, 1994 will be entitled to notice of and to vote at the special meeting.


         DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES OF COMMON STOCK IF THE MERGER IS EFFECTED UPON APPROVAL BY LESS THAN 80 PERCENT OF THE TOTAL VOTING POWER OF WASHINGTON.

                                        BY ORDER OF THE BOARD OF DIRECTORS




                                        Ronald Simmons, Secretary

Franklinton, Louisiana

December 22, 1994


YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY NOTICE TO THE SECRETARY OF WASHINGTON OR BY EXECUTION AND DELIVERY OF A LATER DATED PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                  PROXY STATEMENT OF WASHINGTON BANCORP, INC.

                        Special Meeting of Shareholders

                        to be held on January 26, 1995

                   ________________________________________

                     PROSPECTUS OF HANCOCK HOLDING COMPANY


                        542,770 Shares of Common Stock

                               ($3.33 Par Value)


         Hancock Holding Company, a Mississippi corporation ("HHC"), has filed a Registration Statement on Form S-4 to register 542,770 shares of HHC's common stock, $3.33 par value ("HHC Common Stock"), under the Securities Act of 1933 to be issued in connection with a proposed merger of Washington Bancorp, Inc., a Louisiana corporation ("Washington") with and into HHC (the "Company Merger") and a proposed merger of Washington Bank and Trust Company, a Louisiana state chartered bank (the "Bank") with and into Hancock Bank of Louisiana, a Louisiana state chartered bank ("Hancock Bank") (the "Bank Merger" and, together with the Company Merger, the "Mergers").


         This document constitutes a Proxy Statement of Washington in connection with the transactions described herein and a Prospectus of HHC with respect to the shares of HHC Common Stock to be issued if the Mergers are consummated.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HHC OR WASHINGTON. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE NOR SHALL THERE BE ANY SALE OF THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION, OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY OFFER OR SALE MADE HEREUNDER NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS/PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HHC OR WASHINGTON SINCE THE DATE HEREOF.
                   ________________________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                   ________________________________________

         THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


      The date of this Prospectus/Proxy Statement is December 22, 1994.

                             AVAILABLE INFORMATION

         HHC is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         This Prospectus/Proxy Statement constitutes part of the Registration Statement on Form S-4 of HHC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933 as amended (the "Securities Act"), relating to the shares of HHC common stock offered hereby. This Prospectus/Proxy Statement does not include all of the information and undertakings in the Registration Statement and exhibits thereto. For further information about HHC and the shares of common stock offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.


         THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE FROM CHARLES A. WEBB, JR., CORPORATE SECRETARY, HANCOCK HOLDING COMPANY, ONE HANCOCK PLAZA, GULFPORT, MISSISSIPPI 39501 (601) 868-4000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 19, 1995. SEE "DOCUMENTS INCORPORATED BY REFERENCE."


                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by HHC pursuant to the Exchange Act are hereby incorporated by reference.

         1. HHC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;
         2. The Proxy Statement of HHC for it's Annual Meeting of Shareholders held on February 24, 1994;
         3. HHC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994;
         4. HHC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994;
         5. HHC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994; and
         6. All other reports filed by HHC pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 1993.

         All documents filed by HHC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded. The audited financial statements of HHC incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "CERTAIN INFORMATION CONCERNING HHC."

         The consolidated financial statements of HHC for the years ended December 31, 1993, 1992 and 1991 incorporated herein by reference from HHC's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 have not been restated to reflect the acquisition of First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana ("First State Bank") in April 1994 because First State Bank was not deemed to be a significant subsidiary.

                               TABLE OF CONTENTS

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         THE COMPANIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         THE BANKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         THE SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         PURPOSE OF THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         RECOMMENDATION OF BOARD OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         BASIS FOR THE TERMS OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         CONVERSION OF WASHINGTON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGER  . . . . . . . . . . . . . . . . .   3
         WAIVER, AMENDMENT AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         MATERIAL FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . . .   5
         DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         SELECTED CONSOLIDATED FINANCIAL INFORMATION FOR WASHINGTON AND HHC   . . . . . . . . . . .   6
         COMPARATIVE PER SHARE DATA (UNAUDITED) . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         RECENT STOCK PRICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         EFFECT OF THE COMPANY MERGER ON RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . .   9
         RESALES OF HHC COMMON STOCK BY AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . . .   9
         ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         PURPOSE OF THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SOLICITATION, VOTING AND REVOCATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . .   9
         SHARES ENTITLED TO VOTE; QUORUM; VOTE REQUIRED . . . . . . . . . . . . . . . . . . . . . .  10

INFORMATION CONCERNING THE MERGERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         BACKGROUND OF AND REASONS FOR THE MERGERS  . . . . . . . . . . . . . . . . . . . . . . . .  11
         CONVERSION OF WASHINGTON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGERS . . . . . . . . . . . . . . . . .  14
         CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE  . . . . . . . . . . . . . . . . . . . . .  16
         WAIVER, AMENDMENT AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         STATUS UNDER FEDERAL SECURITIES LAWS; CERTAIN RESTRICTIONS ON RESALES OF SECURITIES  . . .  18
         ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . .  19

DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  22

CERTAIN INFORMATION CONCERNING WASHINGTON . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         PRINCIPAL BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SEASONALITY OF BUSINESS AND CUSTOMERS  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         STOCK PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT  . . . . . . . . . . . . . . .  30

WASHINGTON BANCORP, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . .  32
         FOR THE NINE MONTHS OPERATION ENDING SEPTEMBER 30, 1994 AND 1993 . . . . . . . . . . . . .  32
         FOR THE  YEARS ENDED DECEMBER 31, 1993 AND 1992  . . . . . . . . . . . . . . . . . . . . .  35

CERTAIN STATISTICAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

MANAGEMENT OF WASHINGTON AND BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         BOARD OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         EXECUTIVE OFFICERS OF WASHINGTON . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         EXECUTIVE OFFICERS OF BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         COMPENSATION PURSUANT TO PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         TRANSACTIONS WITH MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

CERTAIN INFORMATION CONCERNING HHC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         MERGER AND ACQUISITION HISTORY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         TRANSFER AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         CHANGES IN CONTROL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

COMPARATIVE RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         AMENDMENT OF ARTICLES OF INCORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         AMENDMENT OF BYLAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         CUMULATIVE VOTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         PREEMPTIVE RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         REPORTS TO SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         VOTING RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

APPENDIX A -- AGREEMENT AND PLAN OF REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . A-1

APPENDIX B -- EXCERPTS FROM SECTION 131 OF THE LOUISIANA BUSINESS CORPORATION LAW . . . . . . . . . B-1

                                    SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. The summary is necessarily incomplete and is qualified in its entirety by reference to detailed information contained elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

THE COMPANIES

         Hancock Holding Company. HHC is a bank holding company chartered, organized and existing under and pursuant to the laws of the State of Mississippi with its principal executive office located at One Hancock Plaza, Gulfport, Mississippi 39501. The telephone number of HHC's principal executive office is (601) 868-4000. HHC owns all of the issued and outstanding common stock of Hancock Bank of Louisiana ("Hancock Bank"), a state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business in Baton Rouge, Louisiana. HHC also owns all of the issued and outstanding common stock of Hancock Bank ("Hancock Bank MS"), a state bank chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business in Gulfport, Mississippi. HHC was organized on April 6, 1984, for the purpose of becoming a bank holding company under the Bank Holding Company Act of 1956, as amended, and acquiring all the stock of Hancock Bank MS. At September 30, 1994, HHC had total consolidated assets of approximately $2.0 billion and shareholders' equity of approximately $166.3 million. Of HHC's $2.0 billion in assets as of September 30, 1994, approximately $0.6 billion were in Louisiana and approximately $1.4 billion were in Mississippi.

         Washington Bancorp, Inc. Washington is a Louisiana corporation organized in December 1981 for the purpose of becoming a bank holding company under the Bank Holding Company Act of 1956, as amended, and acquiring all of the stock of Washington Bank and Trust Company ("Bank"). At September 30, 1994, Washington had total consolidated assets of approximately $87.9 million and shareholders' equity of approximately $12.0 million. Washington's principal executive office is located at 919 Washington Street, Franklinton, Louisiana, and its telephone number is (504) 839-9821. See "CERTAIN INFORMATION CONCERNING WASHINGTON."

THE BANKS

         Hancock Bank of Louisiana. Hancock Bank, a Louisiana state chartered bank organized in August 1990, is a wholly-owned subsidiary of HHC. Hancock Bank is community oriented and focuses primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in its market area. Hancock Bank's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank while successfully retaining the local appeal and level of service of a community bank. Hancock Bank's services are delivered through a network of nineteen full-service locations, including a main office in Baton Rouge and eighteen branches located throughout East Baton Rouge Parish. At September 30, 1994, Hancock Bank had total assets of approximately $576.0 million and total deposits of approximately $506.3 million. Hancock Bank's principal executive offices are located at One American Place, 301 Main Street, Baton Rouge, Louisiana, and its telephone number is (504)292-0336. See "CERTAIN INFORMATION CONCERNING HHC."

         Washington Bank and Trust Company. Bank, a Louisiana state chartered bank organized in January, 1914, is a wholly-owned subsidiary of Washington. Bank provides traditional consumer and commercial deposit and loan services to the individuals, families and businesses in Washington Parish, Louisiana. Bank's services are delivered through a network of six full-service locations, including a main office in Franklinton and five branches. In addition to traditional bank services, Bank offers mortgage loans, VISA and trust services. At September 30, 1994, Bank had total assets of approximately $87.9 million and total deposits of approximately

$75.6 million. Bank's principal executive office is located at 919 Washington Street, Franklinton, Louisiana, and its telephone number is (504) 839-9821. See "CERTAIN INFORMATION CONCERNING WASHINGTON."

THE SPECIAL MEETING


         A special meeting of the shareholders of Washington will be held at the offices of Bank, 919 Washington Street, Franklinton, Louisiana, on
January 26, 1995 at 1:00 p.m., Central time (the "Special Meeting").
Only record holders of the common stock, $10.00 par value, of Washington ("Washington Common Stock") on December 9, 1994 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 80,844 shares of Washington Common Stock outstanding.


PURPOSE OF THE SPECIAL MEETING


         The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, and a related Merger Agreement (collectively, the "Merger Agreement"), pursuant to which (a) Washington will be merged with and into HHC (the "Company Merger");
(b) Bank will be merged with and into Hancock Bank (the "Bank Merger" and, together with the Company Merger, the "Mergers"); and (c) each outstanding share of Washington Common Stock will be converted into the right to receive
6.7138 shares of HHC common stock, $3.33 par value ("HHC Common Stock"), all in accordance with the Merger Agreement. See "GENERAL INFORMATION -- Purpose of the Special Meeting."


VOTE REQUIRED

         Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the total voting power of Washington present, in person or by proxy, at the Special Meeting, with each shareholder of Washington Common Stock entitled to one vote for each share owned by him.
As of the Record Date, directors and executive officers of Washington and Bank and their affiliates were the beneficial owners of approximately 72 percent of the outstanding Washington Common Stock entitled to vote at the Special Meeting. As a condition to consummation of the Merger, each director and certain shareholders of Washington have executed agreements ("Joinder Agreements") with HHC, which, among other things, obligates each such director or shareholder to vote his shares of Washington Common Stock in favor of the approval and adoption of the Merger Agreement. As of the Record Date, the 13 persons who have executed Joinder Agreements beneficially owned an aggregate of 72 percent of the outstanding Washington Common Stock. Under Mississippi law, shareholders of HHC are not required to approve the Merger Agreement. See "GENERAL INFORMATION -- Shares Entitled to Vote; Quorum; Vote Required."

RECOMMENDATION OF BOARD OF DIRECTORS

         The Board of Directors of Washington believes that the Merger Agreement is in the best interests of the shareholders and recommends that the shareholders vote "FOR" the approval and adoption of the Merger Agreement. Washington's Board of Directors believes that the terms of the Merger Agreement will provide significant value to all Washington shareholders and will enable them to participate in opportunities for growth that Washington's Board of Directors believes the Mergers make possible. In recommending the Merger Agreement to the shareholders, Washington's Board of Directors considered, among other factors, the financial terms of the Merger Agreement, the liquidity it will afford Washington's shareholders, and the likelihood and potential adverse impact of increased competition for Washington in its market area if Washington remains independent. See "INFORMATION CONCERNING THE MERGERS -- Background of and Reasons for the Mergers."

BASIS FOR THE TERMS OF THE MERGER

         A number of factors in addition to those stated above were considered by the Board of Directors of Washington in approving the terms of the Merger Agreement, including, without limitation, information concerning the business, financial condition, results of operations and prospects of Washington, HHC, Bank and Hancock Bank; the ability of the combined entity to compete in the relevant banking markets; the proposed treatment of the Washington Common Stock in the Company Merger; the market price of HHC Common Stock; the absence of an active trading market for Washington Common Stock; the federal tax consequences of the Merger Agreement to Washington's shareholders, to the extent HHC Common Stock is received, for federal income tax purposes; the financial terms of other business combinations in the banking industry; and certain non-monetary factors. See "INFORMATION CONCERNING THE MERGERS -- Background of and Reasons for the Mergers."

CONVERSION OF WASHINGTON STOCK


         On the Effective Date, as defined in "SUMMARY - Regulatory Approvals and Other conditions to the Merger," each share of HHC Common Stock issued and outstanding immediately prior to the Effective Date will remain outstanding and will continue to represent one share of HHC Common Stock, $3.33 par value.
Each share of $10.00 par value Washington Common Stock, issued and outstanding immediately prior to the Effective Date will be converted into the right to receive 6.7138 shares of HHC Common Stock (the "Exchange Ratio").


         As a result of the Company Merger, all shares of Washington Common Stock will be cancelled and each holder of a certificate (a "Certificate") representing any share(s) of Washington Common Stock will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, the HHC Common Stock and cash for fractional shares of HHC Common Stock upon the surrender of such Certificate. No fractional shares of HHC Common Stock will be issued in connection with the Mergers. In lieu of the issuance of any fractional share of HHC Common Stock, cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment will be equal to such fractional proportion of $28.52.

EXCHANGE OF CERTIFICATES

         HHC will deposit with Hancock Bank MS Trust Department, as exchange agent (the "Exchange Agent"), certificates representing the shares of HHC Common Stock and cash in lieu of fractional shares to be issued and paid, respectively, pursuant to the Merger Agreement in exchange for outstanding shares of Washington Common Stock. HHC will cause the Exchange Agent to mail to each holder of Washington Common Stock a letter of transmittal which will specify terms of the delivery of the Washington certificates to the Exchange Agent along with instructions for effecting the surrender of the certificates in exchange for certificates representing shares of HHC Common Stock and cash in lieu of fractional shares.

         No dividends on HHC Common Stock will be paid with respect to any shares of Washington Common Stock represented by a certificate until such certificate is surrendered for exchange.

         On or after the Effective Date, there will be no transfers on the stock transfer books of Washington of the shares of Washington Common Stock which were outstanding immediately prior to the Effective Date.

REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGERS

         The Company Merger is subject to approval by the Board of Governors of the Federal Reserve System ("FRB"). The Bank Merger is subject to approval by the Federal Deposit Insurance Corporation ("FDIC") and the Office of Financial Institutions, State of Louisiana ("OFI"). There can be no assurance whether such approvals will be given, or will be given without unacceptable conditions and, if given, the timing of such approvals. After approval by the Washington shareholders, consummation of the Mergers is also subject to a number of conditions included in the Merger Agreement. See "INFORMATION CONCERNING THE MERGERS -- Regulatory Approvals and Other Conditions to the Mergers."

         The Mergers will become effective on the date the Secretary of State of the State of Louisiana issues a Certificate of Merger and following the satisfaction or waiver of all conditions set forth in the Merger Agreement (the "Effective Date").

WAIVER, AMENDMENT AND TERMINATION

         Washington and HHC may waive their respective rights, power or privileges under the Merger Agreement subject to certain conditions specified in the Merger Agreement. The Merger Agreement cannot be amended or modified except pursuant to a written agreement subscribed by duly authorized representatives of Washington and HHC. The Merger Agreement cannot be assigned without the express written consent of both HHC and Washington.

         The Merger Agreement may be terminated either before or after approval by Washington's shareholders (i) at any time on or prior to the Effective Date, by the mutual consent in writing of a majority of the members of the Board of Directors of HHC and Washington; (ii) by HHC if the Mergers will not qualify for accounting as a pooling-of-interests; (iii) by HHC in writing or by Washington in writing, if the Mergers have not become effective on or before June 30, 1995, unless the absence of such occurrence is due to the failure of the party seeking to terminate the Merger Agreement to perform each of its obligations required thereby to be performed on or prior to the Effective Date;
(iv) by HHC or Washington in the event of a breach by the other party (a) of any covenant or agreement contained in the Merger Agreement or (b) of any representation or warranty in the Merger Agreement under certain specified circumstances; (v) by HHC or Washington at any time after the FRB, FDIC or OFI has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Mergers and the time period for all appeals or requests for reconsideration has run; (vi) by Washington or HHC if the Company Merger is not approved by the required vote of Washington's shareholders; (vii) by HHC if holders of ten percent or more of the outstanding Washington Common Stock exercise statutory rights of dissent and appraisal pursuant to part XIII of the Louisiana Business Corporation Law ("LBCL"); and
(viii) by HHC if the Memorandum of Understanding between the FDIC and Bank dated July 8, 1992, has not been terminated by the FDIC and Bank has not been released from any and all obligations thereunder.

         HHC shall have the option to renegotiate the exchange ratio if the average of the closing price of a share of HHC Common Stock as reported in the Wall Street Journal by the National Market Systems NASDAQ Quotation Service for the twenty trading days immediately preceding the Effective Date, increases by more than twenty-five percent from $28.52. Washington shall have the option to renegotiate the exchange ratio if the average of the closing price of a share of HHC Common Stock as reported in the Wall Street Journal by the National Market Systems NASDAQ Quotation Service for the twenty trading days immediately preceding the Effective Date, decreases by more than twenty-five percent from $28.52. Should either of the two aforementioned events occur, HHC and Washington will renegotiate the exchange ratio in good faith.

         Except under certain circumstances specified in the Merger Agreement, upon termination, there will be no liability on the part of either party or their respective directors, officers, employees, agents or shareholders.

EMPLOYEE BENEFITS

         Washington's and Bank's Group Health and Life Benefit Plan will be continued through the Effective Date of the Mergers. Thereafter, all retained employees will be eligible to participate in Hancock Bank MS's Medical Benefit Plan based on the provisions in the Plan. The ninety-day employment period will be waived for eligible retained employees in accordance with Hancock Bank MS's Plan. Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel. Washington's and Bank's Profit Sharing and Incentive Savings Plan and the Money Purchase Pension Plan will remain operative and in effect through the Effective Date of the Mergers (collectively, the "Plans"). These Plans will be terminated as of the Effective Date of the Mergers and distributed to vested employees of Washington and Bank in accordance with the terms of the Plans after the normal and customary contributions have been made consistent with past practices. All termination costs will be paid from each Plan's assets. All retained employees will be eligible to enter the Hancock Bank MS Profit Sharing Plan and Hancock Bank MS Pension Plan based on the provisions set forth in the respective plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank MS Profit Sharing Plan and for vesting and eligibility purposes for the Hancock Bank MS Pension Plan. All other Washington and Bank benefit plans will continue through the Effective Date of the Mergers. Thereafter, all retained employees will be eligible to participate in all Hancock Bank MS employment benefit plans not set forth above based on the provisions set forth in the plans with full credit for all prior service.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The Mergers will qualify as tax-free reorganizations under the Internal Revenue Code of 1986, as amended (the "Code"), and each Washington shareholder who receives HHC Common Stock in the Company Merger will not recognize gain or loss, except with respect to the receipt of cash (i) in lieu of fractional shares of HHC Common Stock, or (ii) pursuant to the exercise of dissenters' rights. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS."

DISSENTERS' RIGHTS

         By complying with the specific procedures required by statute and described herein, unless the Merger Agreement is approved by the holders of at least 80 percent of the total voting power of Washington, dissenting shareholders of Washington may be entitled to be paid the fair value of their shares, if the Company Merger is consummated, in lieu of the consideration to be received in the Company Merger by the non-dissenting shareholders of Washington. See "DISSENTERS' RIGHTS."

      SELECTED CONSOLIDATED FINANCIAL INFORMATION FOR WASHINGTON AND HHC

     The following selected consolidated financial information of Washington Bancorp, Inc. and Hancock Holding Company should be read in conjunction with the consolidated financial statements of Washington and Hancock Holding Company and the notes thereto, included elsewhere, or incorporated by reference herein. The selected consolidated financial information for Hancock Holding Company for all periods indicated has been restated to give effect to the merger of First State Bank in April 1994 under the pooling-of-interests method of accounting.

     The following selected unaudited pro forma financial information is presented assuming the proposed merger of Washington will be accounted for as a pooling-of-interests and the merger of Bancshares will be accounted for as a purchase transaction. The unaudited pro forma financial information assumes the mergers of Washington and Bancshares were consumated on January 1, 1989 and January 1, 1993, respectively, and, subject to the purchase adjustments for Bancshares reflects the combination of the historical consolidated financial statements of the respective companies commencing as of each such date. If the merger of Bancshares is not consumated, the unaudited pro forma financial information set forth below will not change materially. The unaudited pro forma information does not purport to represent what HHC's, Washington's and Bancshares combined results of operations actually would have been if the respective mergers had occurred as of the dates indicated or will be for any future period. The selected unaudited pro forma financial information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and notes thereto, included elsewhere herein.

(Amounts in thousands)
                                             Nine Months Ended
                                               September 30,                           Years Ended December 31,
                                         -------------------------  ----------------------------------------------------------------
                                             1994         1993          1993         1992         1991         1990         1989
                                         ------------ ------------  ------------ ------------ ------------ ------------ ------------
                                                (Unaudited)
WASHINGTON BANCORP,INC. (HISTORICAL)
  Income Statement Data:
    Net interest income                       $3,110       $3,255        $4,259       $4,259       $3,910       $3,859       $3,923
    Provision for loan losses                    120          150           150          210          210          270          465
    Net income                                   928          995         1,494        1,172          972          894          563
  Balance Sheet Data:
    Total assets (period end)                $87,941      $86,394       $84,966      $87,501      $91,093      $93,115      $89,000
    Stockholder's equity (period end)         12,035       10,932        11,350       10,018        8,927        7,954        7,061
  Selected Ratios:
    Return on Assets                            1.43%        1.53%         1.70%        1.30%        1.06%        0.98%        0.67%
    Return on Equity                           10.58        12.67         13.41        11.88        11.52        11.91         8.67
    Equity to Assets                           13.69        12.65         13.36        11.45         9.80         8.54         7.93

HANCOCK HOLDING COMPANY (HISTORICAL)
  Income Statement Data:
    Net interest income                      $60,094      $61,371       $81,140      $77,641      $58,862      $41,857      $32,866
    Provision for loan losses                  1,203        3,213         4,482        7,768        4,793        3,023        3,458
    Net income                                16,149       18,203        23,367       20,238       12,911        8,309        7,194
  Balance Sheet Data:
    Total assets (period end)             $1,974,186   $1,858,645    $1,903,153   $1,812,203   $1,628,708   $1,483,748   $1,057,483
    Stockholder's equity (period end)        166,254      153,097       155,375      138,814      123,803       90,039       85,320
  Selected Ratios:
    Return on Assets                            1.11%        1.36%         1.26%        1.18%        0.83%        0.65%        0.72%
    Return on Equity                           13.39        16.63         15.89        15.41        12.08         9.48         8.61
    Equity to Assets                            8.42         8.24          8.16         7.66         7.60         6.07         8.07

HANCOCK HOLDING COMPANY (PRO FORMA)
(Unaudited)
  Income Statement Data:
    Net interest income                      $68,632      $69,582       $92,135      $81,900      $62,772      $45,716      $36,789
    Provision for loan losses                  1,479        3,560         4,934        7,978        5,003        3,293        3,923
    Net income                                18,573       20,611        26,648       21,410       13,883        9,203        7,757
  Balance Sheet Data:
    Total assets (period end)             $2,175,157   $2,052,250    $2,097,290   $1,896,043   $1,716,472   $1,575,787   $1,145,407
    Stockholder's equity (period end)        196,287      182,700       184,723      148,831      132,730       97,993       92,381
  Selected Ratios:
    Return on Assets                            1.16%        1.39%         1.33%        1.19%        0.84%        0.64%        0.68%
    Return on Equity                           13.16        16.58         15.98        15.21        12.03         9.67         8.39
    Equity to Assets                            9.02         8.90          8.81         7.85         7.73         6.22         8.07

COMPARATIVE PER SHARE DATA (UNAUDITED)

     The following table sets forth certain net income, cash dividend and book value per share information for Washington and HHC on a historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma information assumes the proposed merger of Washington will be accounted for as a pooling-of-interests, and consumated as of January 1, 1989, and the merger of Bancshares will be accounted for as a purchase transaction and consumated as of January 1, 1993. The selected unaudited pro forma comparative per share information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto, included elsewhere herein.


                                                              PRO FORMA
                                      HISTORICAL            COMBINED WITH      WASHINGTON
                            ----------------------------    WASHINGTON &       PRO FORMA
                               HHC (1)    WASHINGTON (2)      BANCSHARES     EQUIVALENT (3)
                            ------------  --------------  -----------------  --------------
PER COMMON SHARE:
NET INCOME
    For the nine months
      ended September 30,
        1994                      $2.14          $11.48            $2.09       $14.03
        1993                       2.41           12.31             2.31        15.51
    For the years ended
        December 31, 1993         $3.09          $18.48            $3.01       $20.68
        December 31, 1992          2.68           14.50             2.65        17.79
        December 31, 1991          2.11           12.02             2.09        13.96
        December 31, 1990          1.39           11.06             1.41         9.47
        December 31, 1989          1.20            6.96             1.19         7.99
CASH DIVIDENDS
    For the nine months
      ended September 30,
        1994                      $0.69           $3.00            $0.69        $4.63
        1993                       0.51            1.00             0.51         3.42
    For the years ended
        December 31, 1993         $0.90           $2.00            $0.90        $6.04
        December 31, 1992          0.68            1.00             0.68         4.57
        December 31, 1991          0.60            0.00             0.60         4.03
        December 31, 1990          0.57            0.00             0.57         3.83
        December 31, 1989          0.55            0.00             0.55         3.69
BOOK VALUE
    September 30,
        1994                     $22.02         $148.87           $22.26      $149.45
        1993                      20.28          135.22            20.69       138.91
    December 31, 1993             20.58          140.39            20.92       140.45
    December 31, 1992             18.39          123.91            18.41       123.60
    December 31, 1991             20.22          110.42            19.94       133.87
    December 31, 1990             15.02           98.39            15.01       100.77
    December 31, 1989             14.24           87.34            14.15        95.00


NOTES TO COMPARATIVE PER SHARE DATA
(1) HHC historical per share information has been restated to reflect the First State Bank merger and assumes the First State Bank merger was consummated January 1, 1989 and was accounted for as a pooling-of-interests.
(2)  For WASHINGTON Common Stock only.

(3) Pro Forma equivalent amounts are calculated by multiplying the combined pro forma amount by 6.7138, the number of shares of HHC Common Stock that each holder of Washington Common Stock will receive for each share of his common stock upon consummation of the Merger.

RECENT STOCK PRICES

         There is no established public trading market for the Washington Common Stock. Washington Common Stock is not traded on any exchange and is not quoted on an automated system of a registered securities association. Since January 1, 1992 Washington paid cash dividends on Washington Common Stock in the amount of $6.00 per share. See "CERTAIN INFORMATION CONCERNING WASHINGTON
- -- Stock Prices and Dividends."

         HHC Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "HBHC." The following table sets forth the per share high and low sale prices of HHC Common Stock as reported on the NASDAQ National Market System for the periods indicated. These prices do not reflect retail mark-ups, mark-downs or commissions. The following table also gives the amount of cash dividends paid on HHC Common Stock for the time periods indicated.


                                 HIGH BID                    LOW BID                     CASH
                                  OR LAST                    OR LAST                DIVIDENDS
                               SALE PRICE                 SALE PRICE                     PAID
                               ----------                 ----------                     ----
1992

1st Quarter                        $22.75                     $19.75                    $0.15
2nd Quarter                        $25.00                     $20.50                    $0.15
3rd Quarter                        $27.75                     $24.75                    $0.15
4th Quarter                        $30.75                     $24.75                    $0.23

1993

1st Quarter                        $28.75                     $28.25                    $0.17
2nd Quarter                        $35.00                     $30.50                    $0.17
3rd Quarter                        $32.75                     $28.75                    $0.17
4th Quarter                        $34.50                     $32.00                    $0.39

1994

1st Quarter                        $33.00                     $28.50                    $0.23
2nd Quarter                        $29.75                     $26.25                    $0.23
3rd Quarter                        $30.00                     $28.00                    $0.23
4th Quarter
  (through December 13, 1994)      $29.50                     $29.00                    $0.23*


*     Payable December 15, 1994.




         The parties entered into the Merger Agreement as of Wednesday, July 6, 1994. On Tuesday, July 5, 1994, the reported closing sales price of HHC Common Stock was $28.00. On December 13, 1994, the reported closing sales price was $29.25. On September 30, 1994, HHC's 7,557,924 outstanding shares of common stock were owned by 2,841 shareholders of record.

         As a bank holding company, HHC depends on dividend payments from its subsidiary banks, Hancock Bank and Hancock Bank MS, in order to meet its obligations and to pay dividends. The payment of dividends from the banks to HHC is regulated and restricted by the bank's primary regulators. Information about restrictions on the ability of HHC to pay dividends is contained in Item 1 of HHC's 1993 Annual Report on Form 10-K under the caption "Federal Regulation", which information is incorporated herein by reference.

EFFECT OF THE COMPANY MERGER ON RIGHTS OF SHAREHOLDERS

         Certain differences exist in the rights of holders of HHC Common Stock and holders of Washington Common Stock. These differences relate primarily to the number, term and removal of directors; changes in control of HHC; indemnification of directors, officers and employees of HHC; and amending the Articles of Incorporation and Bylaws of HHC and Washington. See "CERTAIN INFORMATION CONCERNING HHC" and "COMPARATIVE RIGHTS OF SHAREHOLDERS."

RESALES OF HHC COMMON STOCK BY AFFILIATES

         The HHC Common Stock to be issued in connection with the Company Merger has been registered under the Securities Act and will be freely transferable, except that certain resale restrictions apply to the sale or transfer of HHC Common Stock issued pursuant to the Merger Agreement to directors, officers, and other affiliates of Washington. See "INFORMATION CONCERNING THE MERGERS - Status Under Federal Securities Laws; Certain Restrictions on Resales of Securities."

ACCOUNTING TREATMENT

         HHC and Washington intend to account for the Mergers as a pooling-of-interests under generally accepted accounting principles. Under the pooling-of-interests method, the surviving company and the acquired are treated, for financial statement purposes, as though they had been combined historically. Accordingly, assets are not reflected at fair value and no goodwill or other intangible assets are created in connection with the Mergers. See "INFORMATION CONCERNING THE MERGERS - Accounting Treatment."


                              GENERAL INFORMATION

INTRODUCTION


         This Prospectus/Proxy Statement is being furnished on or about December 22, 1994 to the shareholders of Washington in connection with the solicitation of proxies on behalf of the Board of Directors of Washington for use at a Special Meeting of the Shareholders of Washington, to be held at the offices of Bank, 919 Washington Street, Franklinton, Louisiana, on January 26, 1995, at 1:00 p.m., Central time, and at any adjournment thereof. A Notice of Special Meeting for Washington is attached hereto and a proxy card relating to the Special Meeting accompanies this Prospectus/Proxy Statement.


PURPOSE OF THE SPECIAL MEETING


         The purpose of the Washington Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which
(a) Washington will be merged with and into HHC (the "Company Merger"); (b) Bank will be merged with and into Hancock Bank (the "Bank Merger" and, together with the Company Merger, the "Mergers"); and (c) each outstanding share of Washington Common Stock will be converted into the right to receive 6.7138 shares of HHC common stock, $3.33 par value ("HHC Common Stock"), all in accordance with the Merger Agreement.


SOLICITATION, VOTING AND REVOCATION OF PROXIES

         When a proxy in the form accompanying this Prospectus/Proxy Statement is properly executed and returned, the shares voted thereby will be voted in accordance with the instructions marked thereon. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE PROPOSALS TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

         No matters are expected to be considered at the Special Meeting other than the proposal to approve the Merger Agreement, but if any other matters should properly come before the Special Meeting, it is intended that proxies in the form accompanying this Prospectus/Proxy Statement will be voted on all such matters in accordance with the judgment of the person(s) voting such proxies.

         Any proxy may be revoked at any time before it is voted. A shareholder may revoke a proxy: (i) by submitting a subsequently dated proxy;
(ii) by giving written notice of such revocation to the Secretary of Washington, as applicable, provided that such notice is received by such Secretary at the principal offices of Washington prior to the date of the Special Meeting, or (iii) upon request, if such shareholder is present at the Special Meeting and advises the inspector(s) of election that he is revoking a proxy. Mere attendance at the Special Meeting will not of itself revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken prior to receipt of such revocation.

         The cost of soliciting these proxies, including any and all professional fees paid to attorneys and accountants in connection with the preparation and filing with the SEC of this Prospectus/Proxy Statement and other proxy materials, and the cost of printing and mailing these proxy materials, will be borne by Washington. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram by directors, officers and employees of Washington or Bank. Such officers, directors and employees will continue to receive any compensation from Washington or Bank to which they are entitled by virtue of their employment or status as an officer or director, but will not receive any additional fee, compensation, or other remuneration for soliciting proxies in connection with the Special Meeting.

SHARES ENTITLED TO VOTE; QUORUM; VOTE REQUIRED


         The Board of Directors of Washington has fixed the close of business on December 9, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at each of the Special Meeting. As of the Record Date, there were 80,844 shares of Washington Common Stock outstanding. Each share of Washington Common Stock is entitled to one vote on all matters to come before the Special Meeting.


         With respect to all matters to come before the Special Meeting, the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Washington Common Stock is necessary to constitute a quorum.

         Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the voting power of Washington present, in person or by proxy, at the Special Meeting, with each shareholder of Washington Common Stock entitled to one vote for each share owned by him. As of the Record Date, directors and executive officers of Washington and Bank and their affiliates were the beneficial owners of approximately 72 percent of the outstanding Washington Common Stock entitled to vote at the Special Meeting.
As a condition to consummation of the Merger, each director and certain shareholders of Washington have executed agreements ("Joinder Agreements") with HHC, which, among other things, obligates each such director or shareholder to vote his shares of Washington Common Stock in favor of the approval and adoption of the Merger Agreement. As of the Record Date, the 13 persons who have executed Joinder Agreements beneficially owned an aggregate of 66 percent of the outstanding Washington Common Stock. Under Mississippi law, shareholders of HHC are not required to approve the Merger Agreement. See "GENERAL INFORMATION -- Shares Entitled to Vote; Quorum; Vote Required."

                       INFORMATION CONCERNING THE MERGERS

GENERAL

         The transactions contemplated by the Merger Agreement are to be effected in accordance with the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Appendix A. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

         The ultimate result of the transactions contemplated by the Merger Agreement will be that the business and properties of Washington will become the business and properties of HHC, the shareholders of Washington Common Stock will become shareholders of HHC (except for dissenting shareholders who will receive cash in exchange for their shares of Washington Common Stock) and the business and properties of Bank will become the business and properties of Hancock Bank with all the banking facilities of Bank becoming branches of Hancock Bank.

BACKGROUND OF AND REASONS FOR THE MERGERS

         Background. During the last several years there have been significant developments in the banking industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion. Washington and Bank and their respective Boards of Directors concluded that they could best serve their shareholders, employees, customers and communities by combining with a regional banking organization, provided that Washington could obtain a fair price for its shareholders. Accordingly, in October 1993, representatives of Washington and HHC entered into extensive negotiations which ultimately led to the execution of a Letter of Intent on June 25, 1994. After further negotiations, the parties entered into the Merger Agreement dated as of July 6, 1994.

         Reasons for the Merger. In deciding to enter into the Merger Agreement, the Board of Directors of Washington, after considering various alternatives, concluded that the Merger Agreement was in the best interest of Washington and its shareholders because it would permit shareholders to exchange on favorable terms their ownership interests in Washington for participation in the ownership of a regional banking organization operating on a multi-state basis.

         The Board of Directors also concluded that the shareholders of Washington would benefit additionally from the Mergers in that they would attain greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and significantly more actively traded.

         Washington's Board of Directors consulted with its financial and other advisors, as well as with Washington's management and considered a number of factors, including, but not limited to, the following: (i) the parties' respective earnings and dividend records, financial conditions, historical stock prices and managements; (ii) the market for Bank's services and the competitive pressures existing in Bank's market area; (iii) the outlook for Washington and Bank in the financial institutions industry; (iv) the amount and type of consideration to be received by Washington's shareholders pursuant to the Merger Agreement; (v) the fact that HHC Common Stock to be received pursuant to the Merger Agreement will be listed for trading on the NASDAQ National Market and should provide Washington's shareholders with liquidity that is currently unavailable to them; (vi) recent changes in the regulatory environment will result in Washington facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services; and (vii) the Mergers are expected to qualify as tax-free reorganizations so that neither Washington, Bank nor their shareholders (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS".

         Washington's Board of Directors did not assign any specific or relative weight to the foregoing factors in its considerations. Washington's Board of Directors believes that the Merger Agreement will provide significant value to all Washington shareholders and will enable them to participate in opportunities for growth that Washington's Board of Directors believes the Mergers make possible.

         BASED ON THE FOREGOING, THE BOARD OF DIRECTORS OF WASHINGTON HAS APPROVED THE MERGER AGREEMENT AND MERGERS, BELIEVES THAT THE MERGERS ARE IN THE BEST INTEREST OF WASHINGTON'S SHAREHOLDERS, AND RECOMMENDS THAT ALL SHAREHOLDERS OF WASHINGTON COMMON STOCK VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

CONVERSION OF WASHINGTON STOCK

         The Merger Agreement between HHC and Washington provides as follows:

                 i. On the Effective Date, each share of Common Stock, $3.33 par value, of HHC issued and outstanding immediately prior to the Effective Date will remain outstanding and will continue to represent one share of Common Stock, $3.33 par value, of HHC.


                 ii. On the Effective Date, each share of Common Stock, $10.00 par value of Washington issued and outstanding immediately prior to the Effective Date will, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive 6.7138 shares of HHC Common Stock.


                 iii. As a result of the Company Merger and without any action on the part of the holder thereof, all shares of Washington Common Stock will cease to be outstanding and will be cancelled and retired and will cease to exist, and each holder of a Certificate representing any shares of Washington Common Stock will thereafter cease to have any rights with respect to such shares of Washington Common Stock, except the right to receive, without interest, the HHC Common Stock in accordance with Sections 3.1(a) and 3.1(b) of the Merger Agreement and cash for fractional shares of HHC Common Stock in accordance with Section 3.2(c) of the Merger Agreement upon the surrender of such Certificate.

         No fractional shares of HHC Common Stock will be issued pursuant to the Merger Agreement. In lieu of the issuance of any fractional share of HHC Common Stock, cash adjustments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment will be equal to such fractional part of a share of HHC's Common Stock multiplied by $28.52.

EFFECTIVE DATE

         The closing (the "Closing") of the transactions contemplated by the Merger Agreement will take place at Hancock Bank's office at 3854 American Way in Baton Rouge, Louisiana on a date that is mutually agreed to by HHC and Washington ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration Statement filed with the Securities and Exchange Commission is declared effective, or such later date as may be agreed to by Washington and HHC.

         Immediately upon consummation of the Closing, or on such other later date as the parties may agree, the Company Merger Agreement will be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana for filing pursuant to and in accordance with the provisions of
Section 12:112 of the LBCL. The Company Merger will become effective as of the date and time of issuance by the Secretary of State of the State of Louisiana of a certificate of merger relating to the Company Merger.

         Immediately upon consummation of the Closing, or on such other later date as the parties may agree, the Bank Merger Agreement will be certified, executed, acknowledged and delivered to the OFI for filing pursuant to and in accordance with the provisions of Section 6:352 of the Louisiana Banking Laws. The Bank

Merger shall become effective as of the date and time specified or permitted by the OFI in a Certificate of Merger or other written record issued by the OFI.

EXCHANGE OF CERTIFICATES

         As of the Effective Date, HHC will deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Washington Common Stock, pursuant to the Merger Agreement, certificates representing the shares of HHC Common Stock and cash in lieu of fractional shares (such certificates for shares of HHC Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to the Merger Agreement in exchange for outstanding shares of Washington Common Stock.

         Promptly after the Effective Date, HHC will cause the Exchange Agent to mail to each holder of record of a Certificate(s) of Washington Common Stock (other than those representing shares with respect to which the holder thereof has perfected appraisal rights under the LBCL and has not subsequently lost, withdrawn or forfeited such rights):

         (i) A letter of transmittal which will specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as HHC may reasonably specify; and

         (ii) Instructions for use in effecting the surrender of the Certificates in exchange for Certificates representing shares of HHC Common Stock and cash in lieu of fractional shares.

         Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of HHC Common Stock and/or (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificates surrendered, after giving effect to any required withholding tax, and the Certificate so surrendered shall then be cancelled. No interest will be paid or accrued on the value of any HHC Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of Washington Common Stock which is not registered in the transfer records of Washington, a certificate representing the proper number of shares of HHC Common Stock, together with cash to be paid in lieu of fractional shares, if any, may be issued to such a transferee if the Certificate representing such Washington Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         No dividends on HHC Common Stock will be paid with respect to any shares of Washington Common Stock represented by a certificate until such certificate is surrendered for exchange as described above. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of HHC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of HHC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HHC Common Stock, less the amount of any withholding taxes which may be required thereon.

         On or after the Effective Date, there will be no transfers on the stock transfer books of Washington of the shares of Washington Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to HHC, they will be cancelled and exchanged for certificates for shares of HHC Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to the Merger Agreement. Certificates surrendered for exchange by any person constituting an

"affiliate" of Washington for purposes of Rule 145(c) under the Securities Act will not be exchanged until HHC has received a written agreement from such person as provided in the Merger Agreement.

         No fractional shares of HHC Common Stock will be issued pursuant to the Merger Agreement. In lieu of the issuance of any fractional share of HHC Common Stock, cash payments will be paid to holders in respect of any fractional share of HHC Common Stock that would otherwise be issuable, and the amount of such cash adjustment will be equal to such fractional proportion of $28.52.

         In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HHC, the posting by such person of a bond in such reasonable amount as HHC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HHC Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of HHC Common Stock as provided in the Merger Agreement, deliverable in respect thereof pursuant to the Merger Agreement.

         In the event that, subsequent to the date of the Merger Agreement but prior to the Effective Date, Washington or HHC changes the number of shares of Washington Common Stock or HHC Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio will be appropriately adjusted.

REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGERS

         The Company Merger is subject to approval by the Federal Reserve Board ("FRB"). On or about September 20, 1994, HHC filed with the FRB a request seeking approval to waive the FRB merger application. HHC received a letter dated October 5, 1994, from the FRB requesting certain information in connection with the waiver request. On or about October 14, 1994, HHC filed with the FRB a response providing such additional information, and the FRB approved the application waiver request on November 3, 1994.


         The Bank Merger is subject to approval by the FDIC and the OFI. On or about September 20, 1994, Hancock Bank filed with the FDIC and the OFI an application seeking approval to merger Bank into Hancock Bank. The FDIC approved the application on November 15, 1994, and the OFI approved the application on November 9, 1994. The Bank Merger cannot be consummated for thirty days after approval thereof by the FDIC, and during such period, the Justice Department may challenge the merger of Bank into Hancock Bank on antitrust grounds.


         There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Mergers or as to the date of such regulatory approval or other action. HHC and Washington are not aware of any governmental approvals or actions that are required in order to consummate the Mergers except as described herein. Should such other approval or action be required, it is contemplated that HHC and Washington would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

         In addition to the receipt of all necessary regulatory approvals, the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of Washington, consummation of the Mergers is subject to the satisfaction of certain other conditions on or before the Effective Date of the Mergers. Generally, such additional conditions include, among others, the following: (i) the Prospectus/Proxy Statement must have been filed with the SEC and must have been cleared thereby or otherwise authorized for mailing, and the Registration Statement must have been filed with and declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order; (ii) HHC shall be satisfied that the Mergers will qualify for accounting by HHC as a pooling-of-interests under generally accepted accounting principles and under applicable rules and regulations of the SEC; and (iii) if requested by HHC, HHC and Washington shall have received an opinion from Heidelberg & Woodliff, P.A. to the effect that the Mergers will constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code and no gain or loss will be recognized by those Washington stockholders who exchanged their Washington Common Stock for HHC Common Stock, except for cash paid in lieu of fractional shares or to dissenting shareholders.

         The obligations of Washington to effect the Mergers are subject to conditions as set forth in Article 8 of the Merger Agreement, to the effect, among others, as follows: (i) Each of the representations and warranties of HHC in the Merger Agreement is true and correct in all material respects on and as of the Closing; (ii) HHC has in all material respects performed all obligations required by the Merger Agreement to be performed prior to the Closing; and (iii) Washington has received from Heidelberg & Woodliff, P.A., special counsel to HHC, an opinion dated as of the Closing Date to the effect, among others, that HHC is duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it; Hancock Bank is duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it; HHC and Hancock Bank had and have corporate authority to make, execute and deliver the Merger Agreement and it has been duly authorized and approved by all necessary corporate action of HHC and Hancock Bank and is as of the Closing its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general; all required regulatory approvals have been obtained; and to such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against HHC relating to the participation in or consummation of the Merger Agreement by HHC and consummation will not violate any other contract, agreement, charter or by-law provision of HHC.

         The obligations of HHC to effect the Mergers are subject to certain conditions as set forth in Article 8 of the Merger Agreement to the effect, among others, as follows: (i) Each of the representations and warranties of Washington contained in the Merger Agreement is true and correct in all material respects on and as of the Closing; (ii) Washington has in all material respects performed all obligations required by the Merger Agreement to be performed prior to the Closing; (iii) FDIC has terminated the Memorandum of Understanding between the FDIC and Bank dated July 8, 1992, and Bank has been released from any and all obligations thereunder; and (iv) HHC has received from Washington's legal counsel an opinion dated as of the Closing Date to the effect, among others, that Washington is duly incorporated, validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it; Bank is duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it; Washington and Bank had and have corporate authority to make, execute and deliver the Merger Agreement and it has been duly authorized and approved by all necessary corporate action of Washington and Bank and has been duly executed and delivered and as of the Closing Date is its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general; to such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatening against Washington or Bank relating to the participation in or consummation of the Merger Agreement by Washington or Bank and consummation will not violate any other contract, agreement, charter or by-law of Washington or Bank, and Washington and Bank have complied with all laws and regulations relating to dissenter's rights and all stock in Washington will be acquired by HHC pursuant to the terms of the Merger Agreement and that the title and/or ownership interest in the shares of Washington stock are as represented in Washington's Certificate at Closing and that no known dispute exists as to the title and/or ownership of any such shares.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE

         Pursuant to the Merger Agreement, between the date thereof and the Effective Date, Washington will, and will cause the Bank to use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it. Furthermore, Washington has agreed to operate its business solely in the ordinary course and to comply with all applicable laws, regulations and rules and has agreed to cause the Bank to operate its business solely in the ordinary course and comply with all applicable laws, rules and regulations. Without the prior written consent of HHC, Washington has agreed not, and will not cause the Bank, to: (i) Amend or otherwise change their respective Articles of Incorporation or Bylaws, as each such document is in effect on the date of the Merger Agreement; (ii) Issue or sell, or authorize for issuance or sale, any additional shares of any class of capital stock of Washington or Bank; (iii) Issue, grant or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Washington or Bank to issue securities; (iv) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, provided, however, that, if the Company Merger does not occur prior to the record date for HHC's fourth quarter, 1994 dividend, Washington shall to the extent lawfully permitted declare and pay dividends for the purpose of allowing Washington stockholders to receive the normal and customary third and fourth quarter, 1994 dividend in the amount of $1.00 per outstanding share of Washington Common Stock, respectively and continue to declare and pay quarterly dividends provided there is no overlap in the quarter in which Closing occurs; (v) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock respectively; (vi) authorize any capital expenditures which, individually or in aggregate, exceed $20,000; (vii) extend any new, or renew any existing loan, credit, lease, or other type of financing unless such is consistent with the Bank's normal lending practices; (viii) except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber any assets of Washington or Bank; (ix) impose, or suffer the imposition, on any share of stock held by Washington in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist or establish or add any automated teller machines or branch or other banking offices or take any action that will materially and adversely affect the ability of any party to the Merger Agreement to obtain the approvals necessary for consummation of the transactions contemplated thereby or that would materially and adversely affect Washington's ability to perform its covenants and agreements thereunder; (x) acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, or excluding normal and customary banking transactions, incur any indebtedness or borrow money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto, or enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer or key employee or representative of Washington or Bank, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC; (xi) enter into, extend, or renew any lease for office or other space;
(xii) except as required by law, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of Washington or Bank; (xiii) grant any increase in compensation to any director, officer, employee or representative of Washington or Bank except in the ordinary course of business consistent with past practice; (xiv) take any action or omit to take any action which would cause any of Washington's or Bank's representations or warranties to be untrue or misleading in any material respect or any covenant of Washington or Bank under the Merger Agreement incapable of being performed; or (xv) agree in writing or otherwise to do any of the foregoing.

WAIVER, AMENDMENT AND TERMINATION

         Washington and HHC may waive their respective rights, powers or privileges under the Merger Agreement provided, however, that any such waiver is in writing. The Merger Agreement may be amended or modified only upon written agreement subscribed by both Washington and HHC.

         Adjustments may be made to Washington's shareholders' equity if subsequent to December 31, 1993 and prior to Closing a "material adverse change" occurs in the financial condition, business property or results of operation of Washington and Bank not due to any changes in law or regulations that affect banking institutions. A "material adverse change" for this purpose, as defined by terms of the Merger Agreement, is that dollar amount that exceeds the application of all 1994 pre-tax earnings of Washington and the application of all loan loss reserves of Bank in excess of 1% of Bank's total loans as of July 31, 1994.

         The Merger Agreement may be terminated either before or after approval of the Merger Agreement by Washington's shareholders upon the occurrence of certain events including, among others, the following: (i) at any time on or prior to the Effective Date, by the mutual consent in writing of a majority of the members of the Board of Directors of Washington and HHC; (ii) by HHC if the Mergers will not qualify for accounting as a pooling-of-interests; (iii) by either HHC or Washington, in writing, if the Mergers have not become effective on or before June 30, 1995, unless such expiration date has been mutually extended or unless the absence of such effectiveness is due to the failure of the party seeking to terminate the Merger Agreement to perform each of its obligations required by the Merger Agreement to be performed on or prior to the Effective Date; (iv) by either party to the Merger Agreement in the event of a breach by the other party (a) of any covenant or agreement contained therein or
(b) of any representation or warranty therein, if the facts constituting such breach reflect a material adverse change in the financial condition, results of operations or business taken as a whole, of the breaching party, which in either case cannot be or is not cured within sixty (60) days after written notice of such breach is given to the party committing such breach, or in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of the Merger Agreement; (v) by HHC or Washington at any time after the FRB, FDIC or OFI has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Mergers and the time period for all appeals or requests for reconsideration has run; (vi) by Washington or HHC if the Company Merger is not approved by the required vote of Washington's shareholders; (vii) by HHC if holders of ten percent or more of the outstanding Washington Common Stock exercise statutory rights of dissent and appraisal pursuant to part XIII of the Louisiana Business Corporation Law ("LBCL"); and
(viii) by HHC if the Memorandum of Understanding between the FDIC and Bank dated July 8, 1992, has not been terminated by the FDIC and Bank has not been released from any and all obligations thereunder.

         HHC shall have the option to renegotiate the exchange ratio if the average of the closing price of a share of HHC Common Stock as reported in the Wall Street Journal by the National Market Systems NASDAQ Quotation Service for the twenty trading days immediately preceding the Effective Date, increases by
more than twenty-five percent from $28.52.   Washington shall have the option
to renegotiate the exchange ratio if the average of the closing price of a share of HHC Common Stock as reported in the Wall Street Journal by the National Market Systems NASDAQ Quotation Service for the twenty trading days immediately preceding the Effective Date, decreases by more than twenty-five percent from $28.52. Should either of the two aforementioned events occur, HHC and Washington will renegotiate the exchange ratio in good faith.

         Except under certain circumstances specified in the Merger Agreement, upon termination of the Merger Agreement, no liability will result on the part of either party or their respective directors, officers, employees, agents, or shareholders unless there has been an intentional breach of the Merger Agreement prior to the date of termination.

EMPLOYEE BENEFITS

         Washington's and Bank's Group Health and Life Benefit Plan will be continued through the Effective Date of the Mergers. Thereafter, all retained employees will be eligible to participate in Hancock Bank MS's Medical Benefit Plan based on the provisions in the Plan. The ninety-day employment period will be waived for eligible retained employees in accordance with Hancock Bank MS's Plan. Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel. Washington's and Bank's Profit Sharing and Incentive Savings Plan and the Money Purchase Pension Plan will remain operative and in effect through the Effective Date of the Mergers (collectively, the "Plans"). These Plans will be terminated as of the Effective Date of the Mergers and distributed to vested employees of Washington and Bank in accordance with the terms of the Plans after the normal and customary contributions have been made consistent with past practices. All termination costs will be paid from each Plan's assets. All retained employees will be eligible to enter the Hancock Bank MS Profit Sharing Plan and Hancock Bank MS Pension Plan based on the provisions set forth in the respective plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank MS Profit Sharing Plan and for vesting and eligibility purposes for the Hancock Bank MS Pension Plan. All other Washington and Bank benefit plans will continue through the Effective Date of the Mergers. Thereafter, all retained employees will be eligible to participate in all Hancock Bank MS employment benefit plans not set forth above based on the provisions set forth in the plans with full credit for all prior service.

EXPENSES

         HHC and Washington have each agreed to pay their respective costs, fees and expenses incurred in connection with or incidental to the Merger Agreement, including without limitation any fees and disbursements to their respective accountants and counsel. HHC is responsible for preparing the applications, regulatory filings and Registration Statement necessary to obtain approval of the Mergers and the issuance of the HHC Common Stock. Washington is responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting its shareholders' meeting and obtaining shareholder approval of the Merger Agreement and the Mergers.

STATUS UNDER FEDERAL SECURITIES LAWS; CERTAIN RESTRICTIONS ON RESALES OF SECURITIES

         The shares of HHC Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act of 1933, as amended, ("Securities Act") thereby allowing such shares to be sold without restriction by shareholders of Washington who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Washington and who do not become affiliates of HHC. The shares of HHC Common Stock to be issued to affiliates of Washington may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. HHC will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

         Prior to the Effective Date of the Mergers, each such person deemed an affiliate of Washington will deliver to HHC a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of HHC Common Stock acquired in the Company Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she will not sell, pledge, transfer, or otherwise dispose of such shares of HHC Common Stock in violation of the Securities Act or the rule and regulations thereunder.

ACCOUNTING TREATMENT

         HHC and Washington intend to account for the Mergers as a pooling-of-interests under generally accepted accounting principles. Under the pooling-of-interests method, the surviving company and the acquired company are treated, for financial statement purposes, as though they had been combined historically. Accordingly, assets are not reflected at fair value and no goodwill or other intangible assets are created in connection with the Mergers.


             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         Because of the complexities of the federal, state and local income tax laws, it is recommended that the Washington shareholders consult their own advisors concerning the specific tax consequences to them of the transactions, including the applicability and effect of federal, state, local and other tax laws.

         The following is a brief summary of the material federal income tax consequences of the Merger Agreement and the Mergers. This summary does not purport to cover all federal income tax consequences, and does not contain information with respect to state, local or other tax laws.

         Neither HHC nor Washington has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Mergers. If requested by HHC, Heidelberg & Woodliff, P.A. will render an opinion to HHC and Washington concerning certain federal income tax consequences of the proposed transaction under federal income tax law. If given, it will be such firm's opinion that, based upon the assumption that the transaction is consummated in accordance with Louisiana law and certain other customary assumptions and representations made by management of HHC and Washington, the transaction will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, (the "Code") and therefore will have the following federal income tax consequences to the Washington shareholders:

         1. The Mergers will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         2. No gain or loss will be recognized by a shareholder of Washington upon the exchange of Washington Common Stock solely for shares of HHC Common Stock.

         3. The basis of the HHC Common Stock received by a shareholder of Washington upon the exchange of Washington Common Stock for shares of HHC Common Stock will, in each case, be the same as the basis of the Washington Common Stock surrendered in exchange therefore.

         4. The holding period of the HHC Common Stock received by a shareholder of Washington receiving HHC Common Stock will, in each case, include the period during which the Washington Common Stock surrendered in exchange therefore was held (provided that such common stock of Washington was held by such shareholder as a capital asset at the time of the transaction).

         5. Cash, if any, received by a shareholder of Washington in lieu of a fractional share interest of HHC Common Stock will be treated as having been received as a distribution in redemption of the fractional share interest to which the shareholder would otherwise be entitled, and will be subject to the provisions and limitations of Section 302 of the Code. Where such exchange qualifies under Section 302(a), such shareholder will realize and recognize a capital gain or loss assuming the Washington Common Stock was held as a capital asset in such shareholder's hand at the time of the Merger.

         The above federal tax consequences do not apply to any shareholders of Washington who exercise their dissenters rights and receive only cash in exchange for their shares of Washington Common Stock. Such shareholders will be treated as having received a distribution in redemption of their shares, which will result in such shareholders realizing income for federal income tax purposes. Any shareholder of Washington exercising dissenters' rights is advised to consult his own tax advisor.

         If given, the Heidelberg & Woodliff, P.A. tax opinion will not address any state, local, or other tax consequences of the proposed transaction. Washington shareholders should consult their own tax advisors with respect to the tax consequences of the proposed transaction to them individually, including tax consequences under state or local law.

         In connection with the foregoing opinion, counsel will make such factual assumptions as are customary in similar tax opinions, and such factual assumptions may be confirmed by certificates signed by appropriate officers of HHC and Washington. The foregoing opinion cannot be relied upon if any such factual assumptions is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Mergers has been requested, and the opinion will not be binding upon the Internal Revenue Service or the courts. If the Company Merger is consummated, and it is later determined that the Company Merger did not qualify as a tax-free reorganization under the Code, Washington shareholders will recognize taxable gain or loss in the Company Merger equal to the difference between the fair market value of the consideration received in the Company Merger and their basis in their Washington Common Stock.

         THE FOREGOING ANALYSIS OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. SHAREHOLDERS OF WASHINGTON ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER AND OF OWNERSHIP OF HHC COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                               DISSENTERS' RIGHTS

         IF A SHAREHOLDER OF WASHINGTON COMMON STOCK WHO OBJECTS TO THE COMPANY MERGER AND DESIRES TO PERFECT DISSENTERS' RIGHTS IS NOT TIMELY IN TAKING ANY OF THE FOLLOWING STEPS, THE SHAREHOLDER WILL LOSE THE RIGHT TO DISSENT FROM THE COMPANY MERGER AND THE SHARES OWNED BY SUCH SHAREHOLDER WILL BE CONVERTED AS OF THE EFFECTIVE TIME OF THE COMPANY MERGER INTO THE RIGHT TO RECEIVE HHC COMMON STOCK IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.

         Unless the Company Merger is approved by the holders of at least 80 percent of the total voting power of Washington, Section 131 of the LBCL allows a shareholder of Washington Common Stock who objects to the Company Merger and who complies with the provisions of that section to dissent from the Company Merger and to be paid the fair cash value of his shares of Washington Common Stock, as of the day before the Special Meeting, as determined by agreement between the shareholder and HHC, or by the state district court for the Parish of Washington if the shareholder and HHC are unable to agree upon the fair cash value of such shares.

         To exercise the right of dissent, a shareholder must (i) file with Washington a written objection to the Company Merger prior to or at the Special Meeting, and (ii) vote his shares against the Company Merger at the Special Meeting. Neither a vote against the Company Merger nor a specification in a proxy to vote against the Company Merger will constitute the necessary written objection to the Company Merger. Moreover, by voting in favor of the Company Merger, by abstaining from voting on the Company Merger, or by returning the enclosed proxy without instructing the proxy holders to vote against the Company Merger, a shareholder waives his rights under Section 131 of the LBCL.

         If the Company Merger is approved by less than 80 percent of the total voting power of Washington, then promptly after the Effective Date of the Company Merger, written notice of consummation of the Company

Merger will be given by registered mail to each shareholder who filed a written objection and voted against the Company Merger. Within twenty days of the mailing of such notice, the shareholder must file with HHC a written demand for payment of the fair cash value of his shares as of the day before the Special Meeting and must state the amount demanded and a post office address to which HHC may reply. The shareholder also must deposit the certificate(s) formerly representing his shares of Washington Common Stock in escrow with a bank or trust company located in Washington Parish, Louisiana. With the above-mentioned demand, the shareholder must also deliver to HHC the written acknowledgement of such bank or trust company that it holds the certificate(s), duly endorsed and transferred to HHC, on the sole condition that the certificate(s) will be delivered to HHC upon payment of the value of the shares in accordance with Section 131.

         Unless the shareholder objects to and votes against the Company Merger, demands payment, deposits his certificate(s) and delivers the required acknowledgement in accordance with the above mentioned procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Company Merger and will forfeit any right to seek payment pursuant to Section 131.

         If HHC does not agree with the fair value demanded by the shareholder, or does not agree that payment is due, it will notify the shareholder within twenty days after receipt of the shareholder's demand and acknowledgement, and state in such notice the value it is willing to pay for the shares or its belief that no payment is due. If the shareholder does not agree to accept the amount offered by HHC, he must, within 60 days after receipt of such notice, file suit against HHC in the state district court for the Parish of Washington for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit, within such 60-day period but not thereafter, may intervene as a plaintiff in any suit filed against HHC by any other former Washington shareholder for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept HHC's statement that no payment is due or, if HHC does not contend that no payment is due, to accept the amount specified by HHC in its notice of disagreement.

         If, upon filing of any such suit or intervention, HHC deposits with the court the amount, if any, that it specified in its notice of disagreement, and if in that notice HHC offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest or costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against HHC.

         Upon filing a demand for the value of his shares, a shareholder ceases to have any rights as a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before HHC gives its notice of disagreement. Withdrawal of a demand thereafter requires the written consent of HHC. If withdrawn, or if the shareholder otherwise loses his dissenters' rights under Section 131, he will be restored to his rights as a shareholder as of the time of filing his demand for fair cash value.

         THE FOREGOING SUMMARY OF DISSENTERS' RIGHTS UNDER THE LBCL IS NECESSARILY INCOMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 131 OF THE LBCL, WHICH IS SET FORTH IN ITS ENTIRETY IN THIS PROSPECTUS/PROXY STATEMENT AS APPENDIX B.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


         The following unaudited pro forma combined financial statements are presented assuming the merger of Washington will be accounted for as a pooling-of-interests and the Merger of First Denham Bancshares, Inc., Denham Springs, Louisiana ("Bancshares") will be accounted for as a purchase transaction, and, subject to the purchase adjustments noted below regarding Bancshares, reflect the combination of the historical consolidated financial statements of the respective companies for the following periods. The unaudited pro forma combined balance sheet assumes the mergers were consummated on September 30, 1994. The unaudited pro forma combined statements of income assume the merger of Washington and the merger of Bancshares were consummated on January 1, 1991, and January 1, 1993, respectively. The unaudited pro forma combined financial statements give effect to the Merger of First State Bank in April, 1994 under the pooling-of-interests method of accounting for all periods and (i) the issuance of approximately 543,000 shares of HHC Common Stock in connection with the merger of Washington, (ii) the issuance of approximately 774,000 shares of HHC Common Stock and the payment of approximately $4 million in cash in connection with Merger of Bancshares, and (iii) the redemption of all the Bancshares Preferred Stock, as of the assumed dates of the respective mergers. If the merger of Bancshares is not consummated, the unaudited pro forma combined balance sheet and the unaudited pro forma combined statements of income of HHC set forth below will not change materially.


         The unaudited pro forma information does not purport to represent what HHC's, Washington's and Bancshares' combined results of operations actually would have been if the respective mergers had occurred as of the dates indicated or will be for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Washington and HHC contained elsewhere or incorporated by reference herein.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
SEPTEMBER 30, 1994

(Amounts in thousands)
                                                                                        WASHINGTON
                                                             HHC                    PRO FORMA ADJUSTMENTS
                                                          (RESTATED)   WASHINGTON    DEBITS       CREDITS    BANCSHARES
                                                         ------------ ------------  --------      --------   -----------
ASSETS
    Cash and due from banks                               $  113,205      $ 5,707                  $3,195 (A)  $  8,167
    Interest-bearing time deposits in domestic banks           1,375          200                                     0
    Federal funds sold and securities purchased
        under agreements to resell                            33,750       29,275                                 2,975
    Securities available-for-sale                             20,737            0                                22,059
    Securities held-to-maturity                              875,260        6,725                                     0
    Loans, net of unearned income                            873,651       45,856                                71,485
        Reserve for possible loan losses                     (14,055)      (1,151)                               (1,124)
                                                          ----------      -------                              --------
            Loans, net                                       859,596       44,705                                70,361
    Bank premises and equipment                               34,906          510                                 3,910
    Other real estate                                            674          259                                   474
    Other Assets                                              34,683          560                                 1,358
                                                          ----------      -------                              --------
      TOTAL ASSETS                                        $1,974,186      $87,941                              $109,304
                                                          ==========      =======                              ========

LIABILITIES
    Deposits:
        Demand, noninterest-bearing                          373,165      $18,169    $3,195 (A)                $ 30,017
        Interest-bearing                                   1,378,412       57,429                                67,958
                                                          ----------      -------                              --------
        Total Deposits                                     1,751,577       75,598                                97,975
    Federal funds purchased and securities sold
        under agreements to repurchase                        44,353            0                                     0
    Other liabilities and borrowings                           7,702          308                                   384
    Capital notes                                                480            0                                     0
    Long-term bonds and notes                                  3,820            0                                     0
                                                          ----------      -------                              --------
            TOTAL LIABILITIES                              1,807,932       75,906                                98,359

STOCKHOLDERS' EQUITY
    Preferred Stock                                                                                                 429
    Common Stock                                              25,658          808       808 (B)     1,800 (B)       480
    Capital Surplus                                           95,131          145       992 (B)                   1,814
    Undivided Profits                                         45,465       11,082                                 8,796
    Unrealized Gain (Loss) on Securities                                                                           (241)
     Treasury Stock                                                                                                (333)
                                                          ----------      -------                              --------
             TOTAL STOCKHOLDERS' EQUITY                      166,254       12,035                                10,945
                                                          ----------      -------    ------        ------      --------
             TOTAL LIABILITIES AND EQUITY                 $1,974,186      $87,941    $4,995        $4,995      $109,304
                                                          ==========      =======    ======        ======      ========

(Amounts in thousands)
                                                               BANCSHARES
                                                         PRO FORMA ADJUSTMENTS            PRO FORMA
                                                          DEBITS        CREDITS              HHC
                                                         --------       --------         ------------
ASSETS
    Cash and due from banks                                              $4,501 (C,D,F)   $  119,383
    Interest-bearing time deposits in domestic banks                                           1,575
    Federal funds sold and securities purchased
        under agreements to resell                                          300 (E)           65,700
    Securities available-for-sale                                                             42,796
    Securities held-to-maturity                                                              881,985
    Loans, net of unearned income                                                            990,992
        Reserve for possible loan losses                                                     (16,330)
                                                                                          ----------
            Loans, net                                                                       974,662
    Bank premises and equipment                              850 (G)                          40,176
    Other real estate                                                                          1,407
    Other Assets                                          10,872 (D,H)                        47,473
                                                                                          ----------
      TOTAL ASSETS                                                                        $2,175,157
                                                                                          ==========

LIABILITIES
    Deposits:
        Demand, noninterest-bearing                          $72 (C)                      $  418,084
        Interest-bearing                                                                   1,503,799
                                                                                          ----------
        Total Deposits                                                                     1,921,883
    Federal funds purchased and securities sold
        under agreements to repurchase                       300 (E)                          44,053
    Other liabilities and borrowings                                        240 (H)            8,634
    Capital notes                                                                                480
    Long-term bonds and notes                                                                  3,820
                                                                                          ----------
            TOTAL LIABILITIES                                                              1,978,870

STOCKHOLDERS' EQUITY
    Preferred Stock                                          429 (F)                               0
    Common Stock                                                          2,090 (D)           30,028
    Capital Surplus                                                      13,614 (D)          109,712
    Undivided Profits                                      8,796 (D)                          56,547
    Unrealized Gain (Loss) on Securities                                    241 (D)                0
     Treasury Stock                                                         333 (D)                0
                                                                                          ----------
             TOTAL STOCKHOLDERS' EQUITY                                                      196,287
                                                         -------        -------           ----------
             TOTAL LIABILITIES AND EQUITY                $21,319        $21,319           $2,175,157
                                                         =======        =======           ==========

NOTES
(A)  To eliminate the cash and due from/to account between HHC and Washington.

(B) To record the issuance of approximately 543,000 shares of HHC stock in exchange for 80,844 shares of Washington common stock in a transaction accounted for using the pooling-of-interests method.

(C)  To eliminate the cash and due from/to account between HHC and Bancshares.
(D) To record the issuance of approximately 774,000 shares of HHC Common Stock and approximately $4,000,000 in cash in connection with the acquisition of the Bancshares under the purchase method of accounting.
(E) To eliminate intercompany purchase/sale of federal funds between HHC and Bancshares.
(F)  To record the redemption of preferred stock of Bancshares for cash.
(G) To record estimated market value adjustment to bank premises and equipment of Bancshares.
(H) To record deferred taxes associated with market adjustments to Bancshares securities and bank premises and equipment.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
NINE MONTHS ENDED SEPTEMBER 30, 1994


(Amounts in thousands except per share data)
                                                                                            WASHINGTON
                                                                 HHC                  PRO FORMA ADJUSTMENTS
                                                             (RESTATED)   WASHINGTON  DEBITS        CREDITS     BANCSHARES
                                                             -----------  ----------  ------        -------     -----------
INTEREST INCOME
    Interest and fees on Loans                                  $57,891      $3,267                                 $5,967
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                      30,361         204                                    898
        Obligations of state and political subdivisions           2,163          39                                     16
    Interest on federal funds sold and securities
                purchased under agreements to resell              2,059         789                                    177
    Interest on time deposits and other interest                  3,264           0                                      0
                                                                -------      ------                                 ------
           TOTAL INTEREST INCOME                                 95,738       4,299                                  7,058
INTEREST EXPENSE
    Interest on deposits                                         34,393       1,189                                  1,420
    Interest on federal funds purchased and
        securities sold under agreements to repurchase              994           0                                      0
    Interest on bonds, notes and other                              257           0                                      0
                                                                -------      ------                                 ------
           TOTAL INTEREST EXPENSE                                35,644       1,189                                  1,420
NET INTEREST INCOME                                              60,094       3,110                                  5,638
    Provision for possible loan losses                            1,203         120                                    156
                                                                -------      ------                                 ------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                58,891       2,990                                  5,482
NONINTEREST EXPENSE
    Service charges on deposits                                   8,627         626                                  1,616
    Trust fees                                                    1,767           0                                      0
    Other charges, fees and operating income                      4,591         120                                    388
    Securities gains, net                                            97          50                                      0
                                                                -------      ------                                 ------
           TOTAL NONINTEREST INCOME                              15,082         796                                  2,004
NONINTEREST EXPENSE
    Salaries and employee benefits                               25,429       1,282                                  1,956
    Occupancy and equipment expense, net                          7,638         279                                    257
    Other operating expenses                                     17,322         819                                  2,240
                                                                -------      ------                                 ------
           TOTAL NONINTEREST EXPENSE                             50,389       2,380                                  4,453
EARNINGS BEFORE INCOME TAXES                                     23,584       1,406                                  3,033
    Income tax expense                                            7,435         478                                  1,043
                                                                -------      ------                                 ------
NET EARNINGS                                                    $16,149      $  928                                 $1,990
                                                                =======      ======                                 ======

EARNINGS PER SHARE                                                $2.14
AVERAGE SHARES                                                    7,555

(Amounts in thousands except per share data)
                                                                   BANCSHARES
                                                              PRO FORMA ADJUSTMENTS      PRO FORMA
                                                              DEBITS         CREDITS        HHC
                                                              -------        -------     ---------
INTEREST INCOME
    Interest and fees on Loans                                                            $67,125
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                                                31,463
        Obligations of state and political subdivisions                                     2,218
    Interest on federal funds sold and securities
                purchased under agreements to resell                                        3,025
    Interest on time deposits and other interest                                            3,264
                                                                                          -------
           TOTAL INTEREST INCOME                                                          107,095
INTEREST EXPENSE
    Interest on deposits                                                                   37,002
    Interest on federal funds purchased and
        securities sold under agreements to repurchase                                        994
    Interest on bonds, notes and other                           210 (K)                      467
                                                                                          -------
           TOTAL INTEREST EXPENSE                                                          38,463
NET INTEREST INCOME                                                                        68,632
    Provision for possible loan losses                                                      1,479
                                                                                          -------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                                          67,153
NONINTEREST EXPENSE
    Service charges on deposits                                                            10,869
    Trust fees                                                                              1,767
    Other charges, fees and operating income                                                5,099
    Securities gains, net                                                                     147
                                                                                          -------
           TOTAL NONINTEREST INCOME                                                        17,882
NONINTEREST EXPENSE
    Salaries and employee benefits                                                         28,667
    Occupancy and equipment expense, net                                                    8,174
    Other operating expenses                                     550 (L)                   20,931
                                                                                          -------
           TOTAL NONINTEREST EXPENSE                                                       57,772
EARNINGS BEFORE INCOME TAXES                                                               27,263
    Income tax expense                                                          266 (M)     8,690
                                                                ----           ----       -------
NET EARNINGS                                                    $760           $266       $18,573
                                                                ====           ====       =======

EARNINGS PER SHARE                                                                        $  2.09
AVERAGE SHARES                                                                              8,872


NOTES
(K) To record imputed interest of 7.00% on the $4,000,000 cash portion of the purchase price.
(L) To record amortization of intangible assets over 15 years using a straight line basis.
(M)  To record the tax effect of pro forma adjustments.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
YEAR ENDED DECEMBER 31, 1993



(Amounts in thousands except per share data)
                                                                                            WASHINGTON
                                                                 HHC                  PRO FORMA ADJUSTMENTS
                                                             (RESTATED)   WASHINGTON  DEBITS        CREDITS     BANCSHARES
                                                             -----------  ----------  ------        -------     -----------
INTEREST INCOME
    Interest and fees on Loans                                  $75,515      $4,743      $3   (J)                   $7,460
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                      40,930         805                                  1,261
        Obligations of state and political subdivisions           3,359          20                                     21
    Interest on federal funds sold and securities
                purchased under agreements to resell              3,245         358                                    186
    Interest on time deposits and other interest                  4,800          20                                      0
                                                                -------      ------                                 ------
           TOTAL INTEREST INCOME                                127,849       5,946                                  8,928
INTEREST EXPENSE
    Interest on deposits                                         45,264       1,671                                  1,912
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            1,021           0                                      0
    Interest on bonds, notes and other                              424          16                      3 (J)           0
                                                                -------      ------                                 ------
           TOTAL INTEREST EXPENSE                                46,709       1,687                                  1,912
NET INTEREST INCOME                                              81,140       4,259                                  7,016
    Provision for possible loan losses                            4,482         150                                    302
                                                                -------      ------                                 ------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                76,658       4,109                                  6,714
NONINTEREST INCOME
    Service charges on deposits                                  11,085         821                                  2,120
    Trust fees                                                    2,643           0                                      0
    Other charges, fees and operating income                      6,509         228                                    601
    Securities gains, net                                           783           0                                      0
                                                                -------      ------                                 ------
           TOTAL NONINTEREST INCOME                              21,020       1,049                                  2,721
NONINTEREST EXPENSE
    Salaries and employee benefits                               32,018       1,589                                  2,638
    Occupancy and equipment expense, net                          9,923         320                                    301
    Other operating expenses                                     22,171       1,426                                  2,797
                                                                -------      ------                                 ------
           TOTAL NONINTEREST EXPENSE                             64,112       3,335                                  5,736
EARNINGS BEFORE INCOME TAXES                                     33,566       1,823                                  3,699
    Income tax expense                                           10,199         630                                  1,254
    Cumulative effect of an accounting change                         0         301                                      0
                                                                -------      ------      --             --          ------
NET EARNINGS                                                    $23,367      $1,494      $3             $3          $2,445
                                                                =======      ======      ==             ==          ======

EARNINGS PER SHARE                                                $3.09
AVERAGE SHARES                                                    7,550

(Amounts in thousands except per share data)
                                                                  BANCSHARES
                                                              PRO FORMA ADJUSTMENTS      PRO FORMA
                                                              DEBITS         CREDITS        HHC
                                                              -------        -------     ---------
INTEREST INCOME
    Interest and fees on Loans                                                            $87,715
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                                                42,996
        Obligations of state and political subdivisions                                     3,400
    Interest on federal funds sold and securities
                purchased under agreements to resell                                        3,789
    Interest on time deposits and other interest                                            4,820
                                                                                          -------
           TOTAL INTEREST INCOME                                                          142,720
INTEREST EXPENSE
    Interest on deposits                                                                   48,847
    Interest on federal funds purchased and
        securities sold under agreements to repurchase                                      1,021
    Interest on bonds, notes and other                           280 (K)                      717
                                                                                          -------
           TOTAL INTEREST EXPENSE                                                          50,585
NET INTEREST INCOME                                                                        92,135
    Provision for possible loan losses                                                      4,934
                                                                                          -------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                                          87,201
NONINTEREST INCOME
    Service charges on deposits                                                            14,026
    Trust fees                                                                              2,643
    Other charges, fees and operating income                                                7,338
    Securities gains, net                                                                     783
                                                                                          -------
           TOTAL NONINTEREST INCOME                                                        24,790
NONINTEREST EXPENSE
    Salaries and employee benefits                                                         36,245
    Occupancy and equipment expense, net                                                   10,544
    Other operating expenses                                     732 (L)                   27,126
                                                                                          -------
           TOTAL NONINTEREST EXPENSE                                                       73,915
EARNINGS BEFORE INCOME TAXES                                                               38,076
    Income tax expense                                                          354 (M)    11,729
    Cumulative effect of an accounting change                                                 301
                                                              ------           ----       -------
NET EARNINGS                                                  $1,012           $354       $26,648
                                                              ======           ====       =======

EARNINGS PER SHARE                                                                        $  3.08
AVERAGE SHARES                                                                              8,666


NOTES
(J) To eliminate intercompany interest income/expense on a loan balance between HHC and Washington.
(K) To record imputed interest of 7.00% on the $4,000,000 cash portion of the purchase price.
(L) To record amortization of intangible assets over 15 years using a straight line basis.
(M)  To record the tax effect of pro forma adjustments.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
YEAR ENDED DECEMBER 31, 1992



(Amounts in thousands except per share data)                                                WASHINGTON
                                                                 HHC                  PRO FORMA ADJUSTMENTS      PRO FORMA
                                                              (RESTATED)  WASHINGTON  DEBITS        CREDITS         HHC
                                                              ----------  ----------  ------        -------      ---------
INTEREST INCOME
    Interest and fees on Loans                                  $75,408      $5,108     $22 (J)                   $80,494
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                      43,733         849                                44,582
        Obligations of state and political subdivisions           4,346           1                                 4,347
    Interest on federal funds sold and securities
                purchased under agreements to resell              3,424         772                                 4,196
    Interest on time deposits and other interest                  4,928          40                                 4,968
                                                                -------      ------                               -------
           TOTAL INTEREST INCOME                                131,839       6,770                               138,587
INTEREST EXPENSE
    Interest on deposits                                         52,223       2,426                                54,649
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            1,408           0                                 1,408
    Interest on bonds, notes and other                              567          85                     22 (J)        630
                                                                -------      ------                               -------
           TOTAL INTEREST EXPENSE                                54,198       2,511                                56,687
NET INTEREST INCOME                                              77,641       4,259                                81,900
    Provision for possible loan losses                            7,768         210                                 7,978
                                                                -------      ------                               -------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                69,873       4,049                                73,922
NONINTEREST INCOME
    Service charges on deposits                                  11,337         739                                12,076
    Trust fees                                                    2,279           0                                 2,279
    Other charges, fees and operating income                      5,890         258                                 6,148
    Securities gains, net                                           634           0                                   634
                                                                -------      ------                               -------
           TOTAL NONINTEREST INCOME                              20,140         997                                21,137
NONINTEREST EXPENSE
    Salaries and employee benefits                               29,891       1,525                                31,416
    Occupancy and equipment expense, net                         10,522         343                                10,865
    Other operating expenses                                     22,335       1,312                                23,647
                                                                -------      ------                               -------
           TOTAL NONINTEREST EXPENSE                             62,748       3,180                                65,928
EARNINGS BEFORE INCOME TAXES                                     27,265       1,866                                29,131
    Income tax expense                                            7,027         694                                 7,721
                                                                -------      ------     ---            ---        -------
NET EARNINGS                                                    $20,238      $1,172     $22            $22        $21,410
                                                                =======      ======     ===            ===        =======

EARNINGS PER SHARE                                              $  2.68                                           $  2.65
AVERAGE SHARES                                                    7,550                                             8,093


NOTES
(J) To eliminate the intercompany interest income/expense on a loan balance between HHC and Washington.

PRO FORMA COMBINED STATEMENT OF EARNINGS
YEAR ENDED DECEMBER 31, 1991



(Amounts in thousands except per share data)                                               WASHINGTON
                                                                 HHC                  PRO FORMA ADJUSTMENTS      PRO FORMA
                                                              (RESTATED)  WASHINGTON  DEBITS        CREDITS         HHC
                                                              ----------  ----------  ------        -------      ---------
INTEREST INCOME
    Interest and fees on Loans                                 $ 78,907      $5,713     $54   (J)                 $84,566
    Interest on securities:
        U.S. government securities and obligations
                of U.S. government agencies                      38,023       1,072                                39,095
        Obligations of state and political subdivisions           5,069          27                                 5,096
    Interest on federal funds sold and securities
                purchased under agreements to resell              6,264       1,066                                 7,330
    Interest on time deposits and other interest                  2,270          74                                 2,344
                                                               --------      ------                               -------
           TOTAL INTEREST INCOME                                130,533       7,952                               138,431
INTEREST EXPENSE
    Interest on deposits                                         66,164       3,895                                70,059
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            3,367           0                                 3,367
    Interest on bonds, notes and other                            2,140         147                     54 (J)      2,233
                                                               --------      ------                               -------
           TOTAL INTEREST EXPENSE                                71,671       4,042                                75,659
NET INTEREST INCOME                                              58,862       3,910                                62,772
    Provision for possible loan losses                            4,793         210                                 5,003
                                                               --------      ------                               -------
NET INTEREST INCOME AFTER PROVISION FOR
             POSSIBLE LOAN LOSSES                                54,069       3,700                                57,769
NONINTEREST INCOME
    Service charges on deposits                                   9,482         725                                10,207
    Trust fees                                                    2,592           0                                 2,592
    Other service charges and fees                                7,323         223                                 7,546
    Securities gains, net                                           812           0                                   812
                                                               --------      ------                               -------
           TOTAL NONINTEREST INCOME                              20,209         948                                21,157
NONINTEREST EXPENSE
    Salaries and employee benefits                               27,096       1,516                                28,612
    Occupancy and equipment expense, net                          9,792         336                                10,128
    Other operating expenses                                     20,357       1,370                                21,727
                                                               --------      ------                               -------
           TOTAL NONINTEREST EXPENSE                             57,245       3,222                                60,467
EARNINGS BEFORE INCOME TAXES                                     17,033       1,426                                18,459
    Income tax expense                                            4,122         454                                 4,576
                                                               --------      ------                               -------
NET EARNINGS                                                   $ 12,911      $  972     $54            $54        $13,883
                                                               ========      ======     ===            ===        =======

EARNINGS PER SHARE                                             $   2.11                                           $  2.08
AVERAGE SHARES                                                    6,122                                             6,665


NOTES
(J) To eliminate the intercompany interest income/expense on a loan balance between HHC and Washington.

                   CERTAIN INFORMATION CONCERNING WASHINGTON

PRINCIPAL BUSINESS

         Washington Bancorp, Inc. Washington was organized on July 21, 1981, as a business corporation under the laws of the State of Louisiana to acquire Bank and to engage in activities related to the operation of a bank holding company. In 1981 Washington acquired approximately 81 percent of the capital stock of Bank and became a one-bank holding company subject to regulation under the BHCA. In 1989 the remaining 19 % of the capital stock of Bank was cashed out through a reverse stock split and Bank became a wholly subsidiary of Washington. At September 30, 1994, Washington had total consolidated assets of approximately $87.9 million and shareholders equity of approximately $12.0 million. Washington's principal executive offices are located at 919 Washington Street, Franklinton, Louisiana 70438 and its telephone number is
(504) 839-9828.

         Washington Bank and Trust Company. Bank provides traditional consumer and commercial deposit and loan services to individuals, families and businesses in Washington Parish, Louisiana. Bank also provides traditional consumer and commercial deposit and loan services to individuals, families and businesses in the neighboring parishes of St. Tammany and Tangipahoa. Some of Bank's business also comes from Pearl River and Walthall Counties, Mississippi due to the Bank's three (3) branch offices located near the state border. The Bank's services are delivered through a network of six (6) full service locations, including a main office in Franklinton and five branches, two (2) of which are located in Bogalusa, and one (1) branch located in each of Franklinton, Mount Herman and Angie, Louisiana. In addition to traditional bank services, Bank offers mortgage loans, VISA/Mastercard, and limited trust services. Bank's deposits are insured by the FDIC. At September 30, 1994, Bank had total assets of approximately $87.9 million and total deposit liabilities of approximately $75.6 million. Bank's principal executive office is located at 919 Washington Street, Franklinton, Louisiana 70438 and its telephone number is (504) 839-9828.

COMPETITION

         Bank's primary market area, Washington Parish, has a current population of approximately 43,185.

         Competition among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. Bank competes with numerous other commercial banks, savings and loan associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to thrift institutions, other businesses in the financial services industry compete with Bank for retail and commercial deposit funds and for retail and commercial loan business. Competition for loans and deposits is intense among the financial institutions in Bank's primary market area, including those located in the surrounding parishes.

         Currently, all state banks organized under the law of the State of Louisiana are permitted to establish branches on a statewide basis.
Louisiana's banking laws also permit bank holding companies domiciled in any other state to acquire Louisiana banks and bank holding companies, if the state in which the bank holding company is domiciled grants reciprocal rights to Louisiana banks and bank holding companies. Recent federal banking legislation will allow bank holding companies domiciled in any state to acquire banks and bank holding companies in any other state after September 29, 1995, one year after the law became effective. Further, unless state legislatures elect otherwise, under the new law, banks will be allowed to establish interstate branches beginning June 1, 1997.

         At present, several bank holding companies with greater resources than those of Washington have acquired banks or established branches in Washington's market area and are continuing to do so. The size of these institutions allows certain economies of scale that permit their operation on a narrower profit margin than would be appropriate for Bank. Bank has also experienced some competitive pressure on the interest rates that it is able to charge on its new loans.

SEASONALITY OF BUSINESS AND CUSTOMERS

         Bank deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. No significant portion of Bank's loans is concentrated within a single industry or group of related industries. Historically, the business of Bank has not been seasonal in nature and management of Bank does not anticipate any seasonal trends in the future. Bank does not rely on foreign sources of funds or income.

EMPLOYEES

         As of the date of this Prospectus/Proxy Statement, Washington and Bank have, in the aggregate, approximately 68 full-time employees and 5 part-time employees. None of such employees are represented by labor unions. Management of Washington considers its relationship with its employees to be good.

PROPERTY

         The executive offices of Washington and Bank, located at 919 Washington, Franklinton, Louisiana 70438, are owned by Bank and are not subject to any encumbrances. In addition, Bank has five (5) branch offices in Washington Parish, Louisiana. All of the branch offices and the premises on which they are located are owned by Bank and are not subject to any mortgages.

LEGAL PROCEEDINGS

         Washington and Bank normally are parties to and have pending routine litigation arising from their regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against Washington and Bank, or either of them. As of September 30, 1994, Washington and Bank did not have any litigation pending other than ordinary routine litigation incidental to their business that was not material in amount in respect of Washington's assets on a consolidated basis.

STOCK PRICES AND DIVIDENDS

         Market Prices. There is no established public trading market for the Washington Common Stock. These securities are not traded on any exchange and are not quoted on an automated system of a registered securities association.

         At the Record Date, there were 223 shareholders of record of Washington Common Stock and 80,844 shares of Washington Common Stock issued and outstanding. No shares of Washington Preferred Stock are currently issued and outstanding.

         Cash Dividends. In 1992, Washington paid a cash dividend of $1.00 per share on its Common Stock representing a total cash dividend payment of $80,844. In 1993, Washington paid a cash dividend of $2.00 per share on its Common Stock for a total cash dividend payment of $161,688, and year-to-date 1994, Washington has paid a cash dividend of $3.00 per share for a total cash dividend payment of $242,532.

         Federal bank regulatory authorities have the power under the Financial Institutions Supervisory Act to prohibit a bank from engaging in an unsafe or unsound practice. The payment of a dividend by a bank could, depending on the financial condition of the bank and other factors, be deemed an unsafe or unsound practice.

The ability of Washington to pay dividends to its shareholders in the future is dependent upon the ability of Bank to pay dividends to it.

         Under the Merger Agreement, Washington is prohibited from declaring or paying any dividends on Washington Common Stock unless the Merger Agreement is terminated. If the Merger is not consummated prior to the record date for HHC's fourth quarter 1994 dividend, Washington may, to the extent lawfully permitted, declare and pay dividends for the purpose of allowing Washington's shareholders to receive the normal and customary third and fourth quarter 1994 dividend in the amount of $1.00 per outstanding share of Washington Common Stock, respectively, and continue to declare and pay quarterly dividends provided there is no overlap in the quarter in which the Closing occurs.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), direct or indirect, of Washington Common Stock for (i) each person who is the beneficial owner of more than five percent of any class of the outstanding voting securities of Washington; (ii) each director of Washington, and each executive officer of Washington and Bank, and (iii) all directors of Washington and executive officers of Washington and Bank as a group. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power. There are no shares of Washington Preferred Stock that are currently issued and outstanding.

 NAME AND ADDRESS                              AMOUNT AND NATURE OF          PERCENT
 OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP          OF CLASS
- -------------------------------------------------------------------------------------
 WILLIAM ARLT                                          5,608                  6.94%
 1601 HWY 10
 BOGALUSA, LA 70427

 GERALD L. FORET                                       4,568                  5.65%
 43011 VICTORY DRIVE
 FRANKLINTON, LA 70438

 TRUETT C. JONES                                       5,037                  6.23%
 45140 HWY 1072
 FRANKLINTON, LA 70438

 ROBERT E. MAGEE                                       4,082                  5.05%
 1106 HILLCREST DRIVE
 FRANKLINTON, LA 70438

 RONALD B. SIMMONS                                     4,939                  6.11%
 947 WASHINGTON STREET
 FRANKLINTON, LA 70438

 DONALD N. SPIERS                                      4,136                  5.11%
 1725 GAYLORD DRIVE
 BOGALUSA, LA 70427

 ALCOUS STEWART                                        5,465                  6.76%
 1351 COOPER ROAD
 BOGALUSA, LA 70427.

 ELTON THOMAS                                          4,831                  5.98%
 1610 WASHINGTON STREET
 FRANKLINTON, LA 70438

 NAME AND ADDRESS                              AMOUNT AND NATURE OF          PERCENT
 OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP          OF CLASS
- -------------------------------------------------------------------------------------
 WALTER TISDALE                                        5,526                  6.84%
 153 CEDAR ROAD
 BOGALUSA, LA 70427

 DONALD D. WHITE                                       4,672                  5.78%
 703 VIRGINIA AVENUE
 BOGALUSA, LA 70427

 ROY RICHARD                                           3,966                  4.91%
 526 TENTH AVENUE
 FRANKLINTON, LA 70438

 W. C. BYRD                                             394                     *
 13033 CHOCTAW ROAD
 BOGALUSA, LA 70427

 GILMER FERGUSON                                         *                      *
 300 AUSTIN STREET
 BOGALUSA, LA 70427

 LEEKE MAGEE TRUST                                     5,044                  6.24%
 1106 HILLCREST DRIVE
 FRANKLINTON, LA 70438

 ALL DIRECTORS AND EXECUTIVE                          53,224                  65.84%
 OFFICERS AS A GROUP (13 PERSONS)                     ======                  ======

______________________________

*  Indicates less than one percent.

         WASHINGTON BANCORP, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE NINE MONTHS OPERATION ENDING SEPTEMBER 30, 1994 AND 1993

         The following discussion provides certain information concerning the financial condition and results of operations of Washington Bancorp, Inc. ("Washington") for the periods ending September 30, 1994 and 1993. The financial position and results of operations of Washington were due primarily to its banking subsidiary Washington Bank & Trust Company. Management's discussion should be read in conjunction with the financial statements.

OVERVIEW

         Net income through September 30, 1994, totaled $928,000 compared to $995,000 for the same period 1993. Return on average assets was approximately 1.43% and return on average equity was approximately 10.58% through September 30, 1994, compared to 1.53% and 12.67% respectively for September 30, 1993. The major contributing factor in the reduction of income from 1994 to 1993 was the reduction in the net interest margin caused by rising deposit rates.

         Assets in 1994 increased by $1,547,000 or 1.79% from 1993 caused by some increase in interest-bearing deposits and increase in equity during the period.

         Net interest income reduced slightly for 1994 to 1993. The net margin, the percentage of net interest income to net earning assets, declined slightly from 1994 to 1993, and indication of the continual rise in interest rates and some narrowing in the spread between rates on deposits and yields on investments and loans.

         Investment securities at September 30, 1994 were $6,725,000 compared to $16,057,000 at September 30, 1993. This change was caused by a shift from government securities to Federal Funds sold from 1993 to 1994. Loans totaled $45,856,000 at September 30, 1994 compared to $49,057,000 at September 30, 1993. This reduction was caused by a shift in the market of borrowers from variable rate borrowing to long-term, fixed rate borrowing on residential mortgages.

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses charged to operating expenses is the result of a continuing review and assessment of the loan portfolio, taking into consideration the history of charge-offs in the loan portfolio by category, the current economic conditions in the lending area, the payment history, ability to repay, and strength of collateral of specific borrowers and other relevant factors. The 1994 provision was $120,000 compared to $150,000 for 1993. Recoveries in 1994 were $80,000 compared to $93,000 in 1993. Loans charged-off declined from 1993 figure of $158,000 to $137,000 in 1994. The loan loss provision as a percentage of outstanding loans decreased from 0.41% in 1993 to 0.35% in 1994. The loan loss allowance as a percentage of outstanding loans increased from 2.44% in at September 30, 1993 to 2.51% at September 30, 1994. Loans past due ninety (90) days or more and non-accrual loans decreased in 1994 to $183,000 at September 30, 1994 compared to $419,000 at September 30, 1993.

OTHER OPERATING INCOME

         Other operating income in 1994 totaled $796,000 compared to $721,000 in 1993. The increase was caused mostly by the increase in service charges and other related fees on deposit accounts and the gains on the sale of other real estate owned during 1994.

OTHER OPERATING EXPENSES

         Other operating expenses increased $62,000 or 2.67% from 1993 to 1994. This increase was caused by an increase in salaries and employees' benefits. Occupancy expenses decreased from $342,000 in 1993 to $279,000 in 1994.

INVESTMENT SECURITIES

         In May 1993 the FASB issued SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This standard required Washington to classify its securities portfolio into securities held for trading, securities held to maturity and securities available for sale. Washington adopted this accounting method effective December 31, 1993, however, the adoption had no effect on the financial position of the company in 1993 or 1994 because all investments were classified to be held until maturity. The investments decreased in 1994 to $6,725,000 at September 30, 1994, from $16,057,000 at September 30, 1993. The decrease from 1993 to 1994 is reflected by an increase in Federal Funds sold of $12,800,000 from September 30, 1993 to September 30, 1994.

SECURITY PORTFOLIO

         The carrying amount of securities at the dates indicated is set forth in the table below:

                          HELD TO MATURITY SECURITIES

                                       September 30, 1994                         September 30, 1993
U.S. Treasury                              $ 1,974,000                               $  8,958,000
U.S. Gov't. Agencies                         3,500,000                                  5,498,000
State & Political Subd.                      1,251,000                                  1,601,000
                                           -----------                               ------------
         TOTAL                             $ 6,725,000                               $ 16,057,000
                                           ===========                               ============

LOANS

         Loans outstanding at September 30, 1994 totaled $44,705,000 net of the allowance for loan losses compared to $47,862,000 at September 30, 1993.

NON-ACCRUAL LOANS

         Non-accrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis. Non-accrual loans totaled $119,000 at September 30, 1994 compared to $394,000 at September 30, 1993.

OTHER REAL ESTATE OWNED

         Foreclosed properties held in the other real estate owned account decreased from $330,000 at September 30, 1993 to $259,000 at September 30, 1994. The 1994 balance represents 0.29% of assets compared to 0.38% of assets in 1993.

SUMMARY OF LOAN LOSS EXPERIENCE

         The loan loss experience for the two periods ending September 30, 1994 and 1993 is summarized in the following table:

                                                        September 30
                                               1994                     1993
                                               ----                     ----
Balances at beginning of period            $ 1,088,000              $ 1,111,000
Provision charged to expense                   120,000                  150,000
Loans charged off                             (137,000)                (158,000)
Recoveries                                      80,000                   93,000
                                           -----------              -----------
Balance at end of period                   $ 1,151,000              $ 1,196,000
                                           ===========              ===========

DEPOSITS

         Total deposits at September 30, 1994 was $75,598,000 up $462,000 from September 30, 1993. Basically there were no significant changes in the core deposits of Washington from 1994 to 1993.

CAPITAL RESOURCES

         Washington maintains adequate capital for regulatory purposes and has sufficient capital to absorb the risks inherent in the business. Risk-based capital requirements have been established that weight different assets according to the level of risk associated with that type of assets. Risk-based capital at September 30, 1994 was $13,074,000 compared to $11,847,000 at September 30, 1993. The capital position is considered strong. The increasing trend in capital is the result of good earnings, a moderate dividend policy and moderate growth.

FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

         The following discussion provides certain information concerning the financial condition and results of operations of Washington for the years ended December 31, 1993 and 1992. The financial position and results of operations of Washington were due primarily to its banking subsidiary Washington Bank & Trust Company. Management's discussion should be read in conjunction with the financial statements and accompanying notes for the years ended December 31, 1993 and 1992 included elsewhere herein.

OVERVIEW

         Net income for 1993 totaled $1,494,410, compared to $1,171,754 for 1992. Return on average assets was 1.70% and return on average equity was 13.41% for 1993, compared to 1.30% and 11.88%, respectively, for 1992. Net income for 1993 included $301,416, realized from the adoption of a new accounting standard relating to the accounting for income taxes. This is reported on the statement of income as a cumulative effect of an accounting change for income taxes. The adoption of the new standard created a deferred tax asset, of $254,993, as of December 31, 1993.

         Assets in 1993 declined by $2,534,921, or 2.89%, from 1992 caused by a decline in customer deposits of $3,090,576, or 4.03%. The decline was caused basically from a reduction in the amount of public funds on deposit at the year-end. The loss of deposits did not impact liquidity.

         Net interest income remained relatively the same from 1992 to 1993. The net margin, the percentage of net interest income to net earning assets, rose slightly in 1993, an indication of the continual low interest rates and healthy spread between rates on deposits and yields on investments and loans. Average earning assets comprised 95.32% and 95.74% of total average assets in 1993 and 1992, respectively.

NET INTEREST INCOME

         Net interest income for 1993 was $4,259,264, compared to $4,259,248 for 1992. There was basically no change.

         Investment securities at December 31, 1993 were $9,492,319, compared to $30,641,055 at December 31, 1992. This change was caused by a shift in funds from government securities to Federal Funds sold from 1992 to 1993. Loans totaled $47,366,700 at December 31, 1993 and averaged 59.80% of earning assets in 1993. The remaining earnings assets of Washington was its position in Federal Funds Sold. The net yield on investment securities declined 2.57% from 1992 to 1993. The net yield on loans declined 0.64% during the same period.

         Loan demand continued to be slow and payments on existing loans exceeded loans originated during 1993. Net loans decreased by $1,783,071 from 1992 to 1993. This decrease was caused basically by the reduction in rates on fixed rate/long-term home mortgage loans and the move by customers to re-finance their mortgages.

INTEREST RATE SENSITIVITY

         Washington's interest rate sensitivity is modeled in the GAP Analysis Table. The table depicts a management measurement of the balance sheet interest rate sensitivity GAP at December 31, 1993. Interest rate sensitivity results from the timing differences at which assets and liabilities may be repriced as market rates change. Washington also utilizes other measurement techniques to analyze interest rate sensitivity. The table indicates Washington is positioned, at December 31, 1993, at negative gaps in the

90 and 365 day ranges. In a rising interest situation within these ranges Washington would theoretically reprice more liabilities than assets; therefore, decreasing net interest income.

                               GAP ANALYSIS TABLE
                             (Amounts in Thousands)

                                  0-90             90-365            1+            NON INTEREST
                                  DAYS              DAYS            YEARS             BEARING           TOTAL
                                  ----             ------           -----          ------------         -----
Assets:
  Federal Funds
  Sold                            $ 21,485         $   -           $   -             $   -            $ 21,485

Securities, loans
and interest bearing
deposits                            14,217           17,293          26,636              -              58,146

Other Assets                                                                            5,335            5,335
                                  --------         --------        --------          --------         --------

Total Assets                      $ 35,702         $ 17,293        $ 26,636          $  5,335         $ 84,966
                                  --------         --------        --------          --------         --------

Liabilities:
  Money Market,
  NOW and Savings                 $ 27,594         $   -           $   -             $   -            $ 27,594

Time deposits                       14,025           14,217           1,003              -              29,245

Non interest-
 bearing demand                                                                        16,693           16,693

Other liabilities and
  Equity                                                                               11,434           11,434
                                  --------         --------        --------          --------         --------

Total Liabilities
  and Equity                      $ 41,619         $ 14,217        $  1,003          $ 28,127         $ 84,966
                                  --------         --------        --------          --------         --------

Periodic Gap                      $ (5,917)        $  3,076        $ 25,633          $ 22,792

Cumulative Gap                    $ (5,917)        $ (2,841)       $ 22,792          $   -

Percent of total
  earning assets                         7%               4%             29%             -   %

PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for loan losses charged to operating expenses is the result of a continuing review and assessment of the loan portfolio, taking into consideration the history of charge-offs in the loan portfolio by category, the current economic conditions in the lending area, the payment history, ability to repay, and strength of collateral of specific borrowers, and other relevant factors. The 1993 provision was $150,000, compared to $210,000 in 1992. Recoveries in 1993 were $116,544, compared to $120,155 in 1992. Loans charged off declined from the 1992 figure of $306,083 to $289,150 in 1993.

         Washington maintains an allowance for loan losses which it believes is adequate to absorb reasonably foreseeable losses in the loan portfolio. The allowance for loan losses decreased $22,606 from December 31, 1992 to 1993. Coupled with the decrease in loans, the allowance for loan losses as a percentage of total loans grew from 2.21% at year-end 1992 to 2.25% at year-end 1993.

NON-INTEREST INCOME

         Non-interest income in 1993 totaled $1,048,902, compared to $996,860 in 1992. The increase was caused mostly by the increase in service charges and related fees on deposit accounts.

NON-INTEREST EXPENSE

         Non-interest expense increased $154,357, or 4.85%, from 1992 levels. Salaries and employees benefits increased by $63,928, or 4.19%, caused entirely by salary adjustments and increased hospitalization insurance for 1993. Occupancy expenses decreased by $22,795 from year-end 1992 to 1993. This decrease was caused basically by a reduction in depreciation expense and insurance cost on bank facilities.

                        ANALYSIS OF FINANCIAL CONDITION

INVESTMENT SECURITIES

         In May 1993, the FASB issued SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This standard required Washington to classify its securities portfolio into securities held for trading, securities held to maturity, and securities available for sale. Washington adopted this accounting method effective December 31, 1993, however, the adoption had no effect on the financial position of the company in 1993 because all investments were classified to be held for maturity.

         In 1993 investment securities decreased by $21,148,736 from 1992. The total value of the investment securities at December 31, 1993, was $9,492,319. The decrease from 1992 to 1993 is reflected by an increase in Federal Funds sold of $21,235,000 from 1992 to 1993.

SECURITIES PORTFOLIO

The carrying amount of securities at the dates indicated is set forth in the table below:

                          HELD TO MATURITY SECURITIES

                                                                 December 31
                                              1993                                       1992
U.S. Treasury                              $ 3,167,838                               $ 23,626,540
U.S. Agencies                                4,499,751                                  6,999,515
State & Political Subd.                      1,824,730                                     15,000
                                           -----------                               ------------
         TOTAL                             $ 9,492,319                               $ 30,641,055
                                           ===========                               ============

INVESTMENT SECURITIES MATURITY DISTRIBUTION

         At December 31, 1993, held to maturity securities at cost were scheduled to mature as follows:

                                                                                     After one
                                                     Within                         But Within
                                                    One Year                        Five Years
                                           --------------------------     ---------------------------
                                             Amount             Yield        Amount             Yield
                                             ------             -----        ------             -----
U.S. Treas'y & Gov't Agencies              $ 6,170,737          3.68%     $ 1,496,852            5.34%
State & Political Subd.                        665,878          4.19        1,158,852            3.73
                                           -----------                    -----------
         TOTAL                             $ 6,836,615                    $ 2,655,704
                                           ===========                    ===========

LOANS

         Loans outstanding at December 31, 1993, totaled $47,366,700 net of the allowance for loan losses. The following table shows the amounts of gross loans outstanding according to the type of loan for each of the periods rendered.

                                                            December 31

                                             1993                               1992
                                    ----------------------------------------------------------
Loans:                              Amount          Percent           Amount           Percent
                                    ------          -------           ------           -------
Real Estate - Mortgage            $29,427,793        60.10%         $30,219,167         59.31%
Real Estate - Construction          2,619,187         5.35%           3,609,833          7.08%
Commercial & Agricultural           6,005,126        12.26%           6,171,069         12.12%
Installment loans to Individuals    9,849,498        20.12%           9,330,178         18.31%
Other                               1,061,259         2.17%           1,620,263          3.18%
                                  -----------       -------         -----------        -------
TOTAL                             $48,962,863       100.00%         $50,950,510        100.00%
                                  ===========       =======         ===========        =======

         Real estate loans comprise 60.10% and commercial and agricultural loans 12.26% of the loan portfolio at December 31, 1993. These percentages are consistent with 1992. The portfolio consists of a mix of fixed rate and variable rate loans.

NON-PERFORMING ASSETS

         Non-accrual loans and foreclosed assets are included in non-performing assets. Non-performing assets increased $165,911, during 1993 to $603,648 at December 31, 1993. Other real estate increased from $247,737 in 1992 to $333,948, while non-accrual loans increased from $190,000 to $269,700 from 1992 to 1993.

         Non-accrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past-due principal and interest, interest income is recorded on the cash basis. Interest income that would have been recognized on non-accrual loans had those loans been on accrual status at contractual terms throughout 1993 was approximately $46,000.

SUMMARY OF LOAN LOSS EXPERIENCE

         The loan loss experience for the two years ended December 31, 1993 and 1992 is summarized in the following table:

                                     1993                               1992
Balances at beginning of year     $ 1,110,588                       $ 1,086,516
Provision charged to expense          150,000                           210,000
Loans charged off                 (   289,150)                        ( 306,083)
Recoveries                            116,544                           120,155
                                  -----------                       -----------
Balance at end of year            $ 1,087,982                       $ 1,110,588
                                  ===========                       ===========


Ratio of net charge offs to
         average loans outstanding    0.35%                             0.37%

DEPOSITS

         Total deposits at December 31, 1993, were $73,531,794, down $3,090,576 from the December 31, 1992, total of $76,622,370. This decline was caused basically by the reduction in public funds on deposit at the year-ends. In 1992 Washington served as fiscal agent bank for the Parish Tax Collector and had approximately $3,000,000 of public funds for this account at 1992 year-end. During 1993 this fiscal agent contract was awarded to another institution; therefore, Washington had no funds on deposit for this account at 1993 year-end. There were no significant changes in the core deposits of Washington from 1992 to 1993.

LIQUIDITY

         Liquidity involves Washington's ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate the company on an ongoing basis.

         As shown in the 1993 statement of cash flows, cash and cash equivalents increased by $20,736,357. This increase was caused basically by the maturity of U.S. Government securities during 1993 and the funds being re-invested in overnight Federal Funds sold. Net income from operations contributed $1,494,410 in 1993, and $1,171,754 in 1992. During the past two years, Washington has relied on its position in Federal Funds sold, payments on loans, and maturities in the investment portfolio for liquidity. These factors are considered to maintain adequate liquidity for Washington.

FIXED ASSETS

         Washington owns all of its present facilities, banking houses, properties, and equipment. Book value of fixed assets at December 31, 1993, was $555,060, compared to $547,610 at December 31, 1992. The bank does share in the cost of a lease on a parking lot at the nominal cost of $1,200 per year.

CAPITAL RESOURCES

         Washington maintains adequate capital for regulatory purposes, and has sufficient capital to absorb the risks inherent in the business. Risk-based capital requirements have been established that weight different assets according to the level of risk associated with that type of assets.

         The following table summarizes specific capital ratios of Washington at December 31, 1993 and 1992:

                                                                                     MINIMUM
                                                                                     REGULATORY
                                                      1993           1992            GUIDELINES
                                                    --------       --------          ----------
         Risk-Based Capital Ratios:

                 Tier 1 Capital                      13.43%         11.48%              4.0%
                 Total Capital                       14.50%         12.30%              8.0%

         Leverage Ratio                              13.36%         11.45%              3.0%


                        CERTAIN STATISTICAL INFORMATION

         The following tables present historical statistical information concerning Washington's consolidated balance sheet items, investment securities, loan portfolio, loan loss experience, deposits and return on equity and assets for the periods indicated, and do not purport to be indicative of results that may be obtained in the future.

                            Washington Bancorp, Inc.


                                                         1993                                1992
                                         ---------------------------------------------------------------------
                                           AVERAGE                 YIELD/      AVERAGE                 YIELD/
                                           BALANCE     INTEREST     RATE       BALANCE     INTEREST     RATE
                                         ---------------------------------------------------------------------
                                                                     (In Thousands)
 ASSETS
 Interest-earning assets:
   Loans(1)                              $   50,087  $    4,743     9.47%    $    50,510  $   5,108     10.11%
   Taxable securities                        19,733         805     4.08          12,866        849      6.60
   Tax-exempt securities                        723          20     2.77              20          1      5.00
   Federal funds sold                        12,711         358     2.82          22,000        772      3.51
   Other                                        498          20     4.02             798         40      5.01
                                         ----------  ----------              -----------  ---------
 Total interest-earning assets               83,752       5,946     7.10          86,194      6,770      7.85


 Noninterest-earning assets:
   Cash and due from banks                    4,424                                4,220
   Premises and equipment, net                  551                                  571
   Other assets                                 834                                  823
 Less unearned discount and allowance
   for loan losses                           (1,699)                              (1,780)
                                         ----------                          -----------
 Total                                   $   87,862                          $    90,028
                                         ==========                          ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing liabilities:
   Money market and NOW accounts         $    6,606  $      132     2.00%    $     7,502  $     198      2.64%
   Savings deposits                          21,731         492     2.26          20,610        620      3.01
   Time deposits                             31,232       1,047     3.35          36,368      1,608      4.42
                                         ----------  ----------              -----------  ---------
 Total interest-bearing deposits             59,569       1,671     2.81          64,480      2,426      3.76

   Note payable and subordinated
     debentures                                 170          16     9.41             815         85     10.43
                                         ----------  ----------              -----------  ---------
 Total interest-bearing liabilities          59,739       1,687     2.82          65,295      2,511      3.85


 Noninterest-bearing liabilities:
   Demand deposits                           16,808                               14,606
   Other                                        167                                  264
                                         ----------                          -----------
 Total liabilities                           76,714                               80,165
 Shareholders' equity                        11,148                                9,863
                                         ----------                          -----------
 Total                                   $   87,862                          $    90,028
                                         ==========                          ===========
                                                     ----------                           ---------
 Net interest income                                 $    4,259                           $   4,259
                                                     ==========                           =========
 Net yield on interest-earning assets                               5.09%                                4.94%


(1) For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

                            Washington Bancorp, Inc.




                                                       1993 COMPARED TO 1992                   1992 COMPARED TO 1991
                                                   INCREASE (DECREASE) DUE TO (1)          INCREASE (DECREASE) DUE TO (1)
                                                 --------------------------------------------------------------------------
                                                  VOLUME        RATE         NET          VOLUME         RATE         NET
                                                 --------------------------------------------------------------------------
                                                                               (In Thousands)
 Interest earned on:
   Loans                                         $   (43)   $    (322)     $  (365)      $  (193)   $     (412)  $    (605)
   Taxable securities                                352         (396)         (44)          (92)         (131)       (223)
   Tax-exempt securities                              19            -           19           (14)          (12)        (26)
   Federal funds sold                               (282)        (132)        (414)          168          (462)       (294)
   Other                                             (13)          (7)         (20)          (10)          (24)        (34)
                                                 -------    ---------      -------       -------    ----------   ---------
 Total interest-earning assets                   $    33    $    (857)     $  (824)      $  (141)   $   (1,041)  $  (1,182)
                                                 =======    =========      =======       =======    ==========   =========

 Interest paid on:
   Money market and NOW accounts                 $   (22)   $     (44)     $   (66)      $    (2)   $     (148)  $    (150)
   Savings deposits                                   33         (161)        (128)          193          (264)        (71)
   Time deposits                                    (207)        (354)        (561)         (405)         (842)     (1,247)
   Note payable and subordinated debentures          (61)          (8)         (69)          (60)           (3)        (63)
                                                 -------    ---------      -------       -------    ----------   ---------
 Total interest-bearing liabilities              $  (257)   $    (567)     $  (824)      $  (274)   $   (1,257)  $  (1,531)
                                                 =======    =========      =======       =======    ==========   =========



(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                            Washington Bancorp, Inc.




SECURITIES PORTFOLIO

The following tables sets forth the carrying amount of securities at the dates indicated:

                                                                       DECEMBER 31
                                                                   1993           1992
                                                                 ------------------------
                                                                      (In Thousands)
 U. S. Treasury and other U. S. government agencies              $   7,667      $  30,626
 States and political subdivisions                                   1,825             15
                                                                 ---------      ---------
 Total                                                           $   9,492      $  30,641
                                                                 =========      =========

The following table sets forth the maturities of investment securities at December 31, 1993 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security).

                                                                MATURING
                                              ------------------------------------------
                                                    WITHIN               AFTER ONE BUT
                                                   ONE YEAR            WITHIN FIVE YEARS
                                              ------------------------------------------
                                               AMOUNT     YIELD          AMOUNT    YIELD
                                              ------------------------------------------
                                                             (In Thousands)
 U. S. Treasury and other U. S. government
   agencies                                   $   6,170   3.68%         $  1,497   5.34%
 State and political subdivisions                   666   4.19             1,159   3.73
                                              ---------                 --------
 Total                                        $   6,836                 $  2,656
                                              =========                 ========

                            Washington Bancorp, Inc.



LOAN PORTFOLIO


The following table shows Washington's loan distribution, net of unearned discount, at the end of each of the last two years.


                                                           DECEMBER 31
                                                        1993         1992
                                                     ----------------------
                                                          (In Thousands)
 Loans:
   Commercial and agricultural                       $   6,005    $   6,171
   Real estate -- construction                           2,619        3,610
   Real estate -- mortgage                              29,428       30,219
   Installment                                           9,341        8,640
   Other                                                 1,062        1,621
                                                     ---------    ---------
 Total loans                                         $  48,455    $  50,261
                                                     =========    =========

The following table shows the maturity of loans (excluding residential mortgages of one - four family residences, installment loans and lease financing) outstanding as of December 31, 1993. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.

                                                                     MATURING
                                                   ---------------------------------------------
                                                    WITHIN         AFTER ONE BUT
                                                   ONE YEAR      WITHIN FIVE YEARS        TOTAL
                                                   ---------------------------------------------
                                                                  (In Thousands)
 Commercial and agricultural                       $  2,822          $  3,183          $   6,005
 Real estate -- construction                          1,231             1,388              2,619
                                                   --------          --------          ---------
                                                   $  4,053          $  4,571          $   8,624
                                                   ========          ========          =========

 Loans maturing after one year with:
   Fixed interest rates                                              $  3,824
   Variable interest rates                                                647
                                                                     --------
                                                                     $  4,471
                                                                     ========

                            Washington Bancorp, Inc.



NONACCRUAL, PAST DUE, AND RESTRUCTURED LOANS


The following table summarizes Washington's nonaccrual and past due loans:


                                                           DECEMBER 31
                                                        1993         1992
                                                       --------------------
                                                          (In Thousands)
 Nonaccrual loans                                      $   270      $   190
 Accruing loans past due 90 days or more                   165          153
                                                       -------      -------
                                                       $   435      $   343
                                                       =======      =======

Information with respect to nonaccrual loans at December 31, 1993 and 1992 is as follows:

                                                           DECEMBER 31
                                                        1993         1992
                                                     -----------------------
                                                          (In Thousands)
 Nonaccrual loans                                    $      270   $      190
 Interest income that would have been recorded
   under original terms                                      46           26
 Interest income recorded during the period                   -            -

POTENTIAL PROBLEMS LOANS


At December 31, 1993, Washington has approximately $170,000 in commercial loans for which payments presently are current, but the borrowers currently are experiencing financial difficulties. Those loans are subject to constant management attention and their classification is reviewed quarterly.

                            Washington Bancorp, Inc.



SUMMARY OF LOAN LOSS EXPERIENCE


This table summarizes Washington's loan loss experience for each of the two years ended December 31, 1993.


                                                                     DECEMBER 31
                                                                  1993         1992
                                                                ---------------------
                                                                    (In Thousands)
 Balance at January 1                                           $  1,111    $   1,087
 Charge-offs:
   Commercial and agricultural                                        35           37
   Real estate -- construction                                        15           22
   Real estate -- mortgage                                           175          181
   Installment                                                        58           56
   Other                                                               6           10
                                                                --------    ---------
                                                                     289          306

 Recoveries:
   Commercial and agricultural                                        14           15
   Real estate -- construction                                         6            9
   Real estate -- mortgage                                            70           70
   Installment                                                        23           22
   Other                                                               3            4
                                                                --------    ---------
                                                                     116          120
                                                                --------    ---------
 Less net charge-offs                                                173          186
 Additions charged to operations(1)                                  150          210

                                                                --------    ---------
 Balance at December 31                                         $  1,088    $   1,111
                                                                ========    =========
 Ratio of net charge-offs to average loans outstanding               .35%         .37%
                                                                ========    =========


(1) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's estimate of future potential losses.

                            Washington Bancorp, Inc.



This table shows an allocation of the allowance for loan losses as of the end of each of the last two years:

                                            DECEMBER 31, 1993             DECEMBER 31, 1992
                                        --------------------------------------------------------
                                                      PERCENT OF                     PERCENT OF
                                                       LOANS IN                       LOANS IN
                                                         EACH                           EACH
                                                      CATEGORY TO                   CATEGORY TO
                                         AMOUNT       TOTAL LOANS      AMOUNT       TOTAL LOANS
                                        --------------------------------------------------------
                                                             (In Thousands)
 Commercial and agricultural            $     131         12%          $    133          12%
 Real estate -- construction                   54          5                 78           7
 Real estate - mortgage                       653         60                666          60
 Installment                                  218         20                200          18
 Other                                         32          3                 34           3
                                        ---------        ---           --------         ---
                                        $   1,088        100%          $  1,111         100%
                                        =========        ===           ========         ===

DEPOSITS

The average daily amount of deposits and rates paid on such deposits is summarized for the periods indicated in the following table:

                                                             YEAR ENDED DECEMBER 31
                                                          1993                    1992
                                                  -------------------------------------------
                                                    AMOUNT       RATE      AMOUNT       RATE
                                                  -------------------------------------------
                                                                 (In Thousands)
 Noninterest-bearing demand deposits              $   16,808       -%    $    14,606      -%
 Money market and NOW accounts                         6,606    2.00           7,502   2.64
 Savings deposits                                     21,731    2.26          20,610   3.01
 Time deposits                                        31,232    3.35          36,368   4.42
                                                  ----------             -----------
 Total                                            $   76,377             $    79,086
                                                  ==========             ===========

                            Washington Bancorp, Inc.




Maturities of time certificates of deposit and other time deposits of $100,000 or more issued by Washington, outstanding at December 31, 1993, are summarized as followings:


                                           TIME
                                       CERTIFICATES       OTHER
                                            OF            TIME
                                         DEPOSIT        DEPOSITS         TOTAL
                                        ---------------------------------------
                                                     (In Thousands)
 3 months or less                       $    1,520      $    850       $  2,370
 Over 3 through 6 months                     1,370           100          1,470
 Over 6 through 12 months                        -           100            100
                                        ----------      --------       --------
 Total                                  $    2,890      $  1,050       $  3,940
                                        ==========      ========       ========

RETURN ON EQUITY AND ASSETS


The following table shows consolidated operating and capital ratios of Washington for each of the last two years:


                                                      YEAR ENDED DECEMBER 31
                                                      1993             1992
                                                      ----------------------
 Return on average assets                              1.70%            1.30%
 Return on average equity                             13.41            11.88
 Dividend payout ratio                                10.82             6.90
 Average equity to average assets ratio               12.69            10.96

                       MANAGEMENT OF WASHINGTON AND BANK

BOARD OF DIRECTORS

         Certain information concerning the Board of Directors of each of Washington and Bank, as provided by each of the directors, is set forth below. The Board of Directors of Washington and Bank consist of the same eleven individuals. Directors of Washington and Bank are elected at each annual meeting of the shareholders of Washington and Bank, respectively, to hold office until the next annual meeting of such entity and until their respective successors are elected and qualified.

                                                                        Principal Occupation for
                                                        Company         the Past Five Years and
 Name and Age                                          Director Since:  Certain Other Directorships
 ------------                                          ---------------  ---------------------------
 William Arlt (76)                                           1981       Retired
 Gerald L. Foret (58)                                        1981       Physician
 Truett C. Jones (80)                                        1981       Retired
 Robert E. Magee (68)                                        1981       Retired/Investor Developer
 Ronald B. Simmons (63)                                      1981       Retired
 Don Spiers (57)                                             1981       Owner
 Alcous Stewart (73)                                         1981       Retired
 Elton Thomas (61)                                           1981       President
 Walter Tisdale (61)                                         1988       Retired
 Donald D. White (82)                                        1981       Retired/Investor
 Roy Richard (67)                                            1981       President

EXECUTIVE OFFICERS OF WASHINGTON

         Executive officers of Washington are appointed by and serve at the pleasure of the Board of Directors of Washington. The executive officer(s) of Washington, and certain information about them, are set forth below.

                                                                       Principal Occupation for the
                                                                       Past Five Years and Certain
 Name and Age                        Position                          Other Directorships
 ------------                        --------                          -------------------
 Roy Richard (67)                    President                         President of Washington and Bank
 Ronald Simmons (63)                 Secretary                         Owner of Simmons Department Store

EXECUTIVE OFFICERS OF BANK

         Executive officers of Bank are appointed by and serve at the pleasure of the Board of Directors of Bank. The executive officers of Bank, other than those who are also directors, and certain information about them are set forth below.

 Name and Age                      Position                 Principal Occupation for the Past Five Years
 ------------                      --------                 --------------------------------------------
 Roy Richard (67)                  President                President of Bank
 W. C. Byrd (46)                   Exec. Vice President     Executive Vice President and Cashier of Bank
                                   and Cashier
 Gilmer Ferguson (63)              Senior Vice President    Senior Vice President of Bank

EXECUTIVE COMPENSATION

         The following table sets forth information concerning the aggregate annual remuneration of each of the four (4) highest paid executive officers or directors of Washington for the year ended December 31, 1993, and the aggregate annual remuneration of all executive officers and directors as a group, including those individually listed.

 Name of Individual                                                          Aggregate Remuneration for the
 or Number in Group                    Capacities in Which Served             Year Ended December 31, 1993
 ------------------                    --------------------------             ----------------------------
 Roy Richard                           President and Director                           $169,525(1)

 W. C. Byrd                            Exec. Vice President                              $97,815(2)
                                       and Cashier

 Gilmer Ferguson                       Sr. Vice President                                $75,735(3)

 All Directors and Executive Officers                                                   $581,275
 as Group (13 persons, including those                                                  ========
 listed above)

COMPENSATION PURSUANT TO PLANS

         Bank adopted the Washington Bank and Trust Company Employee Profit Sharing and Incentive Savings Plan and Trust (the "401(k) Plan") effective January 1, 1988, which conforms to the requirements of Section 401(k) of the Code and is administered through Washington Bank and Trust Company, Inc., 919 Washington Street, Franklinton, Louisiana 70438. The amount of contribution by each participant is discretionary with the participant, but may not be less than 1% nor more than 5% of the participant's compensation. Total deferrals in any calendar year cannot exceed $7,000 (which limit was established in 1988 and is subject to certain cost of living changes). While participation in the 401(k) Plan is voluntary, any eligible employee who has completed one year of service (defined in the 401(k) Plan as 1,000 hours of service) is eligible to participate in the 401(k) Plan.

         Employee contributions are fully vested. Participants become vested in Bank contributions in accordance with the vesting schedule set forth in the 401(k) Plan, which provides for vesting of 20 percent after two years of service, 40 percent vesting after three years of service, 60 percent vesting after four years of service, 80 percent vesting after five years of service, and 100 percent vesting after six years of service. The Plan administrator will direct the trustee to pay benefits to participants under either a single lump sum payment or equal installments





____________________

         (1) Includes base salary of $119,088, directors' fees of $12,000, and contributions under the Bank's retirement plan of $15,000. Also includes a bonus of $9,924. Board Fees $18,095, Matching 401K $6,418, Other Personal Benefits $16,000.

         (2) Includes base salary of $78,100, and contributions under the Bank's retirement plan of $10,200. Also includes a bonus of $6,508. Matching 401K $4,207, Other Personal Benefits $9,000

         (3) Includes base salary of $59,976, and contributions under the Bank's retirement plan of $7,800. Also includes a bonus of $4,998. Matching 401K $3,261, Other Personal Benefits $7,500 over a period of not more than the participant's assumed life expectancy at the time of distribution. Generally, withdrawals cannot be processed until after the participant reaches age 59 1/2 or upon the participant's death, disability, termination of employment or reasons of proven financial hardship. The 401(k) Plan also allows the participant to apply for a loan as long as certain criteria are met.

         The Bank adopted the Washington Bank and Trust Company Money Purchase Pension Plan and Trust effective January 1, 1988. The Pension Plan is administered by Washington Bank and Trust Company, Inc., 919 Washington Street, Franklinton, Louisiana 70438. Employees are eligible to participate in the Pension Plan if they have completed one year of service, which is defined as 1,000 hours of service by the end of the Pension Plan year in which the employee was hired his first twelve consecutive months of employment. The Pension Plan provides for the Bank to place in a trust fund an amount equal to 5% of the participant's compensation. Participants share in the employer's contribution for any plan year in which they retire, die, become disabled, or are employed on the last day of the plan year and have completed a year of service during the plan year. Participants become vested in their Pension Plan accounts based on the vesting schedule set forth in the Pension Plan, which provides for vesting of 20% after two years of service, 40% after three years of service, 60% after four years of service, 80% after five years of service and 100% after six years of service.

TRANSACTIONS WITH MANAGEMENT

         Bank had during the past two years, and expects to have in the future, loan transactions in the ordinary course of business with directors and officers of Bank, and shareholders owning in excess of five percent of Washington's Common Stock, relatives of such persons and corporations and firms of which they are officers or in which they or their immediate families have at least a 10 percent equity interest. Such loans amounted to approximately $1,150,000 at September 30, 1994, constituting 2.6 percent of Bank's total loans as of such date and 9.4 percent of the Washington's shareholders' equity as of such date. These transactions have been and will be on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not and will not involve more than the normal risk of collectibility or present other unfavorable features.

                       CERTAIN INFORMATION CONCERNING HHC

GENERAL

         HHC is a multi-bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $2.0 billion at September 30, 1994. HHC operates a total of 58 banking offices and 86 automated teller machines in the States of Mississippi and Louisiana through two wholly owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi, organized in 1899 ("Hancock Bank MS") and Hancock Bank of Louisiana, Baton Rouge, Louisiana, organized in August 1990 ("Hancock Bank").


         As of September 30, 1994, the authorized capital stock of HHC consists of 20,000,000 shares of HHC Common Stock of which, 7,557,924 shares are issued and outstanding and no shares are held in its treasury. Assuming consummation of the Merger without any Washington's shareholders exercising their dissenters rights, HHC will have 8,100,694 shares of Common Stock issued and outstanding after the Closing.


         Both Hancock Bank MS and Hancock Bank are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. Hancock Bank MS and Hancock Bank's operating strategy is to provide their customers with the financial sophistication and breath of products of a regional bank while successfully retaining the local appeal and level of service of a community bank.

MERGER AND ACQUISITION HISTORY

         HHC has expanded its market area through a series of mergers and branch and deposit acquisitions. Beginning with the 1985 acquisition of the Pascagoula-Moss Point Bank in Pascagoula, Mississippi ("PMP"), HHC has assumed approximately $626.2 million in deposit liabilities and acquired approximately $693.9 million in assets through acquisitions or purchase and assumption transactions involving four (4) commercial banks, one (1) savings association and one (1) savings association branch. At the time of the PMP acquisition, PMP had total assets of approximately $132 million and total deposit liabilities of approximately $114 million.

         Until this year, the majority of HHC's acquisition activity occurred in 1990 and 1991, beginning with the June 1990, merger of Metropolitan National Bank ("MNB") into Hancock Bank MS. At the time of its acquisition, MNB had total assets of approximately $98.8 million and total deposit liabilities of approximately $95.1 million. Also in June of 1990, pursuant to a Purchase and Assumption Agreement, Hancock Bank MS acquired the Poplarville, Mississippi branch of Unifirst Bank for Savings from the Resolution Trust Corporation ("RTC"). The acquisition increased HHC's total assets by approximately $7.8 million and its total deposit liabilities by approximately $7.4 million. In August 1990, HHC formed Hancock Bank for the purpose of assuming the deposit liabilities and acquiring the consumer loan portfolio, corporate credit card portfolio and non-adversely classified securities portfolio of AmBank, Baton Rouge, from the FDIC. As a result of the transaction, Hancock Bank acquired fifteen (15) branch locations in the greater Baton Rouge area, approximately $337.5 million in assets and approximately $300.9 million in deposit liabilities. In August 1991, Hancock Bank MS acquired certain assets and deposit liabilities of Peoples Federal Savings Association, Bay Saint Louis, Mississippi, from the RTC. As a result of the transaction, HHC acquired assets of approximately $39.0 million and deposit liabilities of approximately $38.5 million.

         In April 1994, HHC acquired First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana ("First State Bank"). First State Bank was merged with Hancock Bank under the pooling-of-interests accounting method. The acquisition of First State Bank expanded HHC's market share in East Baton Rouge Parish by increasing HHC's total assets by approximately $82 million and total deposit liabilities by approximately $70 million.

         HHC entered into a definitive merger agreement with Bancshares August 1994 whereby Bancshares will be merged into HHC. Bancshares is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, organized and existing under and pursuant to the laws of the State of Louisiana. Bancshares owns all of the issued and outstanding common stock of First National Bank of Denham Springs, a national banking association maintaining its principal place of business at 523 Florida Avenue, Denham Springs, Livingston Parish, Louisiana ("FNB"). FNB will remain a separate subsidiary of HHC. As of September 30, 1994, Bancshares had total consolidated assets of approximately $109.3 million and total deposit liabilities of approximately $98.7 million. It is anticipated by HHC and Bancshares that the merger will be consummated in early 1995.

         HHC's regulatory capital at September 30, 1994, both on a historical basis and after giving pro forma effect to the Mergers, as of that date, substantially exceeds all current minimum regulatory requirements.

TRANSFER AGENT

         The registered transfer agent and registrar for HHC Common Stock is Hancock Bank MS, Gulfport, Mississippi.

INDEMNIFICATION

         The HHC Articles of Incorporation and Bylaws provide for indemnification by HHC, to the fullest extent permitted by the Mississippi Business Corporation Act, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.

CHANGES IN CONTROL

         Certain provisions of the HHC Articles of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in control of HHC. The classification of the HHC Board of Directors would delay any attempt by dissatisfied shareholders or anyone who obtains a controlling interest in the HHC Common Stock to elect a new board of directors. The classes of directors serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for HHC shareholders to effect a change in the majority of the HHC directors because replacement of a majority of the directors will normally require two annual meetings of shareholders. Accordingly, this provision may have the effect of discouraging hostile attempts to gain control of HHC.

         The HHC Articles of Incorporation contain in Article Fifth provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving HHC and a substantial shareholder. Mississippi law generally requires the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting to approve a merger, consolidation or dissolution of HHC or a disposition of all or substantially all of HHC's assets. Article Fifth raises the required affirmative vote to 80 percent of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if a "Substantial Stockholder" (as defined) is a party to the transaction or its percentage equity interest in HHC will be increased by the transaction. Two-thirds of the whole Board of Directors may, in all such cases, determine not to require such 80 percent affirmative vote, but only if a majority of the directors making such determine are "Continuing Directors" (as defined). Such determination may only be made prior to the time the Substantial Stockholder in question achieves such status.

         A "Substantial Stockholder" generally is defined under Article Fifth as the "beneficial owner" of 10 percent or more of the outstanding shares of stock of HHC entitled to vote in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 and includes all shares as to which the Substantial Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Fifth, a Substantial Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an "affiliate" or "associate" of the Substantial Stockholder, as well as (i) shares which it or any such "affiliate" or "associate" has a right to acquire, (ii) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and (iii) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his "affiliates" or "associates" acts as a partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of HHC.

         A "business combination" subject to Article Fifth includes, but is not limited to, the following: a merger or consolidation involving HHC or any of its subsidiaries and a Substantial Stockholder; a sale, lease or other disposition of a "substantial part" of the assets of HHC or any of its subsidiaries (i.e., assets constituting in excess of 10 percent of the book value of the total consolidated assets of HHC) to a Substantial Stockholder; an issuance of equity securities of HHC or any of its subsidiaries to a Substantial Stockholder for consideration aggregating $5 million or more; a liquidation or dissolution of HHC; and a reclassification or recapitalization of securities of HHC or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of a Substantial Stockholder in any class of equity securities of HHC or such subsidiary.

         The supermajority voting provisions embodied in Article Fifth may have the effect of discouraging any takeover or change in control of HHC. If the holders of a majority of HHC's outstanding common stock desire a takeover or change in control, and if such takeover or change in control is opposed by HHC management, the existing Articles of Incorporation of HHC possibly could be used to thwart the desires of such majority.

ADDITIONAL INFORMATION

         Additional information concerning HHC's business, and information concerning the principal holders of HHC Common Stock, the directors and executive officers of HHC, executive compensation, and certain relationships and related transactions is contained in the Annual Report on Form 10-K of HHC for the year ended December 31, 1993 (the "HHC 10-K"), in the Proxy Statement for the February 24, 1994 Annual Meeting of Shareholders of HHC (incorporated into the HHC 10-K by reference), and the Form 10-Q of HHC for the quarter ended September 30, 1994. All of such information is hereby incorporated into this Prospectus/Proxy Statement by reference. See "DOCUMENTS INCORPORATED BY REFERENCE."

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         If the shareholders of Washington approve the Merger Agreement and the Company Merger is subsequently consummated, all shareholders of Washington, other than those exercising dissenters rights, will become shareholders of HHC. The rights of shareholders of Washington who receive HHC Common Stock in connection with the Merger will be governed by the Articles of Incorporation and Bylaws of HHC, rather than the Articles of Incorporation and Bylaws of Washington. The rights of HHC's shareholders are governed by the Articles of Incorporation of HHC, the Bylaws of HHC and the laws of the State of
Mississippi.   The rights of Washington's shareholders are governed by the
Articles of Incorporation of Washington, the Bylaws of Washington and the laws of the State of Louisiana. The following is a brief summary of the principal differences between the rights of shareholders of HHC and the shareholders of Washington. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of HHC and the Articles of Incorporation and Bylaws of Washington as well as the LBCL and the Mississippi Business Corporation Act.

DIRECTORS

         The Board of Directors of HHC may consist of not less than nine persons, as set from time to time by the Board of Directors, and currently consists of nine members. The HHC Board of Directors is divided into three classes, as nearly equal in number as possible, with members of each class to serve for three years and with one class being elected each year. The Board of Directors of Washington may be composed of such number of persons determined by resolution of the Washington Board of Directors or by the shareholders but can never be less than one. Washington's Board of Directors currently consists of eleven members. The directors of Washington are elected for one year terms of office each year or until their successors are chosen and qualified.

         A director of HHC may be removed from office only for cause, by the affirmative vote of a majority of directors present. The Bylaws of Washington provide that at any meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors of Washington may be removed, with or without cause, by a vote of the holders a majority of the shares then entitled to vote in the election of directors.

         The Bylaws of Washington provide that any vacancy occurring on the Board of Directors (by death, resignation, removal, or otherwise) may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy serves the unexpired term of his predecessor in office. In case of any increase in the number of directors constituting the entire Board of Directors, the additional directors are to be elected at a meeting of shareholders. At all meetings of the Board of Directors of Washington, a majority of the directors constitutes a quorum for the transaction of business. By resolution of the Washington Board of Directors, those persons serving as directors may be compensated a fixed sum and expenses of attendance, if any, for attending board meetings or they may receive a stated salary.

         The Bylaws of HHC provide that vacancies occurring on the Board of Directors for any reason must be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum. The person filling the vacancy must serve out the remainder of the term of the vacated directorship or, in case the vacancy results from an increase in the number of directors, the term designated for the class of directors of which the directorship is a part.

AMENDMENT OF ARTICLES OF INCORPORATION

         The affirmative vote of the holders of a majority of votes entitled to be cast at a shareholders meeting is required to amend any provision of the HHC Articles of Incorporation unless the amendment would amend the Articles relating to certain changes in control, in which case eighty percent (80%) or more of the votes entitled to be cast is required or unless the amendment would amend the Articles relating to size, composition and removal of the HHC Board of Directors, in which case the approval of the holders of not less than two-thirds (2/3) of the outstanding shares of common stock is required. The Articles of Incorporation of Washington may be amended by two-thirds (2/3) of the voting power present.

AMENDMENT OF BYLAWS

         Although certain provisions of HHC's Bylaws relating to changes in control and the size, composition and removal of the HHC Board of Directors require a vote of eighty percent (80%) of the total voting power and a vote of two-thirds (2/3) of the outstanding common stock, respectively, the remaining provisions of HHC's Bylaws may be amended or repealed by the Board of Directors, if a quorum is present, by the affirmative vote of majority of directors present or by the shareholders if a quorum exists and the votes cast favoring the action exceed the votes cast opposing the action.

         The Bylaws of Washington provide that the power and authority to alter, amend or repeal the Bylaws or to adopt new Bylaws are concurrently vested in the Board of Directors and the shareholders, subject to the right of the shareholders to repeal the authority of the Board of Directors to alter, amend, or repeal the Bylaws or to adopt new Bylaws.

CUMULATIVE VOTING

         The Articles of Incorporation of Washington provide for the election of directors by plurality vote. The Articles of Incorporation of HHC do not allow cumulative voting in the election of directors.

         THE ABSENCE OF CUMULATIVE VOTING REDUCES THE LIKELIHOOD THAT THE HOLDERS OF A MINORITY INTEREST IN A CORPORATION WILL BE ABLE TO OBTAIN REPRESENTATION ON THE BOARD OF DIRECTORS OF THAT CORPORATION.

PREEMPTIVE RIGHTS

         The Articles of Incorporation of Washington do not grant preemptive rights to holders of its Common Stock or Preferred Stock. The holders of HHC Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of HHC Common Stock that may be issued.

REPORTS TO SHAREHOLDERS

         The HHC Common Stock is registered under the Exchange Act, and, therefore, HHC is required to provide annual reports containing audited financial statements to shareholders and to file such other reports with the SEC and solicit proxies in accordance with the rules of the SEC. HHC also provides reports to its shareholders on an interim basis containing unaudited financial information. The Washington Common Stock is not registered under the Exchange Act. Washington does not provide its shareholders with annual reports containing audited financial statements of Washington.

DIVIDENDS

         The sources of funds for payments of dividends by HHC and Washington are their subsidiaries. Because the primary subsidiaries of HHC and Washington are financial institutions, payments made by such subsidiaries of HHC and Washington to their shareholders are limited by law and regulations of the bank regulatory authorities.

         The LBCL provides that a board of directors may declare dividends in cash, property or shares out of surplus (except earned surplus reserved by the board) except: (1) when the corporation is insolvent or would thereby become insolvent, or (2) when such would be contrary to restrictions in the corporation's articles of incorporation. If no surplus is available, dividends may be paid out of net profits for current or preceding fiscal years, under certain restrictions. No dividend may be paid in shares other than with treasury shares without transfer to stated capital from surplus of (1) an amount not less than the aggregate par value of shares issued, and (2) an amount determined by directors in respect to no par shares issued. The Mississippi Business Corporation Act provides that no distribution, including dividend distributions, may be made if, after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders who have superior preferential rights upon dissolution.

VOTING RIGHTS

         The holders of shares of HHC Common Stock and the holders of shares of Washington Common Stock are each entitled to one vote per share on all matters brought before the shareholders.

                                 LEGAL MATTERS

         Certain legal matters in connection with the HHC Common Stock being offered hereby will be passed upon by Heidelberg & Woodliff, P.A., 125 South Congress Street, Jackson, Mississippi, counsel for HHC.

                                    EXPERTS

         The consolidated financial statements of Washington as of and for the years ended December 31, 1993 and 1992 contained in this Prospectus/Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report with respect thereon appearing elsewhere herein, and have been included in reliance upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of HHC incorporated in this Prospectus/Proxy Statement by reference from the HHC 10-K have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

         At the time of the preparation of this Prospectus/Proxy Statement, Washington had not been informed of any matters to be presented by or on behalf of Washington or its management for action at the Special Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

         Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of Washington, and return it at once in the enclosed envelope.

                         INDEX TO FINANCIAL STATEMENTS




Unaudited Condensed Consolidated Financial Statements - Nine Months Ended September 30, 1994 and 1993

         Condensed Consolidated Statements of Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

         Condensed Consolidated Statements of Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3

         Condensed Consolidated Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . . F-4

         Notes to Condensed Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . F-5

Audited Consolidated Financial Statements - Years Ended December 31, 1993 and 1992

         Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

         Consolidated Statements of Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

         Consolidated Statements of Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-8

         Consolidated Statements of Changes in Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . F-9

         Consolidated Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-10

         Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-11

                     WASHINGTON BANCORP, INC. & SUBSIDIARY

                 Condensed Consolidated Statements of Condition
                                  (Unaudited)

                             (Amounts in thousands)


                                                                  Sept. 30         Dec. 31          Sept. 30
                                                                    1994             1993             1993
                                                                  --------         -------          --------
ASSETS:
      Cash & due from banks (non-interest bearing)                 $ 5,707         $ 4,908           $ 4,546
      Federal Funds Sold                                            29,275          21,485            16,475
      Interest bearing time deposits with other banks                  200             199               -0-
      Held to Maturity securities (market
            value of $6,700, $9,528 and $16,075)                     6,725           9,492            16,057
      Loans, Net of unearned income                                 45,856          48,455            49,057
         Less:  Allowance for loan losses                            1,151           1,088             1,195
                                                                   -------         -------           -------
            Net Loans                                               44,705          47,367            47,862
      Property & Equipment, net                                        510             555               763
      Other Real Estate                                                259             334               330
      Accrued interest receivable                                      289             372               348
      Other Assets                                                     271             254                13
                                                                   -------         -------           -------
           TOTAL ASSETS                                            $87,941         $84,966           $86,394
                                                                   =======         =======           =======

LIABILITIES & STOCKHOLDERS' EQUITY:
   Liabilities:
      Deposits:
         Non-interest bearing demand                               $18,169         $16,692           $16,091
         Interest bearing savings, NOW, Money Market & Other Time   57,429          56,840            59,045
                                                                   -------         -------           -------
           TOTAL DEPOSITS                                           75,598          73,532            75,136
      Other Liabilities                                                308              84               326
                                                                   -------         -------           -------
           TOTAL LIABILITIES                                        75,906          73,616           $75,462
                                                                   -------         -------           -------

   Stockholders' Equity:
         Common stock                                                  808             808               808
         Surplus                                                       145             145               145
         Undivided Profits                                          11,082          10,397             9,979
                                                                   -------         -------           -------
           TOTAL STOCKHOLDERS' EQUITY                               12,035          11,350            10,932
                                                                   -------         -------           -------

           TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                $87,941         $84,966           $86,394
                                                                   =======         =======           =======


* The above Statement of Condition at December 31, 1993 has been taken from the audited financial statements at that date and condensed.


See Notes to Condensed Consolidated Financial Statements

                     WASHINGTON BANCORP, INC. & SUBSIDIARY

                  Condensed Consolidated Statements of Income
                                  (Unaudited)

                  (Amounts in thousands except per share data)

                         Nine Months Ended September 30
                         ------------------------------

                                                                     1994            1993
                                                                     ----            ----
Interest Income:
   Interest & Fees on Loans                                         $ 3,267        $ 3,604
   Interest on:
      U.S. Treasury Securities & Obligations of other
      U.S. Gov't Agencies & Corporations                                204            690
      Obligations of State & Political Subd.                             39             18
   Interest on Federal Funds Sold                                       789            210
                                                                    -------        -------
            TOTAL INTEREST INCOME                                     4,299          4,522

Interest Expense:
   Interest on deposits                                               1,189          1,267
                                                                    -------        -------
   Net Interest Income                                                3,110          3,255
   Provision for Loan Losses                                            120            150
                                                                    -------        -------
   Net Interest Income After Provision for Loan Losses                2,990          3,105
                                                                    -------        -------

Other Operating Expenses:
   Service Charges on Deposit Accounts                                  626            601
   Other Non-Interest Income                                            170            120
                                                                    -------        -------
            TOTAL OTHER OPERATING INCOME                                796            721
                                                                    -------        -------

Other Operating Expenses:
   Salaries & Employee Benefits                                       1,282          1,196
   Net Occupancy Expenses of Bank Premises & Equipment Expenses         279            342
   Other Non-Interest Expense                                           819            780
                                                                    -------        -------
            TOTAL OTHER OPERATING EXPENSES                            2,380          2,318
                                                                    -------        -------

Earnings Before Income Taxes                                          1,406          1,508

Income Taxes                                                            478            513
                                                                    -------        -------
   NET EARNINGS                                                     $   928        $   995
                                                                    =======        =======

Net Earnings Per Common Share                                       $ 11.48        $ 12.31

Dividends Paid Per Common Share                                        3.00           1.00

Weighted Average Number of Common Shares Outstanding                 80,844         80,844


See Notes to Condensed Consolidated Financial Statements

                            WASHINGTON BANCORP, INC.

                       Condensed Statements of Cash Flows
                                  (Unaudited)

                             (Amounts in thousands)

                         Nine Months Ended September 30
                         ------------------------------

                                                                              1994                     1993
                                                                             ------                   ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   $ 1,136                   $ 1,645
                                                                            -------                   -------

INVESTING ACTIVITIES
   Net (increase) decrease in interest-bearing deposits in banks                 (1)                      250
   Proceeds from maturities of held-to-maturity securities                    8,773                    29,011
   Purchase of held-to-maturity securities                                   (6,006)                  (14,427)

   Net decrease in loans                                                      2,542                     1,138
   Proceeds from sale of other real estate                                      327                        10
   Purchase of bank premises and equipment                                       (5)                      (84)
                                                                            -------                   -------
   Net cash provided by  investing activities                                 5,630                    15,898
                                                                            -------                   -------

FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                        2,066                    (1,486)
   Principal payments on note payable                                          -                        ( 300)
   Principal payments on subordinated debentures                               -                        ( 312)
   Cash dividends paid to stockholders                                        ( 243)                    (  81)
                                                                            -------                   -------
   Net cash provided by (used in) financing activities                        1,823                    (2,179)
                                                                            -------                   -------
   Net increase  in cash and cash equivalents                                 8,589                    15,364

   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                          26,393                     5,657
                                                                            -------                   -------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD                               $34,982                   $21,021
                                                                            =======                   =======


See Notes to Condensed Consolidated Financial Statements

                     WASHINGTON BANCORP, INC. & SUBSIDIARY

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)

                 Nine Months Ended September 30, 1994 and 1993

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting principles followed by Washington Bancorp, Inc. and the methods of applying those principles conform with generally accepted accounting principles consistently applied and generally practiced within the banking industry. The significant accounting principles are summarized below.

         The consolidated financial statements include the accounts of Washington Bancorp, Inc. and its wholly owned subsidiary, Washington Bank and Trust Company. All significant intercompany transactions and balances have been eliminated in consolidation.

         The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. For further information, refer to the consolidated financial statements and notes thereto of Washington Bancorp, Inc. and subsidiary for the years ended December 31, 1993 and 1992, included elsewhere herein.

PROPOSED MERGER


         On July 6, 1994, the Company entered into an agreement and plan of reorganization with Hancock Holding Company (Hancock), a bank holding company with its principal office in Gulfport, Mississippi, pursuant to which the Company will merge with and into Hancock. The proposed merger is subject to various conditions, including approval by the shareholders of the Company and by certain regulatory agencies. The agreement contemplates that the shareholders of the Company will receive approximately 543,000 shares of Hancock common stock, subject to adjustment under certain circumstances.

                         Report of Independent Auditors


The Board of Directors
Washington Bancorp, Inc.


We have audited the accompanying consolidated statements of condition of Washington Bancorp, Inc. and its subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Washington Bancorp, Inc. and its subsidiary at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Notes 2 and 5 to the financial statements, in 1993 the Company changed its method of accounting for income taxes and securities.


                                                     /s/ ERNST & YOUNG LLP


January 13, 1994

                            Washington Bancorp, Inc.

                      Consolidated Statements of Condition



                                                                              DECEMBER 31
                                                                        1993               1992
                                                                  ---------------    ----------------
 ASSETS
 Cash and due from banks                                          $     4,908,110    $      5,406,753
 Federal funds sold                                                    21,485,000             250,000
 Interest-bearing deposits in banks                                       199,000             797,000
 Held-to-maturity securities                                            9,492,319          30,641,055
 Loans, net                                                            47,366,700          49,149,771
 Bank premises and equipment, net                                         555,060             547,610
 Other real estate owned                                                  333,948             247,737
 Accrued interest receivable and other assets                             370,641             460,766
 Deferred tax asset                                                       254,993                   -
                                                                  ===============    ================
 Total assets                                                     $    84,965,771    $     87,500,692
                                                                  ===============    ================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
   Deposits:
     Demand                                                       $    16,692,273    $     15,202,293
     Money market and NOW accounts                                      5,924,917           6,376,985
     Savings                                                           21,669,739          21,897,159
     Time                                                              29,244,865          33,145,933
                                                                  ---------------    ----------------
   Total deposits                                                      73,531,794          76,622,370

 Accrued interest payable and other liabilities                            83,652             249,052
 Note payable                                                                   -             300,000
 Subordinated debentures                                                        -             311,667
                                                                  ---------------    ----------------
 Total liabilities                                                     73,615,446          77,483,089

 Stockholders' equity:
   Common stock, 1,000,000 shares of $10 par value authorized,
     80,844 shares issued and outstanding                                 808,440             808,440
   Surplus                                                                144,972             144,972
   Retained earnings                                                   10,396,913           9,064,191
                                                                  ---------------    ----------------
 Total stockholders' equity                                            11,350,325          10,017,603
                                                                  ---------------    ----------------
 Total liabilities and stockholders' equity                       $    84,965,771    $     87,500,692
                                                                  ===============    ================


See accompanying notes.

                            Washington Bancorp, Inc.

                       Consolidated Statements of Income

                                                                           YEAR ENDED DECEMBER 31
                                                                           1993             1992
                                                                      --------------   --------------
 Interest income:
   Loans, including fees                                              $    4,743,368   $    5,108,036
   Interest-bearing deposits in banks                                         19,959           39,759
   Federal funds sold                                                        358,107          771,583
   Held-to-maturity securities:
     U. S. Treasury and government agencies and corporations
                                                                             804,845          849,478
     State and political subdivisions                                         19,614            1,045
                                                                      --------------   --------------
                                                                           5,945,893        6,769,901
 Interest expense:
   Money market and NOW accounts                                             131,560          198,326
   Savings deposits                                                          491,635          619,924
   Time deposits                                                           1,047,267        1,607,815
   Note payable and subordinated debentures                                   16,167           84,588
                                                                      --------------   --------------
                                                                           1,686,629        2,510,653
                                                                      --------------   --------------
 Net interest income                                                       4,259,264        4,259,248

 Provision for loan losses                                                   150,000          210,000
                                                                      --------------   --------------
 Net interest income after provision for loan losses                       4,109,264        4,049,248

 Other operating income:
   Service charges on deposit accounts                                       821,340          738,680
   Other                                                                     227,562          258,180
                                                                      --------------   --------------
                                                                           1,048,902          996,860
 Other operating expenses:
   Salaries and employee benefits                                          1,588,467        1,524,539
   Occupancy, rentals, depreciation, and maintenance                         320,498          343,293
   Other                                                                   1,425,742        1,312,518
                                                                      --------------   --------------
                                                                           3,334,707        3,180,350
                                                                      --------------   --------------
 Income before income taxes and cumulative effect of an accounting
   change for income taxes                                                 1,823,459        1,865,758
 Income taxes                                                                630,465          694,004
                                                                      --------------   --------------
 Income before cumulative effect of an accounting change for income
   taxes                                                                   1,192,994        1,171,754
 Cumulative effect of an accounting change for income taxes
                                                                             301,416                -
                                                                      --------------   --------------
 Net income                                                           $    1,494,410   $    1,171,754
                                                                      ==============   ==============


See accompanying notes.

                            Washington Bancorp, Inc.

           Consolidated Statements of Changes in Stockholders' Equity




                                            COMMON                      RETAINED
                                            STOCK        SURPLUS        EARNINGS           TOTAL
                                        -------------  ------------  ---------------  ---------------
 Balance at January 1, 1992             $     808,440  $    144,972  $     7,973,281  $     8,926,693
   Net income for 1992                              -             -        1,171,754        1,171,754
   Cash dividends                                   -             -          (80,844)         (80,844)
                                        -------------  ------------  ---------------  ---------------
 Balance at December 31, 1992                 808,440       144,972        9,064,191       10,017,603
   Net income for 1993                              -             -        1,494,410        1,494,410
   Cash dividends                                   -             -         (161,688)        (161,688)
                                        -------------  ------------  ---------------  ---------------
 Balance at December 31, 1993           $     808,440  $    144,972  $    10,396,913  $    11,350,325
                                        =============  ============  ===============  ===============



See accompanying notes.

                            Washington Bancorp, Inc.

                     Consolidated Statements of Cash Flows



                                                                  YEAR ENDED DECEMBER 31
                                                                 1993               1992
                                                           ---------------    ----------------
 OPERATING ACTIVITIES
 Net income                                                $     1,494,410    $      1,171,754
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Cumulative effect of an accounting change for
       income taxes                                               (301,416)                  -
     Depreciation and amortization                                  76,879             100,391
     Discount accretion net of premium amortization on
       held-to-maturity securities                                (417,250)            (29,423)
     Provision for loan losses                                     150,000             210,000
     Changes in operating assets and liabilities:
       Accrued interest receivable and other assets                 90,125             136,321
       Deferred tax asset                                           46,423                   -
       Accrued interest payable and other liabilities             (165,400)            (29,422)
                                                           ---------------    ----------------
 Net cash provided by operating activities                         973,771           1,559,621

 INVESTING ACTIVITIES
 Net decrease in interest-bearing deposits in banks                598,000               1,000
 Proceeds from maturities of held-to-maturity securities        35,105,000          12,027,000
 Purchase of held-to-maturity securities                       (13,539,014)        (28,060,961)
 Net decrease in loans                                           1,499,070             270,120
 Proceeds from sale of other real estate                            47,790             332,634
 Purchase of bank premises and equipment                           (84,329)            (54,386)
                                                           ---------------    ----------------
 Net cash provided by (used in) investing activities            23,626,517         (15,484,593)

 FINANCING ACTIVITIES
 Net decrease in deposits                                       (3,090,576)         (4,247,109)
 Principal payments on note payable                               (300,000)            (94,803)
 Principal payments on subordinated debentures                    (311,667)           (311,667)
 Cash dividends paid to stockholders                              (161,688)            (80,844)
                                                           ---------------    ----------------
 Net cash used in financing activities                          (3,863,931)         (4,734,423)
                                                           ---------------    ----------------
 Net increase (decrease) in cash and cash equivalents           20,736,357         (18,659,395)

 Cash and cash equivalents at beginning of year                  5,656,753          24,316,148
                                                           ---------------    ----------------
 Cash and cash equivalents at end of year                  $    26,393,110    $      5,656,753
                                                           ===============    ================

See accompanying notes.

                            Washington Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                           December 31, 1993 and 1992




1. ACCOUNTING POLICIES

The accounting principles followed by Washington Bancorp, Inc. and the methods of applying those principles conform with generally accepted accounting principles consistently applied and generally practiced within the banking industry. The significant accounting principles are summarized below.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Washington Bancorp, Inc. (the Company) and its wholly owned subsidiary, Washington Bank and Trust Company (the Bank). All significant intercompany transactions and balances have been eliminated in consolidation.

SECURITIES

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation at each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity.
Held-to-maturity securities are stated at amortized cost.

The amortized cost of securities classified as held-to-maturity is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest income.

LOANS

Loans are reported at principal amounts, net of unearned discount and the allowance for loan losses. Income on discounted loans is recognized over the terms of the loans under the interest method. Income on other loans is recognized on the simple interest basis on daily balances of the principal amount outstanding.

                            Washington Bancorp, Inc.

1. ACCOUNTING POLICIES  (CONTINUED)

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, that the borrowers' financial condition is such that collection of interest is doubtful.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using accelerated methods over the estimated useful lives of the assets. The estimated useful lives used in computing depreciation for the principal items of bank premises and equipment are 33 years for buildings and 3 to 5 years for furniture, fixtures, and equipment.

NEGATIVE GOODWILL

The excess of book value over cost of the Company's acquisition of the Bank is being charged to bank premises and equipment. The Company is amortizing this negative goodwill on a straight-line basis over 120 months.

OTHER REAL ESTATE

Properties acquired through foreclosure or deed taken in lieu of foreclosure are recorded at the lower of cost or fair value. Write-downs from cost to fair value at the time of foreclosure are charged to the reserve for loan losses; subsequent write-downs and gains or losses recognized on the sale of such properties are charged to expense.

                            Washington Bancorp, Inc.

1. ACCOUNTING POLICIES  (CONTINUED)

INCOME TAXES

The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds sold are for one-day periods.

The Company paid interest, principally on deposits, of $1,720,818 in 1993 and $2,614,618 in 1992.

RECLASSIFICATION

Certain 1992 notes to the consolidated financial statements have been reclassified to conform to the 1993 financial statement presentation.

2. HELD-TO-MATURITY SECURITIES

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. As permitted under the Statement, the Company has elected to adopt the provisions of the new standard as of the end of its current fiscal year. The change had no effect on net income.

                            Washington Bancorp, Inc.

2. HELD-TO-MATURITY SECURITIES (CONTINUED)

                                                 1993                               1992
                                   -------------------------------------------------------------------
                                                       ESTIMATED                          ESTIMATED
                                       CARRYING          MARKET          CARRYING          MARKET
                                        VALUE            VALUE             VALUE            VALUE
                                   ---------------  ---------------   ---------------  ---------------
 U. S. Treasury                    $     3,167,838  $     3,192,680   $    23,626,540  $    23,688,000
 U. S. Government agencies and
   corporations                          4,499,751        4,512,010         6,999,515        7,052,000
 State and political
   subdivisions                          1,824,730        1,824,152            15,000           15,000
                                   ---------------  ---------------   ---------------  ---------------
 Total                             $     9,492,319  $     9,528,842   $    30,641,055  $    30,755,000
                                   ===============  ===============   ===============  ===============

The market values of obligations of state and political subdivisions are based on available market data, which often reflect transactions of relatively small size and are not necessarily indicative of the price at which large amounts of particular issues could be readily sold.

Management does not anticipate a requirement to sell at a loss any of the above securities for liquidity or other operating purposes. Gross unrealized losses on investment securities were insignificant in both 1993 and 1992.

At December 31, 1993, held-to-maturity securities, at cost, were scheduled to mature as follows:

                                                                           AFTER ONE
                                                            WITHIN         BUT WITHIN
                                                           ONE YEAR        FIVE YEARS
                                                       ---------------  ---------------
 U. S. Treasury                                        $     2,170,986  $       996,852
 U. S. Government agencies and corporations                  3,999,751          500,000
 State and political subdivisions                              665,878        1,158,852
                                                       ---------------  ---------------
 Total                                                 $     6,836,615  $     2,655,704
                                                       ===============  ===============

                            Washington Bancorp, Inc.

2. HELD-TO-MATURITY SECURITIES (CONTINUED)

Securities with aggregate carrying values of approximately $500,000 and $700,000 at December 31, 1993 and 1992, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

3. LOANS

The composition of the loan portfolio at December 31, 1993 and 1992 was as follows:

                                              1993             1992
                                        ---------------  ---------------
 Real estate--mortgage                  $    29,427,793  $    30,219,167
 Real estate--construction                    2,619,187        3,609,833
 Commercial and agricultural                  6,005,126        6,171,069
 Installment loans to individuals             9,849,498        9,330,178
 Other                                        1,061,259        1,620,263
                                        ---------------  ---------------
 Total                                       48,962,863       50,950,510

 Less:
   Unearned discount                            508,181          690,151
   Allowance for loan losses                  1,087,982        1,110,588
                                        ---------------  ---------------
 Loans, net                             $    47,366,700  $    49,149,771
                                        ===============  ===============

Loans on which the accrual of interest has been discontinued approximated $269,700 and $190,000 at December 31, 1993 and 1992, respectively. The amount of additional interest income which would have accrued on these loans is immaterial to the financial statements.

Loans transferred to other real estate amounted to $126,256 in 1993 and $212,540 in 1992.

                            Washington Bancorp, Inc.

3. LOANS (CONTINUED)

A summary of changes in the allowance for loan losses for the years ended December 31, 1993 and 1992 is as follows:

                                              1993             1992
                                        --------------   --------------
 Balance at beginning of year           $    1,110,588   $    1,086,516
 Provision charged to expense                  150,000          210,000
 Loans charged off                            (289,150)        (306,083)
 Recoveries                                    116,544          120,155
                                        --------------   --------------
 Balance at end of year                 $    1,087,982   $    1,110,588
                                        ==============   ==============

4. BANK PREMISES AND EQUIPMENT

Major classifications of bank premises and equipment at December 31, 1993 and 1992 are as follows:

                                                  1993             1992
                                            --------------   --------------
 Land                                       $      430,628   $      430,628
 Buildings and improvements                      1,089,695        1,089,695
 Furniture, fixtures, and equipment              1,362,711        1,293,922
                                            --------------   --------------
 Total                                           2,883,034        2,814,245

 Less:
   Accumulated depreciation                      2,042,220        1,931,184
   Unamortized excess book value over cost
     of minority interest                          285,754          335,451
                                            --------------   --------------
 Bank premises and equipment, net           $      555,060   $      547,610
                                            ==============   ==============


5. INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement No. 109, Accounting for Income Taxes. The Company adopted the provisions of the new standard in its financial statements for the year ended December 31, 1993. As permitted by the Statement, prior year financial statements have not been restated to reflect the change in accounting method. The cumulative effect as of January 1, 1993 of adopting Statement No. 109 increased net income by $301,416.

                            Washington Bancorp, Inc.

5. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 are as follows:

 Deferred tax assets:
   Book over tax loan loss reserve                  $   180,823
   Deferred compensation                                 83,643
   Other                                                 10,095
                                                    -----------
 Total deferred tax assets                              274,561
                                                    -----------

 Deferred tax liabilities:
   Other                                                 19,568
                                                    -----------
 Total deferred tax liabilities                          19,568
                                                    -----------
 Net deferred asset                                 $   254,993
                                                    ===========

At December 31, 1993, the Company had deferred tax assets of $254,993. For financial reporting purposes, no valuation allowance has been recognized to offset the deferred tax assets.

The income tax provision consisted of current income taxes of $584,042 and $709,156 in 1993 and 1992, respectively, and deferred taxes of $46,423 in 1993. The Company did not provide deferred taxes prior to 1993 because the amounts were immaterial. The effect of not providing deferred taxes was immaterial.

The Company made income tax payments in the amounts of $540,304 in 1993 and $644,457 in 1992.

During 1993, the Bank's federal consolidated tax returns for 1991 and 1992 were examined and settled by the Internal Revenue Service. No other examinations are pending as of December 31, 1993.

                            Washington Bancorp, Inc.

6. RELATED PARTY TRANSACTIONS

The Bank enters into various loans and other transactions, in the ordinary course of business, with its directors, officers, and some of their related business interests. The loans and other transactions are made on substantially the same terms as those prevailing at the time for comparable loans and similar transactions with other persons. At December 31, 1993 and 1992, certain officers and directors, and entities in which they have 10% or more beneficial ownership, were indebted to the Bank in the approximate amounts of $1,292,000 and $1,617,000, respectively.

7. CAPITAL STOCK

The Company has 1,000,000 shares of $5 par value cumulative preferred stock authorized; none of which is outstanding.

8. NOTE PAYABLE AND SUBORDINATED DEBENTURES

The note payable by the Company was collateralized by the common stock of the Bank owned by the Company and had an interest rate which fluctuated with prime. At December 31, 1993, the interest rate was 6%. The loan agreement gave the lender the option to call the loan at any time and required the remaining balance of the loan to be paid in 1993. The loan agreement also placed certain restrictions on the Company with respect to future borrowings, dividends paid, and on issuance of common stock by the Bank. The note payable was paid during 1993.

The subordinated debentures of the Company bear interest at 10% per year, payable semiannually. Annual principal payments of $311,667 were due until the debentures were paid in 1993.

9. EMPLOYEE BENEFIT PLANS

The Bank has a profit-sharing plan which includes an incentive savings plan that allows participants to make annual contributions by salary reductions of not less than 1% nor more than 5% of their annual compensation (limited to $200,000) pursuant to Section 401(k) of the Internal Revenue Code. All employees who have completed one year of service are eligible to participate in the plan. Employee contributions are matched dollar

                           Washington Bancorp, Inc.

9. EMPLOYEE BENEFIT PLANS (CONTINUED)

for dollar up to 5% of the employee's salary by the Bank. Additional discretionary contributions to the plan are determined by the board of directors annually. The matching employer contributions approximated $53,000 in 1993 and 1992, and discretionary contributions to the plan amounted to approximately $26,900 and $23,400 in 1993 and 1992, respectively.

The Bank also has a money purchase plan which covers all employees who have completed one year of service. Annual contributions to the plan are equal to 5% of a covered employee's annual compensation (limited to $200,000) and amounted to approximately $67,000 and $63,000 in 1993 and 1992, respectively. Employee contributions to the plan are not permitted.

The Bank's contributions to the plans become 20% vested to the employee after two years of participation in the plan and vest an additional 20% in each subsequent year until fully vested after six years of service. Participants vest immediately in their salary reduction contributions.

10. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's business activity is with customers located within Washington Parish, Louisiana. The Company grants real estate, agricultural, commercial and industrial, and installment loans. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to pay their loans is dependent upon the dairy and timber industries. Loans are reviewed by management and collateral is required on a case-by-case basis.

11. RESTRICTIONS ON SUBSIDIARY DIVIDENDS

The approval of the Bank regulators is required to pay dividends in excess of the Bank's earnings retained in the current year plus retained net profits for the preceding two years. At the beginning of 1994, the Bank will have retained earnings of $7,810,783 of which $2,040,000 will be available for distribution to the Company as dividends without prior regulatory approval.

                            Washington Bancorp, Inc.

12. CONDENSED FINANCIAL INFORMATION OF THE COMPANY

The following is the condensed financial information of the Company as of December 31, 1993 and 1992 and for the years then ended:

 BALANCE SHEET
                                                           1993               1992
                                                    ----------------   ----------------
 ASSETS
 Cash                                               $         23,587   $         25,914
 Interest-bearing deposits in banks                          199,000            897,000
 Receivable from the Bank                                      2,709             15,152
 Investment in the Bank - at equity                       11,125,029          9,706,204
                                                    ----------------   ----------------
 Total                                              $     11,350,325   $     10,644,270
                                                    ================   ================

 LIABILITIES
 Accrued interest payable                           $              -   $         15,000
 Note payable                                                      -            300,000
 Subordinated debentures                                           -            311,667
 Stockholders' equity                                     11,350,325         10,017,603
                                                    ----------------   ----------------
 Total                                              $     11,350,325   $     10,644,270
                                                    ================   ================

 STATEMENT OF INCOME
 Interest income                                    $         19,959   $         39,759
 Interest expense                                            (16,167)           (84,588)
 Other                                                       (11,760)                 -
 Amortization of book value at excess of cost                 49,697             49,697
                                                    ----------------   ----------------
 Income (loss) before income taxes and equity in
   earnings of the Bank                                       41,729              4,868
 Income tax benefits                                           2,709             15,152
                                                    ----------------   ----------------
                                                              44,438             20,020

 Equity in earnings of the Bank:
   Income before cumulative effect of an
     accounting change                                     1,148,556          1,151,734
   Cumulative effect of an accounting change                 301,416                  -
                                                    ----------------   ----------------
                                                           1,449,972          1,151,734
                                                    ----------------   ----------------
 Net income                                         $      1,494,410   $      1,171,754
                                                    ================   ================

                            Washington Bancorp, Inc.

12. CONDENSED FINANCIAL INFORMATION OF THE COMPANY (CONTINUED)

The Bank paid the Company dividends of $80,844 during 1993 and $480,844 during 1992. The Company's investment in the Bank is less than the Bank's equity as a result of the unamortized excess book value over cost of minority interest.

 STATEMENT OF CASH FLOWS
                                                                 1993               1992
                                                           ---------------    ----------------
 OPERATING ACTIVITIES
 Net income                                                $     1,494,410    $      1,171,754
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Equity in undistributed earnings                           (1,369,128)           (670,890)
     Amortization of excess book value over cost of
       stock acquired                                              (49,697)            (49,697)
     Changes in operating assets and liabilities:
       Receivable from Bank                                         12,443              10,253
       Accrued interest payable                                    (15,000)                  -
                                                           ---------------    ----------------
 Net cash provided by operating activities                          73,028             461,420

 INVESTING ACTIVITIES
 Net decrease in interest-bearing deposits in banks                698,000               1,000
                                                           ---------------    ----------------
 Net cash provided by investing activities                         698,000               1,000

 FINANCING ACTIVITIES
 Principal payments on note payable                               (300,000)            (94,803)
 Principal payments on subordinated debentures                    (311,667)           (311,667)
 Cash dividends paid to stockholders                              (161,688)            (80,844)
                                                           ---------------    ----------------
 Net cash used by financing activities                            (773,355)           (487,314)
                                                           ---------------    ----------------
 Decrease in cash and cash equivalents                              (2,327)            (24,894)

 Cash at beginning of year                                          25,914              50,808
                                                           ---------------    ----------------
 Cash at end of year                                       $        23,587    $         25,914
                                                           ===============    ================

                                   APPENDIX A

                                MERGER AGREEMENT
                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of the 6th day of July, 1994, is made between Washington Bancorp, Franklinton, Louisiana, a Louisiana corporation ("Washington"), and Hancock Holding Company, a Mississippi corporation ("HHC").

         The Boards of Directors of Washington and HHC have duly approved this Agreement and have authorized the execution hereof by Washington's President and HHC's President and Chief Executive Officer, respectively. Washington has directed that this Agreement be submitted to a vote of its shareholders in accordance with Part XI of the Louisiana Business Corporation Law ("LBCL") and the terms of this Agreement.

         In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Washington with and into HHC and the merger of Washington Bank & Trust Company with and into Hancock Bank of Louisiana and prescribe the terms and conditions of such mergers and the mode of carrying them into effect, which shall be as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

         1.1 "Agreement" shall mean this Agreement and Plan of Reorganization by and between Washington and HHC and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

         1.2 "Bank" means Washington Bank & Trust Company, a Louisiana banking corporation duly chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at 919 Washington Street, in Franklinton, Washington Parish, Louisiana.

         1.3 "Book Value" with respect to stockholders' equity of Washington shall mean the difference between the dollar amount of total liabilities of Washington reflected on the books and records of Washington as of the Valuation Date and the dollar amount of total assets of Washington reflected on the books and records of Washington as of the Valuation Date.

         1.4 "Business Day" shall mean a day on which Hancock Bank is open for business and which is not a Saturday, Sunday or legal bank holiday.

         1.5 "Closing" The closing (the "Closing") of the transactions contemplated herein will take place at Hancock Bank's office at 3854 American Way, in Baton Rouge, Louisiana, on a date that is mutually agreed to by both parties ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration Statement (the "Registration Statement") filed with the SEC is declared effective, or such later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Merger as may reasonably be required (including material required to be delivered under this Agreement).

         1.6 "Effective Date" Immediately upon consummation of the Closing , or on such other later date as the parties hereto may agree, the Company Merger Agreement (as defined in Section 2.1 hereof) shall be certified, executed, acknowledged and delivered to the Secretary of State of the State of Louisiana (the "Secretary") for filing pursuant to and in accordance with the provisions of Section 12:112 of the LBCL. The Company Merger shall become effective as of the date and time of issuance by the Secretary of a certificate of merger relating to the Merger.

         Immediately upon consummation of the Closing , or on such other later date as the parties hereto may agree, the Bank Merger Agreement (as defined in Section 2.1 hereof) shall be certified, executed, acknowledged and delivered to the Louisiana Office of Financial Institutions (the "OFI") for filing pursuant to and in accordance with the provisions of Section 6:352 of the Louisiana Banking Laws. The Bank Merger shall become effective as of the date and time specified or permitted by the OFI in a Certificate of Merger or other written record issued by the OFI.

         1.7 "FDIC" means that agency of the United States of America known as the Federal Deposit Insurance Corporation, or any successor United States governmental agency which insures deposits of commercial banks.

         1.8 "FRB" means that agency of the United States of America which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

         1.9 "HHC" means Hancock Holding Company, a corporation duly chartered, organized and existing under and pursuant to the laws of the State of Mississippi; maintaining its principal place of business at One Hancock Plaza, in Gulfport, Harrison County, Mississippi; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

         1.10 "Hancock Bank" means Hancock Bank of Louisiana, a Louisiana banking corporation, duly chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at One American Place in Baton Rouge, East Baton Rouge Parish, Louisiana.

         1.11 "OFI" means the Office of Financial Institutions of the State of Louisiana having regulatory authority over Hancock Bank and Bank or any successor Louisiana governmental agency exercising such regulatory authority.

         1.12 "Party" shall mean HHC, Hancock Bank, Washington, or Bank and "Parties" shall mean HHC, Hancock Bank, Washington and Bank.

         1.13 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         1.14 "SEC" means that agency of the United States of America known as the Securities and Exchange Commission.

         1.15 "Total Assets" shall mean the amount that would be reported on line 12 a. of Schedule RC on the Bank's Consolidated Report of Condition for Insured Commercial and State-Chartered Savings Banks for the respective date, as if said date had been the last business day of the quarter.

         1.16    "Valuation Date" shall mean July 31, 1994.

         1.17 "Washington" means Washington Bancorp, a corporation duly chartered, organized and existing under and pursuant to the laws of the State of Louisiana; maintaining its principal place of business at 919 Washington Street, in Franklinton, Washington County, Louisiana; and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.


                                   ARTICLE 2
                        THE MERGERS AND RELATED MATTERS

         2.1 Mergers. On the Effective Date, Washington shall be merged with and into HHC under the Articles of Incorporation of HHC, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in, Part XI of the LBCL (the "Company Merger") and the Company Merger Agreement in substantially the form of Exhibit A hereto (the "Company Merger Agreement"). Simultaneously, on the Effective Date, Bank shall be merged with and into Hancock Bank under the Articles of Incorporation of Hancock Bank, pursuant to the provisions of this Agreement, the provisions of and with the effect provided in Section 6:355 of the Louisiana Banking Laws (the "Bank Merger" and together with the Company Merger, the "Mergers") and the Bank Merger Agreement in substantially the form of Exhibit B hereto (the "Bank Merger Agreement" and, together with the Company Merger Agreement, the "Merger Agreements"). For federal income tax purposes, it is intended that the Company Merger shall qualify as a non-taxable reorganization under and in accordance with Section 368(a)1(A) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. In addition, for federal income tax purposes, it is intended that the Bank Merger shall qualify as a non-taxable reorganization under and in accordance with Section 368(a)1(A) and Section 368 (a)(2)(D) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. The Parties expect that the Mergers will further certain of their business objectives, including, and without limitation, the expansion of operations as a financial institution.

         2.2 Effect of Company Merger. Upon consummation of the Company Merger, the separate corporate existence of Washington shall cease and HHC shall continue as the surviving corporation. The name of HHC, as the surviving corporation, shall by virtue of the Company Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choices in action, rights, and credits then owned by Washington, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of HHC, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Washington prior to such merger; and HHC shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Washington shall remain unimpaired, and HHC, on the Effective Date of the Company Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

                 Effect of Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of Bank shall cease and Hancock Bank shall continue as the surviving corporation. The name of Hancock Bank, as the surviving corporation, shall by virtue of the Bank Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choices in action, rights, and credits then owned by Bank, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of Hancock Bank, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Bank prior to such merger; and Hancock Bank shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Bank shall remain unimpaired, and Hancock Bank, on the Effective Date of the Bank Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

                                   ARTICLE 3
                              CONVERSION OF STOCK

         3.1 Conversion Amount. The Parties agree that, by virtue of the Company Merger, shares of Washington common stock shall be converted into shares of HHC common stock. The conversion amount shall be determined based on
1.5 times that portion of the Book Value of Washington's common stock which equals 7.0% of the Bank's Total Assets and 1.0 times the balance of the Book Value of Washington's common stock calculated as of the Valuation Date, plus an additional $200,000 of value, provided the Bank's Total Assets as of the Valuation Date have not increased by more than 2% from the Bank's Total Assets as of May 31, 1994. In the event the Bank's Total Assets as of the Valuation Date have increased by more than 2% from the Bank's Total Assets as of May 31, 1994, then for purposes of calculating the conversion amount, the Bank's Total Assets shall be deemed to equal Bank's total assets at May 31, 1994, plus 2.0%.

         3.2 Conversion. Shares of HHC common stock shall be issued to holders of Washington common stock plus cash for any fractional shares as follows:

                 a. HHC shall calculate the conversion amount for each of Washington's stockholders by dividing the total conversion amount by the number of Washington's shares outstanding on the Effective Date and multiplying the per share value so determined by the number of shares owned by each holder as shown on a certified list prepared by Washington on the Effective Date.

                 b. HHC shall issue to each Washington stockholder the number of whole shares of HHC's stock calculated by dividing the conversion amount for each stockholder by the market value of a share of HHC's common stock. Market value shall be deemed to mean the average of the closing price of such common stock, as reported in the Wall Street Journal by the National Market Systems NASDAQ quotation service ("NASDAQ") for the twenty (20) trading days immediately preceding the Valuation Date ("Market Value").

                 c. Notwithstanding any other provision hereof, each holder of shares of Washington's common stock who would otherwise have been entitled to receive a fraction of a share of HHC's common stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of HHC's common stock multiplied by the Market Value of such common stock.

                 d. On or after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of Washington's common stock (any such certificate being hereinafter referred to as a "Certificate") other than a holder of Certificates who has elected to exercise dissenters' rights pursuant to Section 12:131 of the LBCL, shall surrender the same to HHC or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of HHC common stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash, if any, without interest, to which such holder is entitled. Immediately after the Effective Date, HHC shall mail to each holder of record of Washington's common stock a form letter of transmittal and instructions, in the form of that set forth in Exhibit C, for use in effecting the surrender of the Certificates representing shares of Washington common stock to be exchanged for shares of HHC common stock and cash pursuant to this Agreement. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of HHC common stock into which the shares represented by such Certificates have been changed or converted as aforesaid. Certificates surrendered for exchange by any person who is an "affiliate" of Washington for purposes of Rule 145(c) or Rule 144 (as applicable) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of HHC common stock until Washington has received the written agreement of such person contemplated by Article 4 of this Agreement. If any certificate for shares of Washington common stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.

                 e. HHC reserves the right to withhold any cash dividends payable in respect to Certificates not surrendered by the holder thereof after the sixth (6th) month following the Effective Date. Cash dividends so withheld will be paid to the holder thereof, without interest and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon, upon proper presentation as provided in this Section 3.2. In the event that any such holder fails to surrender either such Certificate or the documents and information contemplated by the letter of transmittal and instructions, set forth in Exhibit C attached hereto, on or before the fifth (5th) anniversary of the Effective Date, HHC shall not have any obligation to deliver the amount to which any such holder would have been entitled in-accordance with the provisions of this Agreement and any such holder shall not be entitled to receive from HHC any amount in substitution and exchange for each share cancelled and extinguished in accordance with this Agreement.

                 f. Upon the Effective date, the stock transfer books of Washington shall be closed and no transfer of Washington common stock shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither HHC or its agent nor any party to the Company Merger shall be liable to a holder of Washington common stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 g. Shares of Washington common stock held by any holder having rights of a dissenting shareholder as provided in Part XIII of the LBCL, who shall have properly objected to the Company Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Section 12:131 of the LBCL, shall not be converted as provided under this Article 3 until such time as such holder shall have failed to perfect, or shall have effectively lost his right to appraisal of and payment for his shares of Washington common stock, at which time such shares shall be converted as provided in Section 3.2 hereof.

         3.3 Adjustments. It is understood that the Book Value of Washington as reflected in its books and records may not be complete as of the Valuation Date due to lack of complete information concerning Washington's operations through such date and that certain transactions occurring on the Valuation Date may not have been posted on such date or are carried in Washington's suspense accounts as of the Valuation Date. Washington and Bank, as soon as possible after the Valuation Date, shall provide HHC with its respective Statement of Financial Condition as of the Valuation Date reflecting the balances of all asset, liability and stockholders' equity accounts included in its respective books and records maintained in accordance with generally accepted accounting principles consistently applied. HHC shall have access to Washington's and Bank's books and records in order to confirm to its satisfaction that all material items have been recorded and that the assets and liabilities are fairly reported in Washington's and Bank's Statement of Financial Condition. In the event any omissions or errors are discovered, the Parties agree to make any required adjustments to the respective Statement of
Financial Condition.   Should adjustments to Washington's Book Value be
required as a result of a material adverse change in financial condition or omissions or errors occurring prior to the Valuation Date, then such adjustments shall only be made after the application of all 1994 pre-tax earnings and the application of all loan loss reserves in excess of 1% of Bank's total loans.

                                   ARTICLE 4
                           ACCOUNTING AND TAX MATTERS

         4.1 Affiliates. Washington and HHC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Washington within the meaning of Rule 145(c) or Rule 144 (as applicable) under the Securities Act of 1933 (the "Securities Act"). Washington shall use its best efforts to cause each person so identified to deliver to HHC, no later than 30 days prior to the Effective Date, a written agreement in substantially the form set forth in Exhibit D attached hereto, satisfactory to HHC that such person will not sell, pledge, transfer or otherwise dispose of the shares of HHC's common stock to be received by such person pursuant to this Agreement except in compliance with applicable provisions of the Securities Act and rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of HHC and Washington have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies. If the transaction contemplated hereby will qualify for pooling of interests accounting treatment, shares of HHC's common stock received pursuant to this Agreement by such affiliates shall not be transferable until such time as financial results covering at least 30 days of combined operations of HHC and Washington have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section. HHC shall be entitled to place appropriate legends on the certificates evidencing shares of HHC's common stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the transfer agent for HHC's common stock.

         4.2 Accounting Treatment. Washington and Bank agree to use its best efforts to cause the Mergers to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control.

         4.3 Accounting and Tax Representations. The Parties hereto represent and warrant that the Statement of Representations attached hereto on
Schedule 4.3 and made a part hereof, are true and correct to the best of their knowledge.

                                   ARTICLE 5
                     WASHINGTON'S COVENANTS AND AGREEMENTS

         5.1 Operation of Business. Between the date hereof and the Effective Date, or until the termination of this Agreement, Washington covenants and agrees that it will operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and, Washington will cause the Bank to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and without prior written consent of HHC, Washington will not, and Washington will cause Bank not to:

                 a. Amend or otherwise change its respective articles of incorporation or bylaws, as each such document is in effect on the date hereof;

                 b. Issue or sell, or authorize for issuance or sale, the shares of Washington or Bank or any additional shares of any class of capital stock of Washington or Bank;

                 c. Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Washington or Bank to issue securities;

                 d. Declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, provided, however, that, if the Company Merger does not occur prior to the record date for HHC's fourth quarter, 1994 dividend, Washington shall to the extent lawfully permitted declare and pay dividends for the purpose of allowing Washington's stockholders to receive the normal and customary third and fourth quarter, 1994 dividend in the amount of $1.00 per outstanding share of Washington common stock, respectively and continue to declare and pay quarterly dividend provided there is no overlap in the quarter in which Closing occurs.

                 e. Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock respectively;

                 f. Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $20,000;

                 g. Extend any new, or renew any existing, loan, credit, lease, or other type of financing unless such is consistent with the Bank's normal lending practices.

                 h. Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of Washington or Bank;

                 i. Amend its or the Bank's Articles of Incorporation or Bylaws (except to the extent required in order to effect the Mergers as contemplated herein); impose, or suffer the imposition, on any share of stock held by Washington in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist; establish or add any automated teller machines or branch or other banking offices; take any action that would materially and adversely affect the ability of any Party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Washington's ability to perform its covenants and agreements hereunder;

                 j. Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, (ix) excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto, (x) enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of Washington or Bank, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC;

                 k. Enter into, extend, or renew any lease for office or other space;

                 l. Except as required by law, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of Washington or Bank;

                 m. Grant any increase in compensation to any director, officer, or employee or representative of Washington or Bank except in the ordinary course of business consistent with past practice; or

                 n. Take any action or omit to take any action which would cause any of Washington's or Bank's representations or warranties to be untrue or misleading in any material respect or any covenant of Washington or Bank under this Agreement incapable of being performed;

                 o. Agree in writing or otherwise to do any of the foregoing.

         5.2 Preservation of Business. Between the date hereof and the Effective Date, Washington will, and will cause Bank to, use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it.

         5.3 Insurance. Pending the Closing, Washington shall cause the real property owned by Washington and Bank to be insured reasonably against all insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

         5.4 Stockholders' Meeting. Washington will promptly give proper notice of a stockholders' meeting for the purpose of approving this Agreement. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable laws, regulations, and rules. Washington and its directors and principal stockholders will support and vote in favor of a stockholder resolution approving this Agreement.

         5.5 Property Transfers. From time to time, as and when requested by HHC and to the extent permitted by Louisiana law, the officers and directors of Washington last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to HHC title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Washington, and otherwise to carry out the purposes of this Agreement.

                 a. Washington and Bank Financial and Other Reports. Washington shall (and shall cause Bank to) make available to HHC and Hancock Bank the following statements and other reports and documents:

                 b. Washington's Consolidated Balance Sheets as of June 30, 1994 and 1993 (unaudited) and December 31, 1993, 1992 and 1991
         (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1992 and 1991 (audited), and Consolidated Statements of Income for the six-month periods ended June 30, 1994 and 1993 (unaudited) ("Washington Financial Statements");

                 c. All correspondence with the OFI, the FDIC, the FRB and the Internal Revenue Service from January 1, 1994 through the date of Closing (for inspection, but copying may be restricted by legal limitations); and

                 d. Such additional financial or other information as may be required for the regulatory applications and Registration Statement in connection with the consummation of the Mergers (subject to any legal limitations).

         5.6 Due Diligence. In order to afford HHC access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Washington to be acquired as a result of the Mergers, Washington shall (and shall cause the Bank to), upon reasonable notice, afford HHC and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Bank's properties, books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Boards of Directors of Washington and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to HHC such information as HHC may reasonably request to perform such review.

         5.7 No Solicitation. Prior to the Effective Date, neither Washington nor Bank shall authorize or knowingly permit any of their officers, directors, employees, representatives, agents or other persons controlled by Washington or Bank to directly or indirectly, encourage or solicit or, hold any discussions or negotiations with, or provide any information to, any persons, entity or group concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions involving, directly or indirectly, Washington or Bank except as contemplated by this Agreement. Washington and Bank shall promptly communicate to HHC the identity and terms of any proposal which they may receive with respect to any such transaction.

                                   ARTICLE 6
                  WASHINGTON'S REPRESENTATIONS AND WARRANTIES

         Washington represents and warrants to HHC and Hancock Bank as follows:

         6.1 Organization and Authority. Each of Washington and Bank is a corporation or bank duly organized, validly existing and in good standing under the laws of the State of Louisiana and each of Washington and Bank has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

         6.2 Authorization. The execution, delivery and performance of this Agreement by Washington and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Washington, subject to regulatory approval. No other corporate proceedings on the part of Washington are necessary to authorize consummation of this Agreement, except for the approval of the transaction by Washington's stockholders, and the performance by Washington of the terms hereof. This Agreement is a valid and binding obligation of Washington enforceable against Washington in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable regulatory agencies.

         Neither the execution, delivery or performance of this Agreement by Washington, nor the consummation of the transactions contemplated hereby, nor compliance by Washington with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Washington or Bank under any terms, conditions or provisions of (i) Washington's or Bank's Charter or Bylaws or other charter documents of Washington or Bank, or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington or Bank is a party or by which Washington or Bank may be bound, or to which Washington or Bank or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Washington or Bank or any of its properties or assets.

         6.3 Capital Structure of Washington. As of the date hereof, the authorized capital of Washington consists solely of 1,000,000 shares of common stock of the par value of $10.00 each and 1,000,000 shares of preferred stock of the par value of $5.00. As of the date hereof 80,844 shares of such authorized common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of capital stock of Washington are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of Washington. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of common stock of Washington.

         6.4 Ownership of Other Banks. Washington does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank. The presently authorized capital of the Bank consists solely of 500 shares of common stock of the par value of $20,000 each and 1,000,000 shares of preferred stock of the par value of $5.00 each. As of the date hereof, 500 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and, nonassessable and, all of such shares are owned by Washington, free and clear of all liens, claims and encumbrances.

         6.5 Washington Financial and Other Reports. Washington's Financial Statements (i) will have been prepared in accordance with generally accepted accounting principles, consistently applied, (ii) will present fairly the consolidated results of operations and financial position of Washington for the periods and at the times indicated, and (iii) will be true and correct in all material respects for the periods and at the times indicated.

         6.6 No Material Adverse Change. Since December 31, 1993, there has been no event or condition of any character (whether actual, or to the knowledge of Washington or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Washington would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Washington or the Bank, excluding changes in laws or regulations that affect banking institutions generally, as defined in Section 3.3 hereof.

         6.7 Tax Liability. The amounts set up as liabilities for taxes in the Washington Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

         6.8 Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Washington or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1993, and all returns filed are complete and accurate to the best information and belief of their respective managements and all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Washington or the Bank except as reserved against in the Washington Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Washington's reserves for bad debts at December 31, 1993, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

         6.9     Litigation and Proceedings.  Except as set forth on Schedule
6.9 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Washington that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Washington and the Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated as defined in Section 3.3.

         6.10 Brokers' or Finders' Fees. Except for advisory and legal fees in connection with the transactions contemplated herein, no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Washington or the Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement.

         6.11 Contingent Liabilities. Except as disclosed on Schedule 6.11 hereto or as reflected in the Washington Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of June 30, 1994, neither Washington nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Washington and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after June 30, 1994, or from any action omitted to be taken during such period that, to the knowledge of Washington, could reasonably be expected to result in any such material obligation or liability.

         6.12    Title to Assets; Adequate Insurance Coverage.

         Except as described on Schedule 6.12:

                 a. As of June 30, 1994, Washington and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Washington Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Washington Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued by not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 1994, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Washington and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its business. Any real property and other material assets held under lease by Washington or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by HHC in such lease of such property.

                 b. With respect to each lease of any real property or a material amount of personal property to which Washington or the Bank is a party, except for financing leases in which Washington or the Bank is lessor,
(i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Mergers will not constitute a default or a cause for termination or modification of such lease.

                 c. Neither Washington nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

                 d. To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Washington and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Washington or the Bank is named insured meet the applicable standards of the American Bankers Association.

         6.13 Liabilities. To the best of Washington's and Bank's and its officers' and directors' knowledge, all liabilities of Washington and Bank were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Neither Washington nor Bank has agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of Washington or Bank; and Washington and Bank have no knowledge of any claim of ownership to any account other than as shown on the written ownership records of Washington and Bank for each account, and Washington and Bank have no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

         6.14 Loans. To the best knowledge and belief of its management, each loan reflected as an asset of Washington in the Washington Financial Statements, as of June 30, 1994, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to Washington, except as disclosed in writing to HHC on or prior to the date hereof.

         6.15 Allowance for Loan Losses. The allowances for possible loan losses shown on the consolidated balance sheets of Washington as of June 30, 1994 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of June 30, 1994, and each such allowance has been established in accordance with GAAP.

         6.16 Investments. Except for investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the Washington Financial Statements under the heading "Investment Securities", and none of the investments made by Washington or the Bank since June 30, 1994, and none of the assets reflected in the Washington Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Washington or the Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which Washington or the Bank is a party, Washington or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

         6.17 Registration and Proxy Statements. None of the information supplied or to be supplied by Washington for inclusion in (a) the Registration Statement to be filed by HHC with the SEC (b) the Notice of Meeting and Proxy Statement to be mailed by Washington to its stockholders in connection with the meeting referred to in Section 5.4 hereof (the "Proxy Statement"), and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of Washington's stock, as may be amended at the time of Washington Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Washington shall provide for filing with the SEC and any regulatory agency in connection with the Mergers will comply with generally accepted accounting principles.

         6.18 Commitments and Contracts. Neither Washington nor Bank is a party or subject to any of the following (whether written or oral, express or implied):

                 a. Except as listed on Schedule 6.18a attached hereto and with a complete copy provided to HHC, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Washington or Bank);

                 b. Except as listed on Schedule 6.18b attached hereto and with a complete copy provided to HHC, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

                 c. Any contract not made in the ordinary course of business containing covenants which limit the ability of Washington or Bank to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, Washington or Bank may carry on its respective business (other than as may be required by law or applicable regulatory authorities).

         6.19 Employee Plans. To the best of Washington's knowledge and belief, it, the Bank, and all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Washington or the Bank:

                          i.      is in compliance with all laws, regulations,
reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

                          ii.     has received no notification from any agency
or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

         6.20 Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under
Section 4971 of the Internal Revenue Code, all of which have been fully paid, neither Washington nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

         6.21 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Washington common stock actually cast, is the only vote of the stockholders of Washington necessary to approve the Company Merger and other transactions contemplated hereby.

         6.22 Continuity of Interest. To the best knowledge of Washington, there is no plan or intention by the Washington shareholders who own 1 percent or more of the Washington Common Stock, and to the best of the knowledge of management of Washington, there is no plan or intention on the part of the remaining Washington shareholders to sell, exchange or otherwise dispose of a number of shares of HHC common stock, to be received in the Company Merger that would reduce Washington stockholders' ownership of the HHC common stock to a number of shares having a value, as of the date of the Company Merger, of less than 50% of the value of all of the formerly outstanding Washington common stock as of the same date. For purposes of this representation, shares of Washington common stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Washington common stock will be treated as outstanding Washington common stock on the date of the Company Merger. Furthermore, shares of Washington common stock and shares of HHC common stock held by Washington stockholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Company Merger are considered in this assumption. See Exhibit D for additional representations regarding continuity of shareholder interest under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

         6.23 Continuity of Business Enterprise. Washington operates at least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).

         6.24 Environmental Matters. Except as set forth on Schedule 6.24; neither Washington nor the Bank nor, to the best of their knowledge of Washington and the Bank, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by Washington or the Bank or used by Washington or the Bank in their respective business ("Washington Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Washington Properties except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither Washington nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Washington Properties.

         6.25 Accuracy of Information. To the best of Washington's and its officers' and directors' knowledge, all information furnished by Washington or Bank to HHC and Hancock Bank relating to the assets, liabilities, and this Agreement is accurate, and Washington has not omitted to disclose any information which is or would be material to this Agreement.

         6.26 Compliance with Laws and Contracts. To the best of Washington's and its officers' and directors' knowledge, neither Washington nor the Bank is in violation of any laws, regulations, or agreements to which it is a party and have failed to file any material reports required by any governmental or other regulatory body.

                                   ARTICLE 7
          HHC'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         HHC represents and warrants to Washington as follows: for purposes of this Agreement, except in Section 7.1 and where the context requires otherwise, any reference to HHC in this Article 7 shall be deemed to include HHC and Hancock Bank and any reference to "material", material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of HHC and its subsidiaries including Hancock Bank taken as a whole.

         7.1 Organization and Authority. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

         7.2 Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of HHC are validly issued and outstanding, fully paid and nonassessable and all of such shares of Hancock Bank are owned directly or indirectly by HHC free and clear of all liens, claims, and encumbrances. The shares of HHC common stock to be issued in connection with the Company Merger pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

         7.3 Authorization. The execution, delivery and performance of this Agreement by HHC and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HHC and Hancock Bank, subject to regulatory approval. No other corporate proceedings on the part of HHC are necessary to authorize the execution and delivery of this Agreement and the performance by HHC of the terms hereof. This Agreement is a valid and binding obligation of HHC enforceable against HHC in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable regulatory agencies.

         7.4 No Material Adverse Change. Since June 30, 1994, there has been no event or condition of any character (whether actual, or to the knowledge of HHC or Hancock Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of HHC or Hancock Bank, excluding changes in laws or regulations that affect banking institutions generally.

         7.5 Loans. To the best knowledge and belief of its management, and management of Hancock Bank, each loan reflected as an asset of HHC in the unaudited consolidated balance sheet contained in HHC's quarterly report to shareholders for the period ended June 30, 1994, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset, or counterclaim known to HHC, except as disclosed on
Schedule 7.5 hereto.

         7.6 Litigation. Except as disclosed on Schedule 7.6 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of HHC and its subsidiaries taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

         7.7 Contingent Liabilities. Except as disclosed on Schedule 7.7 hereto or reflected in the HHC reports filed with the SEC and except in the case of HHC's subsidiaries for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of June 30, 1994, neither HHC nor any of its subsidiaries had any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to HHC and its subsidiaries taken as a whole.

         7.8 Allowances for Possible Loan Losses. The allowances for possible loan losses shown on the balance sheet of HHC contained in the HHC reports filed with the SEC as of June 30, 1994, were or will be, as the case may be, adequate in all material respects under the requirements of GAAP to provide for possible loan losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the respective date of such balance sheet and such allowance has been or will have been established in accordance with GAAP. To the knowledge of HHC's and Hancock Bank's management, HHC is not likely to be required to materially increase the provision for loan losses between the date hereof and the Effective Date.

         7.9 Benefit Plans. To the knowledge and belief of HHC's senior management, HHC, each of its subsidiaries and all "employee benefit plans," as defined in Section 3(3) of ERISA, that cover one or more employees employed by HHC or any of its subsidiaries:

                          i.      is in compliance with all laws, regulations,
reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

                          ii.     has received no notification from any agency
or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise or permit or governmental authorization, and is subject to no agreement or written understanding with any such governmental authorities with respect to its assets or business.

         HHC covenants and agrees as follows:

         7.10 Conduct of Business. HHC agrees to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations, and rules; but nothing herein shall be construed as limiting or restricting HHC in its assets, liability, or capital structure or limiting any action of HHC or its affiliates, nor shall anything in this Agreement be construed as limiting the future number and amount of outstanding shares of HHC stock pending settlement of this transaction provided, however, there will be no dilution by HHC of Washington shareholders of the HHC Common Stock to be received in the Company Merger, through any stock dividends, splits, warrants or options to be issued by HHC unless HHC receives relative value for the same.

         7.11 Due Diligence. In order to afford Washington access to such information as it may reasonably deem necessary to perform its due diligence review with respect to HHC and its assets in connection with the Mergers, HHC shall (and shall cause Hancock Bank to), (a) upon reasonable notice, afford Washington and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish Washington and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Washington shall from time to time reasonably request to perform such review,
(b) furnish Washington with copies of all reports filed by HHC with the Securities and Exchange Commission ("SEC") throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (c) promptly advise Washington of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of HHC, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to HHC, would reasonable be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

         7.12 Registration of Stock. HHC agrees to register the shares to be issued to Washington stockholders pursuant to this Agreement with the Securities and Exchange Commission.

         7.13 Continuity of Business Enterprise. It is the present intention of HHC to continue at least one significant historic business line of Washington, namely, financial services, and to use at least a significant portion of Washington's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

                                   ARTICLE 8
                             CONDITIONS TO CLOSING

         The obligations of Washington, HHC and Hancock Bank under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

         8.1 Conditions to Each Party's Obligations to Effect the Mergers. The respective obligation of each party to effect the Mergers shall be subject to the following conditions:

                 a. Stockholder Approval. The Company Merger shall have been approved by the requisite vote of the holders of the outstanding shares of Washington common stock at Washington's Stockholders' Meeting.

                 b. Regulatory Approvals. The transactions contemplated by this Agreement shall have been approved by all governing regulatory authorities, without any condition or requirement that either HHC or Washington deem burdensome, or which otherwise would have a material adverse effect on the business, operations, properties, assets or financial condition of HHC, Hancock Bank, Washington or Bank after the Effective Date, all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.

                 c. Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.

                 d. Pooling Treatment. HHC shall be satisfied that the Mergers will qualify for accounting by HHC as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission. In connection therewith, if requested by HHC, HHC shall have received, on or before the Closing Date, a letter from Deloitte & Touche (or any other accountants of HHC's choosing) dated as of the Closing Date to the effect that the transactions contemplated by this Agreement may be treated by HHC as a "pooling of interests" for accounting purposes.

                 e. Tax Opinion. If requested by HHC, HHC and Washington shall have received an opinion from Heidelberg & Woodliff, P.A. to the effect that the Mergers will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and no gain or loss will be recognized by those Washington stockholders who exchange their Washington common stock for HHC common stock, except for cash paid in lieu of fractional shares or to dissenting stockholders.

         8.2 Conditions to Obligations of Washington to Effect the Mergers. The obligations of Washington to effect the Mergers shall be subject to the following additional conditions:

                 a. Representations and Warranties. The representations and warranties of HHC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Washington.

                 b. Performance of Obligations. HHC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing.

                 c. Legal Opinion. An opinion of HHC's legal counsel shall be delivered to Washington dated the Closing Date and in form and substance reasonably satisfactory to Washington and its counsel to the effect that:

                          i. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          ii.     Hancock Bank is a Louisiana banking
                 corporation, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          iii. HHC had and has corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of HHC and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                          iv. All required regulatory approvals have been obtained; and

                          v. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against HHC relating to the participation in or consummation of this Agreement by HHC and consummation will not violate any other contract, agreement, charter or bylaw of HHC.

         8.3 Conditions to Obligations of HHC to Effect the Mergers. The obligations of HHC to effect the Mergers shall be subject to the following additional conditions:

                 a. Representations and Warranties. The representations and warranties of Washington set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by HHC.

                 b. Performance of Obligations. Washington shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing.

                 c. Termination of Memorandum of Understanding. The FDIC shall have terminated that certain Memorandum of Understanding dated July 8, 1992 by and between the FDIC and Bank and Bank shall have been released from any and all obligations thereunder.

                 d. Legal Opinion. An Opinion of Washington's legal counsel shall be delivered to HHC dated the Closing Date, and in form and substance reasonably satisfactory to HHC to the effect that:

                          i.      Washington is a corporation duly
                 incorporated, validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          ii. Bank is a Louisiana banking corporation, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          iii. Washington and Bank had and have corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of Washington and Bank and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                          iv. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against Washington or Bank relating to the participation in or consummation of this Agreement by Washington or Bank and consummation will not violate any other contract, agreement, charter or bylaw of Washington or Bank; and

                          v. Washington and Bank have complied with all laws and regulations relating to dissenters' rights and all stock in Washington will be acquired by HHC pursuant to the terms of this Agreement and that the title and/or ownership interest in the shares of Washington stock are as represented in Washington's certificate at Closing and that no known dispute exists as to the title and/or ownership of any such shares.

                                   ARTICLE 9
                                    CLOSING

         9.1 Closing. The Closing shall be held at the offices of Hancock Bank or such other place as HHC and Washington shall mutually designate.

         9.2 Deliveries at Closing. At the Closing, all documents and instruments shall be duly and validly executed and delivered by all the Parties hereto, and possession of all liabilities and assets shall be transferred and delivered accordingly.

         9.3 Documents. The Parties shall execute any and all documents reasonably requested by them or their legal counsel for the purpose of effecting the transaction contemplated, including but not limited to the following:

                 a. endorsement, negotiation, and/or assignment of all original notes and Security Agreements relating to all loans;

                 b.       warranty deeds for the real property;

                 c. commitments for owners title insurance for the real property;

                 d. such other endorsements, assignments or other conveyances as may be appropriate or necessary to effect the transfer to HHC of the assets, duties, responsibilities and obligations as referred to herein; and

                 e. listing of dissenting stockholders, if any, including name, address, and number of shares owned.

                                   ARTICLE 10
                               EMPLOYMENT MATTERS

         10.1 Employees. Neither HHC nor Hancock Bank shall be obligated to retain in any capacity any of Washington's or Bank's officers, directors, or employees or to pay any stipulated compensation to any employees. HHC will make reasonable efforts to maintain compensation levels for any retained personnel commensurate with the employees' experience and qualifications, and in accordance with HHC and Hancock Bank's salary administration program. With regard to any retained employee, HHC and Hancock Bank shall be free of any obligation to honor any past agreement of Washington or Bank to such person.

         Washington's and Bank's group health and life benefit plan will be continued through the Effective Date of the Mergers. Thereafter, all retained employees will be eligible to participate in Hancock Bank's group health and life benefit plan based on the provisions in the plan. The ninety (90) day employment period will be waived for eligible retained employees in accordance with Hancock Bank's plan. Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel.

         10.2 Retirement Plan. Washington and Bank currently maintain a Profit Sharing and Incentive Savings Plan and a Money Purchase Pension Plan which will remain operative and in effect through the Effective Date of the Mergers (collectively the "Plans"). These Plans will be terminated as of the Effective Date of the Mergers and distributed to vested employees of Washington and Bank in accordance with the terms of the Plans after the normal and customary contributions have been made consistent with past practices. The trustees for the Plans will be responsible for the termination, allocation and distribution of plan assets and related notices and other reporting responsibilities to the IRS, Department of Labor and other government agencies. All such termination costs will be paid from each Plan's assets.

         Upon the Effective Date of the Mergers, all retained employees will be eligible to enter the Hancock Bank Profit Sharing Plan and Hancock Bank Pension Plan based on the provisions set forth in the respective plans. All retained employees will be granted full credit for all prior service for vesting, eligibility and benefit purposes for the Hancock Bank Profit Sharing Plan and for vesting and eligibility purposes for the Hancock Bank Pension Plan.

         10.3 Other Benefit Plans. Other Washington and Bank benefit plans will continue through the Effective Date of the Mergers. Thereafter, all retained employees will be eligible to participate in all Hancock

Bank employment benefit plans not set forth in Sections 10.1 and 10.2 hereof, based on the provisions set forth in the plans with full credit for all prior service.

         10.4 Notices. Washington shall be (and shall cause Bank to be) responsible for notifying its employees of the terms of this Agreement as it affects and/or relates to them and for complying with any applicable laws regarding such notices.

                                   ARTICLE 11
                                    REMEDIES

         For purposes of this Agreement, any reference to HHC in this Article 11 shall be deemed to include HHC and Hancock Bank.

         11.1 Parties' Joint Remedies. In the event regulatory authorities impose requirements which do not materially alter this Agreement and which are not otherwise burdensome or objectionable to the Parties, then the Parties agree to amend this Agreement to conform to such regulatory requirements, and specific performance shall be available as a remedy for this purpose.

         11.2 Washington's Remedies. In the event HHC breaches this Agreement, then Washington shall give HHC notice of the breach, and HHC shall have a reasonable amount of time to cure the breach, and HHC shall be liable for such economic damages that are the direct result of any uncured breach, but HHC shall not be liable for consequential or punitive damages. If HHC breaches a warranty, representation, covenant or agreement that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Conversion Amount.

         11.3 HHC's Remedies. In the event Washington breaches this Agreement, then HHC shall give Washington notice of the breach, and Washington shall have a reasonable amount of time to cure the breach, and Washington shall be liable for such economic damages that are the direct result of any uncured breach, but Washington shall not be liable for consequential or punitive damages. If Washington breaches a warranty, representation, covenant or agreement that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Conversion Amount.

         11.4 Attorney Fees. Each Party shall bear its own attorney fees except attorney fees may be awarded by the presiding judge if the trier of fact finds that the other Party has committed fraud against the other Party.

                                   ARTICLE 12
                                  TERMINATION

         12.1 Termination. This Agreement may be terminated, either before or after approval by the stockholders of Washington as follows:

                 a. Mutual Consent. At any time on or prior to the Effective Date, by the mutual consent in writing of a majority of the members of each of the Board of Directors of the Parties hereto;

                 b. Pooling of Interest Accounting Treatment. By HHC if the Mergers will not qualify for accounting by HHC as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission;

                 c. Expiration of Time. By the Board of Directors of HHC in writing or by the Board of Directors of Washington in writing, if the Mergers shall have not become effective on or before June 30, 1995, unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date;

                 d. Breach of Representation, Warranty or Covenant. By either Party hereto, in the event of a breach by the other Party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if (i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching Party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the Party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching Party's performance of this Agreement.

                 e. Regulatory Approval. By either Party hereto, at any time after the FRB, FDIC, or OFI has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Mergers and the time period for all appeals or requests for reconsideration thereof has run.

                 f. Shareholder Approval. By either Party hereto, if the Company Merger is not approved by the required vote of shareholders of Washington.

                 g. Dissenters. By HHC, if holders of ten percent (10%) or more of the outstanding Washington common stock exercise statutory rights of dissent and appraisal pursuant to Part XIII of the LBCL.

                 h. Termination of Memorandum of Understanding. By HHC, if the Memorandum of Understanding referenced in Section 8.3c hereof has not been terminated by the FDIC and Bank has not been released from any and all obligations thereunder.

                 i.       HHC Common Stock Limitations.   In the event the
         average of the closing price of a share of HHC common stock as reported in the Wall Street Journal by the National Market Systems NASDAQ quotation service for the twenty (20) trading days immediately preceding the Effective Date, increases by more than twenty-five (25%) percent from the market value of HHC common stock used on the Valuation Date as calculated herein, then HHC shall have the option to renegotiate the Conversion Amount.

                 In the event the average of the closing price of a share of HHC common stock as reported in the Wall Street Journal by the National Market Systems NASDAQ quotation service for the twenty (20) trading days immediately preceding the Effective Date, decreases by more than twenty-five (25%) percent from the market value of HHC common stock used on the Valuation Date as calculated herein, then Washington shall have the option to renegotiate the Conversion Amount.

                 Should either of the two aforementioned events occur, the Parties hereto agree to renegotiate the Conversion Amount in good faith.

                                   ARTICLE 13
                                APPRAISAL RIGHTS

         13.1 Appraisal Rights of Washington. Notwithstanding any other provision of this Agreement to the contrary, dissenting stockholders of Washington who comply with the procedural requirements of the LBCL

Section 12:131 will be entitled to receive payment of the fair cash value of their shares if the Company Merger is effected upon approval by less than eighty percent of Washington's total voting power.

                                   ARTICLE 14
                                 MISCELLANEOUS

         14.1 Entire Agreement. This Agreement embodies the entire understanding of the Parties in relation to the subject matter herein and supersede all prior understandings or agreements, oral or written, between the Parties hereto.

         14.2 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements made herein shall survive the Closing.

         14.3 Headings. The headings and subheadings in this Agreement, except the terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         14.4 Duplicate Originals. This Agreement may be executed in any number of duplicate originals, any one of which when fully executed by all Parties shall be deemed to be an original without having to account for the other originals.

         14.5 Governing Law. This Agreement and the rights and obligations hereunder shall be governed and construed by the laws of the State of Louisiana.

         14.6 Successors; No Third Party Beneficiaries. All terms and conditions of this Agreement shall be binding on the successors and assigns of Washington and HHC. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than Washington and HHC any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Washington and HHC and for the benefit of no other person.

         14.7 Modification; Assignment. No amendment or other modification of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

         14.8 Notice. Any notice, request, demand, consent, approval or other communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid or courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

                                   Washington
                                   ----------
                          Washington Bancorp
                          919 Washington Street
                          Franklinton, Louisiana  70438
                          Attn: Mr. Robert E. Magee, Chairman of the Board

                          Copy to:         Robert G. Coury, Esquire
                                           Sherry, Smith & Coury
                                           P. O. Box 599
                                           Woodsfield, Ohio 43793-0599
                                           or
                                           316 S. Main Street
                                           Woodsfield, Ohio  43793-0599


                                      HHC
                                      ---
                          Hancock Holding Company
                          Post Office Box 4019
                          Gulfport, MS  39502
                          Attn:  Mr. George A. Schloegel, Vice Chairman

                          Copy to:         Carl J. Chaney, Esquire
                                           Heidelberg and Woodliff, P.A.
                                           P. O. Box 23040
                                           Jackson, MS 39225-3040
                                           or
                                           Suite 1400
                                           125 South Congress Street
                                           Jackson, Mississippi 39201

         14.9 Waiver. Washington and HHC may waive their respective rights, powers or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of Washington or HHC to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by Washington or HHC under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

         14.10 Costs, Fees and Expenses. Each Party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel. HHC will be responsible for preparing the applications, regulatory filings and registration statement necessary to obtain approval of the Mergers and the issuance of the HHC common stock. Washington will be responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting its stockholders' meeting and obtaining stockholders' approval of the Company Merger.

         14.11 Press Releases. Washington and HHC shall consult with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit HHC, following notification to Washington, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of the National Association of Securities Dealers Automated Quotation System.

         14.12 Severability. If any provision of this Agreement is invalid or unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

         14.13 Mutual Covenant of Best Efforts and Good Faith. The Parties mutually covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                        WASHINGTON BANCORP

                                        By:  /s/ Roy Richard

                                        Name:  ROY RICHARD
Attest:
                                        Title: PRESIDENT
/s/ W. C. Byrd

                                        HANCOCK HOLDING COMPANY


                                        By:  /s/ Leo W. Seal, Jr.

                                        Name:  LEO W. SEAL, JR.
Attest:
                                        Title: PRESIDENT AND CEO
/s/ George A. Schloegel

                                        WASHINGTON BANK & TRUST COMPANY

                                        By:  /s/ Robert E. Magee

Attest:                                 Name:  ROBERT E. MAGEE

                                        Title: CHAIRMAN OF THE BOARD
/s/ W. C. Byrd

                                        HANCOCK BANK OF LOUISIANA


                                        By:  /s/ A. Bridger Eglin

Attest:                                 Name:  A. BRIDGER EGLIN

/s/ Virginia Steely                     Title: PRESIDENT

                                   EXHIBIT A


                            COMPANY MERGER AGREEMENT

         This Company Merger Agreement is made and entered into as of the 6th day of July, 1994, between Hancock Holding Company, Gulfport, Mississippi, a Mississippi corporation ("HHC") and Washington Bancorp, Franklinton, Louisiana, a Louisiana corporation ("Washington") (the "Merger Agreement").

                              W I T N E S S E T H:

         WHEREAS, HHC and Washington (collectively, the "Constituent Corporations") and their respective Boards of Directors deem it advisable that Washington be merged into HHC (the "Company Merger") pursuant to the provisions of the Louisiana Business Corporation Law and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and

         WHEREAS, the Constituent Corporations have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Company Merger;

         NOW THEREFORE, it is agreed as follows:

                                  ARTICLE ONE

                               The Company Merger

         Upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) Washington shall be merged into HHC and the separate existence of Washington shall cease.

                                  ARTICLE TWO

                            Effective Date and Time

         The Company Merger shall be effective as of the date and time when this Merger Agreement, having been certified, signed and acknowledged in the manner required by law, is filed in the office of the Secretary of State of Louisiana (such time and date being herein referred to as the "Effective Time" and the "Effective Date", respectively).

                                 ARTICLE THREE

                     Conversion and Cancellation of Shares

         Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 12:131 of the Louisiana Business Corporation Law, on the Effective Date the issued and outstanding shares of Washington common stock, par value $10.00 shall be exchanged for and converted into shares of HHC common stock, par value $3.33. The conversion amount shall be determined based on 1.5 times that portion of the Book Value of Washington's common stock which equals 7.0% of the Bank's Total Assets and 1.0 times the balance of the Book Value of Washington's common stock calculated as of the Valuation Date, plus an additional $200,000 of value, provided the Bank's Total Assets as of the Valuation Date have not increased by more than 2% from the Bank's Total Assets as of May 31, 1994. In the event the Bank's Total

Assets as of the Valuation Date have increased by more than 2% from the Bank's Total Assets as of May 31, 1994, then for purposes of calculating the conversion amount, the Bank's Total Assets shall be deemed to equal $88,418,000. The value of the HHC common stock to be issued shall equal the average of the daily average of the closing price of such common stock, as reported in the Wall Street Journal by the National Market Systems NASDAQ quotation service ("NASDAQ") for the twenty (20) trading days immediately preceding the Valuation Date. The exchange of certificates representing HHC common stock for certificates formerly representing Washington common stock shall be effected as provided in the Plan. No fractional shares of HHC common stock representing such fractional shares will be issued to the holders of Washington common stock. Instead, a shareholder otherwise entitled to receive such fractional shares shall be entitled to a cash payment (without interest) as provided in the Plan.

                                  ARTICLE FOUR

                           Effects of Company Merger

         The Company Merger shall have the effects set forth in Section 12:115 of the Louisiana Business Corporation Law.

                                  ARTICLE FIVE

                           Filing of Merger Agreement

         If this Merger Agreement is approved by the shareholders of Washington, then the fact of such approval shall be certified hereon by the Secretary or Assistant Secretary of Washington, and this Merger Agreement, as approved and certified, shall be signed and acknowledged by the President or Vice President of each of the Constituent Corporations. Thereafter, a multiple original of this Merger Agreement, so certified, signed and acknowledged, shall be delivered to the Secretary of State of Louisiana for filing and recordation in the manner required by law; and thereafter, as soon as practicable (but not later than the time required by law), a copy of the Certificate of Merger issued by the Secretary of State of Louisiana shall be filed for record in the office of the recorder of mortgages for the parishes of Washington and East Baton Rouge and shall also be recorded in the conveyance records for the parishes of Washington and East Baton Rouge and any other parish in which any of the Constituent Corporations owns real property on the Effective Date of the Company Merger.

                                  ARTICLE SIX

                                 Miscellaneous

         The obligations of the Constituent Corporations to effect the Company Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Corporations or (b) pursuant to the terms and provisions of the Plan.

         IN WITNESS WHEREOF, this Merger Agreement is signed by a majority of the Directors of each of the Constituent Corporations as of the day first above written.

                                         WASHINGTON BANCORP
                                         By a Majority of its Board of Directors


                                         /s/ Roy Richard

                                         /s/ Robert S. Magee

                                         /s/ William Arlt

                                         /s/ Ronald B. Simmons

                                         /s/ Alcous E. Stewart

                                         /s/ Truett C. Jones

                                         /s/ Elton Thomas

                                         /s/ Walter E. Tisdale

                                         /s/ Gerald L. Foret

                                         /s/ D. D. White

                                         /s/ Don Spiers

                                         (consisting of a majority of its
                                         Directors)

                                         HANCOCK HOLDING COMPANY
                                         By a Majority of its Board of Directors


                                         /s/ Leo W. Seal, Jr.


                                         /s/ George A. Schloegel


                                         /s/ L.A. Koenenn, Jr.


                                         /s/ Charles W. Johnson


                                         /s/ T. W. Milner, Jr.


                                         /s/ H. C. Moody, Jr.


                                         /s/ J. T. Boardman, Jr.


                                         (consisting of a majority of its
                                         Directors)


                                         _______________________________________


                                         _______________________________________

                                   EXHIBIT B




                             BANK MERGER AGREEMENT

         This Bank Merger Agreement is made and entered into as of the 6th day of July, 1994, between Hancock Bank of Louisiana, Baton Rouge, Louisiana, a Louisiana banking corporation ("Hancock Bank") and Washington Bank & Trust Company, Franklinton, Louisiana, a Louisiana banking corporation ("Bank") (the "Merger Agreement").

                              W I T N E S S E T H:

         WHEREAS, Hancock Bank and Bank (collectively, the "Constituent Banks") and their respective Boards of Directors deem it advisable that Bank be merged into Hancock Bank (the "Bank Merger") pursuant to the provisions of the Louisiana Banking Laws and upon the terms and conditions hereinafter set forth and in the Plan (as hereinafter defined); and

         WHEREAS, the Constituent Banks have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Plan") (the defined terms in which are used herein as defined therein) setting forth certain representations, warranties, covenants and conditions relating to the Bank Merger;

         NOW THEREFORE, it is agreed as follows:

                                  ARTICLE ONE

                                The Bank Merger

         Upon the terms and subject to the conditions hereinafter set forth, on the Effective Date (as defined in Article Two hereof) Bank shall be merged into Hancock Bank and the separate existence of Bank shall cease.

                                  ARTICLE TWO

                            Effective Date and Time

         The Bank Merger shall be effective as of the date and time specified or permitted by the Louisiana Official of Financial Institutions ("OFI") in a Certificate of Merger or other written record issued by the OFI (such time and date being herein referred to as the "Effective Time" and the "Effective Date", respectively).

                                 ARTICLE THREE

                     Conversion and Cancellation of Shares

         Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 6:376 of the Louisiana Banking Laws, on the Effective Date the issued and outstanding shares of Bank common stock, par value $20,000 shall be cancelled.

                                  ARTICLE FOUR

                             Effects of Bank Merger

         The Bank Merger shall have the effects set forth in Section 6:355 of the Louisiana Banking Laws.

                                  ARTICLE FIVE

                           Filing of Merger Agreement

         If this Merger Agreement is approved by the shareholders of Bank and Hancock Bank, then the fact of such approval shall be certified hereon by the Secretary or Assistant Secretary of the Constituent Banks, and this Merger Agreement, as approved and certified, shall be signed and acknowledged by the President or Vice President of each of the Constituent Banks. Thereafter, a multiple original of this Merger Agreement, so certified, signed and acknowledged, shall be delivered to the OFI for filing and recordation in the manner required by law; and thereafter, as soon as practicable (but not later than the time required by law), a copy of the Certificate of Merger issued by the OFI shall be filed for record in the office of the recorder of mortgages for the parishes of Washington and East Baton Rouge and shall also be recorded in the conveyance records for the parishes of Washington and East Baton Rouge and any other parish in which any of the Constituent Banks owns real property on the Effective Date of the Bank Merger.

                                  ARTICLE SIX

                                 Miscellaneous

         The obligations of the Constituent Banks to effect the Bank Merger shall be subject to all of the terms and conditions of the Plan. At any time prior to the Effective Date, this Merger Agreement may be terminated (a) by the mutual agreement of the Boards of Directors of the Constituent Banks or (b) pursuant to the terms and provisions of the Plan.

         IN WITNESS WHEREOF, this Merger Agreement is signed by a majority of the Directors of each of the Constituent Banks as of the day first above written.

                                         WASHINGTON BANK & TRUST COMPANY
                                         By a Majority of its Board of Directors


                                         /s/ Roy Richard


                                         /s/ Robert E. Magee


                                         /s/ William Arlt


                                         /s/ Ronald B. Simmons


                                         /s/ Alcous E. Stewart


                                         /s/ Truett C. Jones


                                         /s/ Elton Thomas


                                         /s/ Walter E. Tisdale

                                         /s/ Gerald L. Foret


                                         /s/ D.D. White


                                         /s/ Don Spiers


                                         (consisting of a majority of its
                                         Directors)




                                         HANCOCK BANK OF LOUISIANA
                                         By a Majority of its Board of Directors


                                         /s/ Charles A. Webb, Jr.


                                         /s/ George A. Schloegel


                                         /s/ A. Bridger Eglin


                                         /s/ J. B. Olinde


                                         /s/ Jose R. Tarajano, Sr.


                                         /s/ John H. Pace


                                         /s/ Richard M. Hill


                                         (consisting of a majority of its
                                         Directors)


                                         _______________________________________


                                         _______________________________________


                                         _______________________________________


                                         _______________________________________

                                   EXHIBIT C
                             LETTER OF TRANSMITTAL
                     FOR COMMON STOCK OF WASHINGTON BANCORP
                             FRANKLINTON, LOUISIANA

  (Please read carefully the Instructions on the Reverse Side of this Letter)

         (Affix Label)

_____________________________

Mail or Deliver Letters of Transmittal to:      Hancock Bank
                                                ATTN: Ms. Dot Miller
                                                Post Office Box 4019
                                                Gulfport, Mississippi  39502

                                                _______________________, 1994
                                                (Please print date)
Dear Sir:

         The undersigned hereby delivers to Hancock Bank, as Transfer Agent, all shares of common stock of Washington Bancorp ("Washington") owned by the undersigned, which are evidenced by the certificates enclosed herewith, for exchange and conversion into shares of Hancock Holding Company, ("Hancock") common stock, $3.33 par value per share, pursuant to the terms of the Agreement and Plan of Reorganization dated ___________, 1994 and adopted by Washington's stockholders on ____________________, 1994.



                    FILL IN ONLY IF DELIVERY IS TO BE MADE
              TO DIFFERENT ADDRESS THAN SHOWN ON THE ABOVE LABEL

                         SPECIAL MAILING INSTRUCTIONS

                   Name:____________________________________
                                (Type or print)

                   Address:_________________________________
                            (Number)        (Street)

                   _________________________________________
                   (City)                 (State)     (Zip)


Witnessed:                              Signature of Stockholder(s)

________________________                ______________________________________

                                        ______________________________________
                                        (Sign exactly as name appears on
                                        stock certificate or assignment)

                                  INSTRUCTIONS

         1.      Completion and Delivery of Letter of Transmittal

This Letter of Transmittal must be filled in properly, signed and delivered or forwarded with the certificate(s) of stock to Hancock Bank, Attn: Ms. Dot Miller, Post Office Box 4019, Gulfport, Mississippi 39502. SINCE THE RISK OF LOSS IN TRANSIT IS YOURS, THE USE OF INSURED REGISTERED MAIL IS SUGGESTED IN TRANSMITTING YOUR CERTIFICATE(S).

         2.      Signing Letter of Transmittal

The stockholder's name on the Letter of Transmittal should be signed in exactly the same manner as the name appears on the stock certificate(s). If the certificate(s) is to be registered in a name other than that currently appearing on the certificate(s) then the signatures on the certificate(s) must be guaranteed by a Medallion Member. Signatures by the stockholder(s) should be witnessed by another person, who shall sign this Letter of Transmittal. When the Letter of Transmittal is signed by an attorney, administrator, trustee or guardian, or anyone acting in a fiduciary capacity, or by an officer of a corporation, the person executing the letter must give his full title in such capacity, and proper certified evidence of authority to act in such capacity, reasonably satisfactory to Hancock Bank, must be forwarded with the Letter of Transmittal. If a certificate is in the name of more than one holder, each holder named in the certificate should sign. (This shall apply in the event your certificate is registered in an "and", "or" or "joint tenants with right of survivorship" capacity.) If a joint tenant has deceased, the surviving joint tenant must submit to Hancock Bank a certified death certificate.

         3.      Lost or Destroyed Certificates

If the certificate(s) representing your shares have been either lost or destroyed, notify Hancock Bank of this fact promptly at its address set forth on the reverse side hereof. In the event of lost or destroyed certificate(s), you will be required to take the following steps prior to the transmission and issuance of new Hancock certificates to you:

                 (a) The delivery of an indemnity bond in an amount equal to or greater than the current market value of the securities, to indemnify and hold Hancock Bank harmless; and

                 (b) The presentation of evidence to Hancock's reasonable satisfaction that you are the owner of the shares theretofore represented by the certificate(s) claimed by you to be lost, wrongfully taken or destroyed and that you are the person who would be entitled to present each such certificate for exchange pursuant to the terms of the Agreement and Plan of Reorganization.

         4.      Dividends Withheld

In accordance with Section _______ of the Agreement and Plan of Reorganization, all dividends and similar distributions of Hancock payable to stockholders after ______________, 1994, may be withheld by Hancock until you have properly surrendered your Washington share certificate(s) for conversion into shares of Hancock.

         5.      Delivery of New Certificates

Upon receipt of the properly executed Letter of Transmittal and related stock certificate(s), Hancock Bank will mail to the address indicated hereon, new stock certificate(s) of Hancock within five (5) business days of such receipt.

         6.      Questions or Clarifications

Any questions regarding the completion of the Letter of Transmittal should be directed to Ms. Dot Miller at (601) 868-4414.

                                   EXHIBIT D
                          FORM OF AFFILIATE AGREEMENT
                           ____________________, 1994

Hancock Holding Company
One Hancock Plaza
Gulfport, Mississippi  39502

Gentlemen:

         I, the undersigned director, executive officer or significant stockholder of Washington Bancorp, Franklinton, Louisiana ("Washington"), acknowledge and understand that, as an affiliate of Washington, Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), restricts my ability to sell, pledge, transfer or otherwise dispose of the shares of Hancock Holding Company ("HHC") common stock to be issued to me in the Agreement and Plan of Reorganization ("Merger") between HHC and Washington, unless the requirements of Rule 145(d) are satisfied or the sale, pledge, transfer or disposition is otherwise in compliance with the Act.

         Accordingly, I represent and agree that:

         1. I will not sell, pledge, transfer or otherwise dispose of any shares of HHC common stock received in the Merger during the period beginning on the effective date of the Merger and ending 30 days following HHC's publication (within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies) of the results of combined operations of HHC and Washington;

         2. I will not sell, pledge, transfer or otherwise dispose of said securities unless in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 under the Act or otherwise in compliance with the Act;

         3. I have no plan or intention to sell, pledge, transfer or otherwise dispose of a number of said securities to be received in the Merger that would reduce Washington stockholders' ownership of the HHC common stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Washington common stock as of the same date.

         4. I understand that the certificates for shares of HHC received pursuant to the Merger will bear a restrictive legend, to the effect that the shares were received in a transaction to which Rule 145 applies, as follows:

                          "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred, pledged or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer, pledge or assignment, except in accordance with the requirements of the Act and the other conditions specified in that certain Affiliates Agreement dated as of _________________________, 1994 between the issuer and the shareholder, a copy of which Agreement will be furnished, without charge, by Hancock Holding Company to the holder of this certificate upon written request therefor."

         5. I agree to be bound by the terms of this letter until the expiration of the time period set forth in Rule 145(d)(2) or
                 (3), whichever may apply.

                                        Sincerely,

                                        _____________________________________
                                        Title:_______________________________
Accepted and agreed to:

HANCOCK HOLDING COMPANY
By:___________________________________
Title:________________________________

                                   EXHIBIT E
                        FORM OF JOINDER OF SHAREHOLDERS

         The undersigned shareholder of Washington Bancorp ("Washington"), in consideration of the benefits to be derived by Washington and its shareholders pursuant to an Agreement and Plan of Reorganization dated ______________, 1994 (the "Agreement") by and between Washington and Hancock Holding Company ("HHC") (the defined terms in which are used herein as defined therein) and the expenses to be incurred by HHC in connection therewith, hereby agrees with HHC as follows:

         1. Such shareholder, acting solely in such shareholder's capacity as such, agrees and undertakes to vote or cause to be voted all shares of Washington common stock as to which such shareholder has voting power at any meeting or meetings (including any and all adjournments thereof) before which the Agreement or any similar agreement may come for consideration by Washington shareholders, in favor of the approval of the Agreement and the Merger Agreement, and against any similar agreement, unless HHC then is in breach or default in any material respect with respect to any covenant, representation or warranty as to it contained in the Agreement to an extent that would permit Washington to terminate the Agreement pursuant to Section 11.1 of the Agreement. Such shareholder further agrees not to transfer any of the shares of Washington common stock over which such shareholder has dispositive power or grant any proxy thereto (except any such proxy approved by HHC) until the earlier of the Effective Date or the date that the Agreement has been terminated pursuant to its provisions, except (i) for transfers by operation of law and (ii) for transfers in connection with which the transferee shall agree in writing with HHC to be bound by this Joinder as fully as the undersigned.
In the case of any transfer by operation of law, the provisions of this Joinder of Shareholders are intended to be binding upon and to inure to the benefit of such transferee, and such transferee shall be bound thereby.

         2. The provisions of this Joinder of Shareholders shall be enforceable through an action by HHC for damages at law or a suit for specific performance or other appropriate extraordinary relief, the signatory shareholder acknowledging that remedies at law for breach or default under this Joinder of Shareholders might be or become inadequate.

         All provisions hereof shall survive the Effective Date of the Merger.

         This Joinder of Shareholders is dated _______________________, 1994.


                                        ________________________________________

                                   APPENDIX B

              PROVISIONS OF THE LOUISIANA BUSINESS CORPORATION LAW
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

                   (EXTRACT FROM LOUISIANA REVISED STATUTES,
                             TITLE 12, SECTION 131)

         A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

         B. The right to dissent provided by this Section shall not exist in the case of:

                 (1) A sale pursuant to an order of a court having jurisdiction in the premises.

                 (2) A sale for cash on terms requiring distribution of all or substantially all of net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

                 (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

         C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as herein-above prescribed.

         D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

         E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due to accept the value of his shares as fixed by the corporation in its notice of disagreement.

         F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

         G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

         H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                    PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS/PROXY STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation provide for indemnification to the fullest extent allowed by law. The Articles of the Registrant provide in Article Sixth certain provisions regarding the extent to which the Registrant will provide indemnification and advancement of expenses to its directors, officers, employees and agents as well as persons serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (collectively referred as "Eligible Persons").

         The Registrant's Bylaws currently contain a provision requiring the Registrant to indemnify any director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

         Unless limited by its Articles of Incorporation the Mississippi Business Corporation Act ("MBCA") mandates that the Registrant indemnify any director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with such proceeding (the "Mandatory Provision"). The MBCA permits the Registrant to indemnify a director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the director's conduct was in good faith, (2) in the case of conduct in his official capacity, the director reasonably believed his conduct was in the best interests of the Registrant,
(3) in the case of conduct not in his official capacity, the director reasonably believed his conduct was not opposed to the best interests of the Registrant, (4) in the case of any criminal proceeding, the director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of the Registrant, the director is not adjudged liable to the Registrant, and (6) in the case of third-party claims, the director is not adjudged liable on the basis that he derived an improper personal benefit (the "Permissive Provision"). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding), by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the shareholders (a "Disinterested Party"), that the director has met the applicable standard of conduct. The MBCA also provides that unless the Registrant's Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to the Registrant in a proceeding by or in the right of the Registrant, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provided, however, that if the director was adjudged liable to the Registrant, his indemnification is limited to reasonable expenses. The MBCA permits the Registrant to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The MBCA also permits the Registrant to indemnify officers, employees and agents of the Registrant to the same extent permitted for directors. Finally, the MBCA allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

         Article Sixth of the Registrant's Articles of Incorporation does not limit the applicability of the indemnification provisions contained in the MBCA and, as permitted by the MBCA, requires the Registrant to indemnify Eligible Persons beyond the scope of such provisions. The Registrant must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to the Registrant in a suit brought by or in the right of the Registrant or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Sixth also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterested Party would not preclude indemnification.

         Article Sixth further provides that no amendment or repeal of its provisions may be applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Sixth may not be taken away or diminished by an amendment in the event of a change in control of the Registrant.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS

   2 Agreement and Plan of Reorganization dated July 6, 1994 among Hancock Holding Company and Washington Bancorp, Inc. (included as Appendix A to the Prospectus/Proxy Statement).
 3.1 Amended and Restated Articles of Incorporation dated November 8, 1990 (filed as Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31, 1990, and incorporated herein by reference).
 3.2 Bylaws of Hancock Holding Company restated through November 8, 1990 (filed as Exhibit 3.2 to the Registrant's Form 10-K for the year ended December 31, 1990, and incorporated herein by reference).
 3.3 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, dated October 16, 1991 (filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).
 3.4 Articles of Correction, filed with Mississippi Secretary of State on November 15, 1991 (filed as Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).
 3.5 Articles of Amendment to the Articles of Incorporation of Hancock Holding Company, adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
 3.6 Articles of Correction, filed with the Mississippi Secretary of State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
 4.1 Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1989, and incorporated herein by reference).

   5 Opinion of Heidelberg & Woodliff, P.A. as to the legality of the shares being registered.
   8     Opinion of Heidelberg & Woodliff, P.A. regarding certain tax matters.

10.1 Description of Hancock Bank Executive Supplemental Reimbursement Plan, as amended (provided on page 14 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).
10.2 Description of Hancock Bank Automobile Plan (provided on page 14 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).
10.3 Description of Deferred Compensation Arrangement for Directors (provided on pages 10-15 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).
10.4 Site Lease Agreement between Hancock Bank and City of Gulfport, Mississippi dated as of March 1, 1989 (filed as Exhibit 10.4 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).

10.5 Project Lease Agreement between Hancock Bank and City of Gulfport, Mississippi dated as of March 1, 1989 (filed as Exhibit 10.5 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
10.6 Deed of Trust dated as of March 1, 1989 from Hancock Bank to Deposit Guaranty National Bank as trustee (filed as Exhibit 10.6 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
10.7 Trust Indenture between City of Gulfport, Mississippi and Deposit Guaranty National Bank dated as of March 1, 1989 (filed as Exhibit
         10.7 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
10.8 Guaranty Agreement dated as of March 1, 1989 from Hancock Bank to Deposit Guaranty National Bank as trustee (filed as Exhibit 10.8 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
10.9 Bond Purchase Agreement dated as of February 23, 1989, among Hancock Bank, J.C. Bradford & Co. and City of Gulfport, Mississippi (filed as
         Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
10.10 Dividend Reinvestment and Stock Purchase Plan (filed as Form S-3 Registration Statement, Commission No. 33-31782 on October 26, 1989, as amended on March 20, 1991, and incorporated herein by reference).
  21 Subsidiaries of the Registrant (filed as Exhibit 22 to the Registrant's Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).
23.1     Consent of Deloitte & Touche, LLP.
23.2     Consent of Ernst & Young LLP.
23.3     Consent of Heidelberg & Woodliff, P.A. (included in Exhibits 5 and 8).
  27     Selected Financial Data.
  28     Power of Attorney.
  99     Form of Proxy

* Indicates exhibit to be filed by amendment.

ITEM 22.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c)      (1)     The undersigned Registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that,for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, this 13th day of December, 1994.


                                     HANCOCK HOLDING COMPANY
                                     (Registrant)

                                     By: /s/ LEO W. SEAL, JR.
                                         ---------------------------------------
                                         Leo W. Seal, Jr.,
                                         President and Chief Financial Officer

                                     By: /s/ GEORGE A. SCHLOEGEL
                                         ---------------------------------------
                                         George A. Schloegel
                                         Director and Vice Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                              Title                                    Date
- ----------                                              -----                                    ----
By:*/s/ JOSEPH F. BOARDMAN, JR.                    Chairman of the                           December 13, 1994
   --------------------------------------         Board and Director
    Joseph F. Boardman, Jr.

By:*/s/ THOMAS W. MILNER, JR.                          Director                              December 13, 1994
   --------------------------------------
    Thomas W. Milner, Jr.

By:*/s/ DR. HOMER C. MOODY, JR.                        Director                              December 13, 1994
   --------------------------------------
    Dr. Homer C. Moody, Jr.

By:*/s/ A. F. DANTZLER                                 Director                              December 13, 1994
   --------------------------------------
    A. F. Dantzler

By:*/s/ VICTOR MAVAR                                   Director                              December 13, 1994
   --------------------------------------
    Victor Mavar

By:*/s/ CHARLES H. JOHNSON                             Director                              December 13, 1994
   --------------------------------------
    Charles H. Johnson

By:*/s/ L. A. KOENENN, JR.                             Director                              December 13, 1994
   --------------------------------------
    L. A. Koenenn, Jr.

By: /s/ LEO W. SEAL, JR.                      President, Chief Financial                     December 13, 1994
   --------------------------------------        Officer and Director
    Leo W. Seal, Jr.

     * /s/ GEORGE A. SCHLOEGEL                                                               December 13, 1994
- -----------------------------------------
          George A. Schloegel
            Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                                          DESCRIPTION                                                 SEQUENTIAL PAGE NO.
- -----------                                          -----------                                                 -------------------
     2        Agreement and Plan of Reorganization dated July 6, 1994 among Hancock Holding Company and
              Washington Bancorp, Inc. (included as Exhibit A to the Prospectus/Proxy Statement). . . . . .
     3.1      Amended and Restated Articles of Incorporation dated November 8, 1990
              (filed as Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31,
              1990, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . .
     3.2      Bylaws of Hancock Holding Company restated through November 8, 1990 (filed as
              Exhibit 3.2 to the Registrant's Form 10-K for the year ended
              December 31, 1990, and incorporated herein by reference).   . . . . . . . . . . . . . . . . .
     3.3      Articles of Amendment to the Articles of Incorporation
              of Hancock Holding Company, dated October 16, 1991 (filed as
              Exhibit 4.1 to the Registrant's Form 10-Q for the quarter
              ended September 30, 1991, and incorporated herein by
              reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3.4      Articles of Correction, filed with Mississippi Secretary of
              State on November 15, 1991 (filed as Exhibit 4.2 to the
              Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3.5      Articles of Amendment to the Articles of Incorporation of Hancock
              Holding Company, adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3.6      Articles of Correction, filed with the Mississippi Secretary of
              State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant's Form
              10-K for the year ended December 31, 1992, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     4.1      Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1989, and incorporated herein by reference).  . . . . . . . .
     5        Opinion of Heidelberg & Woodliff, P.A. to the legality of the shares being registered.. . . .
     8        Opinion of Heidelberg & Woodliff, P.A. regarding certain tax matters. . . . . . . . . . . . .
     10.1     Description of Hancock Bank Executive Supplemental Reimbursement Plan,
              as amended (provided on page 14 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated
              herein by reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.2     Description of Hancock Bank Automobile Plan (provided on page 14 of the
              Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).  . . . . . . . . . . . . . . . .
     10.3     Description of Deferred Compensation Arrangement for Directors (provided on pages 10-15 of the Registrant's definitive proxy statement for its annual shareholders'
              meeting on February 24, 1994, and incorporated herein by reference).  . . . . . . . . . . . .
     10.4     Site Lease Agreement between Hancock Bank and City of Gulfport, Mississippi dated as of March 1, 1989 (filed as Exhibit 10.4 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated
              herein by reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.5     Project Lease Agreement between Hancock Bank and City of Gulfport,
              Mississippi dated as of March 1, 1989 (filed as Exhibit 10.5 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by
              reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.6     Deed of Trust dated as of March 1, 1989 from Hancock Bank to Deposit
              Guaranty National Bank as trustee (filed as Exhibit 10.6 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.7     Trust Indenture between City of Gulfport, Mississippi and Deposit Guaranty

              National Bank dated as of March 1, 1989 (filed as Exhibit 10.7 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.8     Guaranty Agreement dated as of March 1, 1989 from Hancock Bank to Deposit
              Guaranty National Bank as trustee (filed as Exhibit 10.8 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.9     Bond Purchase Agreement dated as of February 23, 1989, among Hancock Bank,
              J.C. Bradford & Co. and City of Gulfport, Mississippi (filed as Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.10    Dividend Reinvestment and Stock Purchase Plan (filed as Form S-3 Registration
              Statement, Commission No. 33-31782 on October 26, 1989, as amended on
              March 20, 1991, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . .
     21       Subsidiaries of the Registrant (filed as Exhibit 22 to the Registrant's
              Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     23.1     Consent of Deloitte & Touche, LLP.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     23.2     Consent of Ernst & Young LLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     23.3     Consent of Heidelberg & Woodliff, P.A. (included in Exhibits 5 and 8).  . . . . . . . . . . .
     27       Selected Financial Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     28       Power of Attorney.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     99       Form of Proxy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

* Indicates exhibit to be filed by amendment.